      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2001


                                                      REGISTRATION NO. 333-43874
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           THE PRINCETON REVIEW, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8299                            22-3727603
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------
                                 2315 BROADWAY
                            NEW YORK, NEW YORK 10024
                                 (212) 874-8282
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                JOHN S. KATZMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           THE PRINCETON REVIEW, INC.
                                 2315 BROADWAY
                            NEW YORK, NEW YORK 10024
                                 (212) 874-8282
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               JOHN P. SCHMITT, ESQ.                              MORTON A. PIERCE, ESQ.
             PETER J. SCHAEFFER, ESQ.                            DENISE A. CERASANI, ESQ.
       PATTERSON, BELKNAP, WEBB & TYLER LLP                        DEWEY BALLANTINE LLP
            1133 AVENUE OF THE AMERICAS                         1301 AVENUE OF THE AMERICAS
           NEW YORK, NEW YORK 10036-6710                         NEW YORK, NEW YORK 10019
                  (212) 336-2000                                      (212) 259-8000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 11, 2001


PROSPECTUS
----------------

                                5,400,000 SHARES

                          [THE PRINCETON REVIEW LOGO]

                                  COMMON STOCK
     This is the initial public offering of common stock by The Princeton Review, Inc. We are selling 5,400,000 shares of our common stock. We estimate that the initial public offering price will be between $11.00 and $13.00 per share.

                               ------------------

     Prior to this offering, there has been no public market for our common stock. We have applied to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol REVU.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------     -----
Initial public offering price...............................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds to The Princeton Review, before expenses...........  $            $

     The underwriters may also purchase up to 810,000 additional shares of common stock from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments.

                               ------------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                               ------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JPMORGAN

                          U.S. BANCORP PIPER JAFFRAY
                                                          LEGG MASON WOOD WALKER
                                                          INCORPORATED

            , 2001

                              [INSIDE FRONT COVER]



     The Princeton Review logo is at the top left of the inside front cover. To the right of the logo is a caption that reads "The Princeton Review helps students, parents and educators deal with competitive college and graduate school admissions and the growing number of standardized assessments." In the center of the page are three color photographs.



     Picture 1: Photograph, left, depicts a page from our princetonreview.com
                Web site.



     Picture 2: Photograph, center, depicts two students with books.



     Picture 3: Photograph, right, shows various books that we author.



     At the bottom of the page are three color photographs depicting students preparing for standardized tests.


                               [INSIDE GATEFOLD]


     The gatefold is a photographic, graphic and textual description of our business. On the top left of the page is the Princeton Review logo. Under the logo is a caption that reads "Last year, more than 100,000 students took our courses and over a million used our books, software and Web sites. Princeton Review courses are given in more than 500 locations in 11 countries." At the right of the caption is a photograph of a page from one of our Princeton Review Online courses. Under the caption is a color photograph of an instructor writing on a blackboard. At right center of the page is a caption that reads "Test Preparation Services. The Princeton Review delivers a quality learning experience both in a classroom setting and online through: small, personalized classes; innovative materials; experienced instructors; proven test-taking strategies; and advanced Web-based technology."



     On the top right of the page are the words "Better Scores. Better Schools."



     In the top center of the page are two color photographs depicting students preparing for standardized tests.



     At the bottom left of the page is a caption that reads "K-12 Services. Homeroom.com is our new Web-based service that provides individualized assessment, diagnosis and targeted educational resources to support learning for students in grades 3-8." In the bottom center is a photograph of a page from our princetonreview.com Web site. At the bottom right of the page is a caption that reads "Admissions Services. Review.com is a comprehensive source of information on colleges and graduate schools, the school selection and admissions process, financial aid, student loans, scholarships and careers."

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Forward-Looking Statements..................................   22
Our Restructuring...........................................   22
Our Franchised Operations and Our Plans to Acquire Our
  Domestic Franchises.......................................   23
Use of Proceeds.............................................   26
Dividend Policy.............................................   27
Capitalization..............................................   28
Dilution....................................................   30
Unaudited Pro Forma Consolidated Financial Data.............   31
Selected Consolidated Historical Financial Data.............   34
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   36
Business....................................................   54
Management..................................................   70
Related Party Transactions..................................   83
Principal Stockholders......................................   88
Description of Capital Stock................................   91
Shares Eligible for Future Sale.............................   95
Underwriting................................................   97
Legal Matters...............................................   99
Experts.....................................................   99
Change in Accountants.......................................   99
Where You Can Find More Information.........................  100
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information about us and the financial statements and notes appearing elsewhere in this prospectus. In this prospectus, unless the context indicates otherwise, "The Princeton Review," "we," "us," and "our" refer to The Princeton Review, Inc. and its subsidiaries and predecessors.

                              THE PRINCETON REVIEW


     We have built a well-known and trusted brand on our 19 years of experience and proven success in raising students' standardized test scores and providing quality academic information. We provide classroom-based, print and online products and services that address the needs of students, parents, educators and educational institutions. Based on our experience in the test preparation industry, we believe that we offer the leading SAT preparation course and are among the leading providers of test preparation courses for most of the other major post-secondary and graduate admissions tests. In 2000, we and our franchisees provided test preparation courses for the SAT, GMAT, MCAT, LSAT, GRE and other standardized admissions tests to more than 100,000 students in over 500 locations, from which we derived the majority of our revenue. We also receive royalties and other related fees from more than 150 book and software titles authored by us and published primarily by Random House, Inc. In 1998, we began providing Princeton Review branded test preparation content for kindergarten through twelfth grade, or K-12, textbooks and workbooks published by The McGraw-Hill Companies, Inc.



     One of our primary initiatives has been to integrate and complement our core products with a range of online services. In July 2000, we introduced Princeton Review Online, our Internet-based test preparation courses, which can function as stand-alone alternatives to our classroom-based courses or can be combined with our classroom-based courses to provide the optimal test preparation mix for each student. During 2000, we also significantly enhanced the content and functionality of our Review.com Web site, which provides students, parents and counselors free access to a comprehensive source of academic admissions information and tools. Finally, in August 2000, we began selling our Homeroom.com Internet-based subscription service to K-12 schools. This service is designed to provide academic assessment and remediation tools for children in grades three through eight to help them and their teachers prepare for the state-mandated assessments that have become a mainstay in K-12 education. In 2000, we derived approximately 5% of our revenue from our Internet operations.


     We operate our businesses through the following three divisions, each of which combines our traditional and online products and services:


     - The Test Preparation Services division, founded in 1981, provides classroom-based and Princeton Review Online test preparation courses and receives royalties from our independent franchisees who provide classroom-based courses under the Princeton Review brand. In addition, this division offers admissions counseling services directly to students and through institutional relationships with high schools. During 2000, we derived approximately 78% of our revenue from services provided by this division. Our Princeton Review Online courses have not generated significant revenue to date.



     - The Admissions Services division, founded in 1986 as our publishing division, authors more than 150 print and software titles on test preparation, college selection and related topics published primarily by Random House. This division also operates our Review.com Web site, which brings together potential applicants and their families, guidance counselors and colleges and graduate schools to exchange information and facilitate the recruitment, application and admissions process. Based on statistics compiled by PC Data Online, Review.com is one of the most widely used educational Web sites dedicated to post-secondary academic opportunities. During 2000, approximately 56% of this division's revenue, representing approximately 6% of our total revenue, was comprised of royalties and other fees received from publishers of our books and software and approximately 44% of this division's revenue, representing approximately 4% of our total revenue, was comprised of Internet-based revenue from colleges and businesses that market and advertise on Review.com.


     - The K-12 Services division, founded in 1998, authors workbooks and creates Princeton Review branded content for textbooks published by McGraw-Hill. This division also operates our new Homeroom.com online subscription service. To date, substantially all of the revenue generated by this division, representing approximately 12% of our total revenue in 2000, has been derived from fees and royalties paid to us under our contract with McGraw-Hill. This division has not yet generated significant Internet-based revenue from Homeroom.com.

THE MARKET OPPORTUNITY


     The education market is the second largest sector of the U.S. economy, according to EduVentures LLC. The U.S. Department of Education estimates that approximately $389 billion was spent in the United States during the 1999-2000 school year on K-12 education. However, increased public concern over the effectiveness of K-12 schools in teaching basic academic skills has increased the pressure on educators to improve overall student performance. Over the past several years, a majority of states have begun to implement high-stakes testing programs that hold teachers, principals and superintendents accountable for student achievement. In response, educators are increasingly looking for a means to improve measurable academic performance on these high-stakes assessments. Educators, students and parents are also increasingly recognizing the Internet as a valuable educational resource. International Data Corporation estimates that instructional technology spending in the U.S. K-12 public school market will increase from $2.9 billion in 1998 to $6.8 billion in 2003.


     As students make the transition to higher education, families discover that the college selection and admissions process can be competitive, costly and complex. We estimate that more than $250 million was spent on test preparation courses in 2000. As a growing number of students seek guidance through the testing and application process, we believe many high schools find it increasingly difficult to provide students with effective college and career counseling and are looking for ways to improve academic counseling services. To address these challenges, we find that students, parents and schools are increasingly seeking a comprehensive, one-stop source of information and assistance in the testing, application and admissions process. At the same time, our experience suggests that colleges and graduate schools are competing to reach and enroll greater numbers of the most desirable prospects in a cost-effective and efficient manner.

BENEFITS OF OUR PRODUCTS AND SERVICES

     We provide integrated classroom-based, print and online educational products and services that, we believe, offer the following benefits:

  Benefits to Students

     - Our courses, books and software enable prospective college and graduate school students to increase their scores on admissions tests.

     - Review.com serves as a free, convenient and centralized resource for college and graduate school selection and application services.

     - Our individual and institutional admissions counseling and advisory services can improve the information available to students in making their academic choices.

     - Homeroom.com offers students in grades three through eight a variety of assessment, remediation and enrichment tools to enhance their academic achievement and improve outcomes on state-mandated assessments.

  Benefits to Parents

     - Our Homeroom.com subscription service and our Review.com Web site allow parents to increase involvement in their children's education and admissions processes in an easy and time-efficient manner.

     - Our courses, books and Review.com Web site provide a trusted resource for guidance through educational transitions.

     - Review.com provides access to active community discussions with other parents and educational experts.

  Benefits to Educators and Educational Institutions

     - Our institutional admissions counseling services and the resources available on Review.com can improve college guidance programs in high schools.

     - Colleges and graduate schools can reach and enroll prospective students in a more cost-effective way by posting their marketing information and applications on Review.com.

     - Our Homeroom.com subscription service provides educators with the tools to make more efficient use of classroom time through effective academic diagnosis and allows them to benefit from improved student performance on state-mandated assessments.

OUR STRATEGY

     We intend to build upon the Princeton Review brand and expertise in our existing and related education and testing markets. The key elements of this strategy include:

     - continuing to expand our online test preparation courses to provide our students with a flexible, fully integrated package of classroom-based and online courses;

     - building the user base of our Homeroom.com subscription service in the K-12 education market;

     - capitalizing on the network effect among students, parents, educators and schools on Review.com to increase marketing, advertising and e-commerce revenue;

     - expanding relationships with institutional customers such as colleges and graduate schools and forming long-term relationships with K-12 schools and school districts; and

     - increasing the cross-marketing of our products and services.

     Our ability to implement our strategy is subject to the risks and uncertainties described in this prospectus, including those listed under "Risk Factors."

     In order to increase our revenue growth, we will need to derive a substantial portion of our future revenue from our Internet businesses, including tuition fees from our Princeton Review Online courses, marketing and advertising fees from Review.com and subscription fees from Homeroom.com.

OUR FRANCHISES


     Our classroom-based courses and tutoring services are provided through company-operated locations and our independent franchisees. Under our franchise agreements, our franchisees pay us a royalty of 8% of their cash receipts collected under the Princeton Review name. They also purchase our course and marketing materials, which they use in conducting and promoting their classes. Royalties collected from our independent franchisees and revenue from their purchases of materials together accounted for approximately 16% of our 2000 revenue. Based on the royalties paid to us by our franchisees, we estimate that our franchisees had cash receipts of approximately

$47.6 million in 2000. As of March 31, 2001, we had 13 franchisees operating approximately 37 offices under the Princeton Review name in the United States and approximately 13 offices operated by franchisees in 10 additional countries. We are not currently offering any new domestic franchises.


     As part of our strategy of acquiring the operations of our domestic franchisees, in early March 2001, we acquired the assets comprising the businesses of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc., at a combined purchase price of $13.8 million. We financed approximately $10.2 million of the purchase price under our line of credit and issued two subordinated promissory notes for the remaining approximately $3.6 million. In early March 2001, we also purchased the assets of another franchisee, Princeton Review Peninsula, Inc., for a purchase price of approximately $2.7 million, which was financed through borrowings under our line of credit. In the third quarter of 2000, we acquired the assets of two other franchisees, Princeton Review of Hawaii, Inc. and Princeton Review of Quebec, Inc., for a combined cash purchase price of $320,000. Finally, in the fourth quarter of 2000, we entered into an option agreement to acquire the assets of T.S.T.S., Inc., which offers test preparation courses under franchise agreements with us. For a more detailed description of these transactions, see "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchises."

     If we are able to negotiate favorable terms, we will seek to purchase the businesses operated by all 12 of our other remaining domestic franchisees over the next three years. We estimate that the aggregate purchase price that we will have to pay if we acquire the businesses of T.S.T.S. and our other remaining domestic franchisees will be between $25.0 million and $35.0 million. As described more fully under "Use of Proceeds," we expect to use the net proceeds of this offering to pay approximately 25% of the aggregate purchase price that we will have to pay to acquire these businesses and will seek to finance the remaining 75% through one or more credit facilities. The actual aggregate purchase price that we pay for the businesses operated by our franchisees may differ materially from our estimates and will depend upon numerous factors, including our ability to complete the acquisition of T.S.T.S., our ability to negotiate favorable terms with our other franchisees, the continuing viability of our acquisition strategy and the timing of any completed acquisitions.
                            ------------------------


     For the year ended December 31, 2000, we had revenue of approximately $43.9 million and a net loss of approximately $8.2 million. For the three months ended March 31, 2001, we had revenue of approximately $13.1 million and a net loss of approximately $2.9 million. We expect to incur operating and net losses for the foreseeable future.

                            ------------------------


     Our executive offices are located at 2315 Broadway, New York, NY 10024. Our telephone number is (212) 874-8282. The Princeton Review, Inc. was incorporated in March 2000 and is the successor to a number of affiliated entities operating under the Princeton Review name, the first of which was formed in 1981. Our corporate Web site address is www.princetonreview.com. Information contained on our Web sites is not part of this prospectus. Each trademark, trade name or service mark appearing in this prospectus is the property of its holder.

                                  THE OFFERING

Common stock offered by The Princeton
Review....................................    5,400,000 shares

Common stock to be outstanding after this
offering..................................    26,088,309 shares

Use of proceeds...........................    We intend to use the net proceeds
                                              from this offering to repay
                                              outstanding indebtedness, for
                                              working capital, other general
                                              corporate purposes and capital
                                              expenditures. If we acquire the
                                              businesses of our domestic
                                              franchisees, including T.S.T.S.
                                              which is currently under option,
                                              we expect to use a portion of the
                                              net proceeds from this offering to
                                              consummate these acquisitions. We
                                              also may use a portion of the net
                                              proceeds to acquire or invest in
                                              other complementary businesses or
                                              technologies. See "Use of
                                              Proceeds" for a more detailed
                                              description of the possible use of
                                              the net proceeds from this
                                              offering.

Proposed Nasdaq National Market symbol....    REVU

     The number of shares to be outstanding after this offering is based on:


     - 15,301,078 shares of common stock outstanding as of May 10, 2001.



     - 5,137,439 shares of common stock to be issued upon automatic conversion of 3,748,548 shares of preferred stock outstanding as of May 10, 2001 upon completion of this offering, assuming an initial public offering price of $12.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. The actual number of shares of common stock that will be issued upon automatic conversion of our outstanding preferred stock upon completion of this offering will be calculated in accordance with the formula described under "Description of Capital Stock -- Preferred Stock."



     - Assuming an initial public offering price of $12.00 per share, 249,792 shares of common stock to be issued upon the automatic cashless exercise of warrants to purchase 250,000 shares of common stock outstanding as of May 10, 2001, with an exercise price of $0.01 per share, upon completion of this offering.


     - 5,400,000 shares of common stock being offered in this offering.

     The above information excludes:


     - 1,580,612 shares of common stock underlying options granted under our stock incentive plan and outstanding as of May 10, 2001 at a weighted average exercise price of $7.19 per share;



     - 249,821 additional shares of common stock reserved for future issuance under our stock incentive plan as of May 10, 2001;


     - 846,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering;


     - assuming an initial public offering price of $12.00 per share, up to 100,000 shares of common stock issuable under warrants outstanding as of May 10, 2001, with an exercise price equal to the initial public offering price of our common stock in this offering; and


     - assuming an initial public offering price of $12.00 per share, up to 260,417 shares of common stock issuable upon conversion of a $3,125,000 convertible promissory note issued in connection with our acquisition of Princeton Review of Boston and Princeton Review of New Jersey.

     Unless we indicate otherwise, all information in this prospectus assumes the following:


     - an .846-for-one reverse stock split of our common stock effected on November 16, 2000 (all share and per share amounts of our common stock have been retroactively adjusted to reflect the stock split);

     - no exercise by the underwriters of their over-allotment option to purchase up to 810,000 additional shares of common stock;

     - the automatic conversion, on a one-for-one basis, of our shares of Class B non-voting common stock and our shares of Class A common stock into shares of common stock concurrently with the completion of this offering;

     - assuming an initial public offering price of $12.00 per share, the issuance of 249,792 shares of common stock upon the automatic cashless exercise of warrants to purchase 250,000 shares of common stock with an exercise price of $0.01 per share upon completion of this offering;

     - amendments to our certificate of incorporation and by-laws to be effective upon completion of this offering; and

     - assuming an initial public offering price of $12.00 per share, the automatic conversion of all outstanding preferred stock into 5,137,439 shares of common stock upon the completion of this offering. The actual number of shares of common stock that will be issued upon automatic conversion of our outstanding preferred stock upon completion of this offering will be calculated in accordance with the formula described under "Description of Capital Stock -- Preferred Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present:


     - our summary historical consolidated financial data as of March 31, 2001 and for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001;



     - our summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2000 and for the three months ended March 31, 2001, giving effect to our acquisition of Princeton Review of Boston and Princeton Review of New Jersey as described in "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchises -- Recently Completed Acquisitions," as if this transaction had occurred on January 1, 2000; and



     - our summary unaudited pro forma as adjusted balance sheet data giving effect to:


        - the conversion of all of our outstanding preferred stock into 5,137,439 shares of common stock upon the completion of this offering;

        - the conversion of our Class A common stock and Class B non-voting common stock into common stock upon the completion of this offering;

        - the issuance of 249,792 shares of common stock upon the automatic cashless exercise of warrants upon completion of this offering;

        - the issuance of 5,400,000 shares of common stock offered by this prospectus, at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

        - the repayment of outstanding indebtedness under our credit facilities with a portion of the proceeds of this offering.


     The summary unaudited pro forma consolidated statement of operations data is not necessarily indicative of the operating results or the financial condition that would have been achieved if we had completed the acquisition of Princeton Review of Boston and Princeton Review of New Jersey as of the date indicated and should not be construed as representative of our future operating results or financial condition.



     The financial data as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, these unaudited consolidated financial statements were prepared by us on a basis consistent with our annual audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations for these unaudited periods. The summary historical and unaudited pro forma consolidated financial data is qualified by reference to and should be read in conjunction with the financial statements and related notes, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. We have calculated the weighted average shares used in computing net income (loss) per share as described in Note 1 to our consolidated financial statements.

                                              YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                    --------------------------------------------   ---------------------------------------
                                                                        2000                                      2001
                                      1998       1999       2000      PRO FORMA       2000          2001        PRO FORMA
                                    --------   --------   --------   -----------   -----------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue...........................  $ 33,746   $ 40,303   $ 43,879    $ 53,952       $ 9,337      $ 13,119      $ 15,195
Gross profit......................    21,846     27,132     30,415      36,885         6,477         8,889        10,620
Operating loss from continuing
  operations......................    (1,358)    (2,561)   (25,219)    (23,385)       (2,980)       (3,999)       (3,438)
Income (loss) from continuing
  operations before (provision)
  benefit for income taxes........    (1,200)    (2,095)   (18,164)    (18,789)        4,740        (4,524)       (4,179)
Net income (loss).................     2,109     (2,044)    (8,172)     (8,820)        4,376        (2,887)       (2,542)
Net income (loss) attributed to
  common stockholders.............  $  1,575   $ (7,711)  $(15,086)   $(15,734)      $ 4,376      $ (5,260)     $ (4,915)
Net income (loss) per
  share -- basic and diluted......  $   0.15   $  (0.74)  $  (1.07)   $  (1.12)      $  0.42      $  (0.34)     $  (0.32)
Weighted average basic and diluted
  shares used in computing net
  income (loss) per share.........    10,404     10,404     14,075      14,075        10,404        15,299        15,299



                                                               AS OF MARCH 31, 2001
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  3,532    $ 40,396
Working capital.............................................      (687)     39,028
Total assets................................................    73,332     108,546
Long-term debt, net of current portion......................    21,240       4,140
Series A redeemable convertible preferred stock.............    30,534          --
Class B redeemable non-voting common stock..................    21,767          --
Stockholders' equity (deficit)..............................   (21,056)     88,060

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, financial condition and results of operations and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE LIMITED EXPERIENCE GENERATING REVENUE FROM OUR PRINCETON REVIEW ONLINE TEST PREPARATION COURSES AND OUR HOMEROOM.COM SUBSCRIPTION SERVICE.

     Our Princeton Review Online test preparation courses were launched in July 2000, and we began selling our Homeroom.com subscription service in August 2000. These operations have not generated significant revenue to date. Consequently, there is limited operating history on which you can base your evaluation of the business and prospects of these operations.

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.


     We expect to incur operating losses and experience negative cash flow for the foreseeable future. We have significantly increased our operating expenses in recent periods in order to grow our existing Internet operations through our Review.com Web site and expand into new lines of Internet-based businesses with our Homeroom.com subscription service and our Princeton Review Online products. As a result, we have incurred significant losses in these periods. As of March 31, 2001, we had an accumulated deficit of approximately $24.1 million. We incurred net losses of approximately $8.2 million for the year ended December 31, 2000 and $2.9 million for the three months ended March 31, 2001. We anticipate that our operating expenses will continue to increase as we incur additional costs and expenses related to:


     - continued development and expansion of our Internet-based offerings;

     - advertising, marketing and promotional activities;

     - hiring additional personnel in sales, marketing, Internet systems, product development and other areas;

     - the operation of the businesses of Princeton Review of Boston, Princeton Review of New Jersey, Princeton Review Peninsula, Princeton Review of Hawaii and Princeton Review of Quebec, each of which we recently acquired; and

     - the acquisition of T.S.T.S. and the operations of any of our other franchisees with whom we are able to reach agreement on favorable terms.

IF WE ARE UNABLE TO SUBSTANTIALLY INCREASE OUR REVENUE FROM OUR INTERNET OPERATIONS, OUR GROWTH WILL SUFFER.

     If we are unable to substantially increase our revenue from our Internet businesses, we will be unable to execute our current business plan and our operating results may be adversely affected. In order to grow as currently contemplated, we will need to derive an increasing portion of our revenue from our Internet-based businesses, consisting of Review.com, our Homeroom.com subscription service and our Princeton Review Online courses. We have limited experience with generating revenue from Internet-based businesses and their results are largely uncertain. In order to increase revenue from these businesses we must, among other things, successfully:

        - attract a large number of students, parents and educators to our Web sites;

        - continue to grow our revenue from educational institutions subscribing to our Review.com application services;

        - achieve market acceptance by students, parents and educators of our Homeroom.com subscription service;

        - achieve market acceptance of our Princeton Review Online courses, while maintaining growth in our classroom-based courses;

        - grow the subscriber base of Homeroom.com while increasing subscription fees and renewal rates; and

        - increase sponsorships and banner advertisement sales.

We may be unable to achieve these objectives.

IF COLLEGES AND UNIVERSITIES REDUCE THEIR RELIANCE ON STANDARDIZED ADMISSIONS TESTS OR STATES REDUCE THEIR USE OF MANDATED ASSESSMENTS, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     The success of our test preparation and K-12 services businesses depends on the continued use of standardized tests. If the use of standardized tests declines or falls out of favor with educational institutions or state and local governments, the markets for many of our products and services will deteriorate and our business will be materially adversely affected. A recent proposal by the president of the University of California to make the SAT optional for admission to California's state university system has provoked debate about the utility and fairness of the SAT. If a large number of academic institutions abandon the use of the SAT as a requirement for admission without replacing it with another admissions test, our business may be seriously harmed.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR REVENUE, PROFITABILITY AND MARKET SHARE.

     The markets for our products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue and market share. Our current competitors include but are not limited to:

        - providers of online and offline test preparation, admissions assistance and career counseling to prospective higher education students, with our primary national competitor in this area being Kaplan, Inc.;

        - companies that provide prospective students with Internet-based information about higher education institutions as well as companies that provide these institutions with access to the student market;

        - companies that provide K-12 oriented software and Internet-based educational assessment and remediation products and services to students, parents, educators and educational institutions;

        - traditional print media companies that publish books and magazines about standardized test preparation and college and graduate schools and offer admissions information and services to students and educational institutions; and

        - non-profit and membership educational organizations that offer both face-to-face and Internet-based products and services to assist individuals and educational organizations with counseling, marketing and student applications.

     Some of our competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in customer preferences. We may not be able to maintain our competitive position or otherwise compete effectively with current or future competitors, especially those with significantly greater resources.

     Some of our competitors that provide K-12 oriented online education products may have more experience, larger customer bases and greater brand recognition in that market. Further, established companies with high brand recognition and extensive experience providing various educational products to the K-12 market may develop online products and services that are competitive with our Homeroom.com subscription service.

NEGATIVE DEVELOPMENTS IN SCHOOL FUNDING COULD REDUCE OUR INSTITUTIONAL REVENUE.

     We expect to derive a growing portion of our revenue from sales of our products and services to educational institutions, including subscriptions to Homeroom.com and our admissions counseling services. Our ability to generate revenue from these sources may be adversely affected by decreased government funding of education. Public school funding is heavily dependent on support from federal, state and local governments and is sensitive to government budgets. In addition, the government appropriations process is often slow and unpredictable. Funding difficulties also could cause schools to be more resistant to price increases in our products, compared to other businesses that might be better able to pass on price increases to their customers.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE FROM QUARTER TO QUARTER. THIS MAY RESULT IN VOLATILITY OR ADVERSELY AFFECT OUR STOCK PRICE.

     We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate are subject to seasonal fluctuations based on the scheduled dates for standardized admissions tests and the typical school year. These fluctuations could result in volatility or adversely affect our stock price. In addition, as our revenue grows, these seasonal fluctuations may become more evident. We typically generate the largest portion of our test preparation revenue in the third quarter. Since our Homeroom.com subscription service has not yet generated significant revenue, it is difficult for us to predict the impact of seasonal factors on this business.

OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST.

     Our quarterly revenue and operating results may not meet expectations of public market analysts or investors, which could cause our stock price to decline. In addition to the seasonal fluctuations described above, our revenue, expenses and operating results may vary from quarter to quarter in response to a variety of other factors beyond our control, including:

        - our customers' spending patterns;

        - the timing of school districts' funding sources and budget cycles;

        - the timing of expirations and renewals of educational institution subscriptions;

        - the timing of corporate sponsorships and advertising; and

        - non-recurring charges incurred in connection with acquisitions or other extraordinary transactions.

     Due to these factors, we believe that quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict the future performance of our stock price. In addition, our past results may not be indicative of future performance because of our new businesses.

WE ARE HEAVILY DEPENDENT ON OUR RELATIONSHIPS WITH MCGRAW-HILL AND RANDOM HOUSE, AND TERMINATION OR INTERRUPTION OF THESE RELATIONSHIPS COULD SIGNIFICANTLY REDUCE OUR REVENUE.

     Any termination of, or difficulties with, our relationships with McGraw-Hill or Random House could significantly reduce our revenue. We derive significant revenue from our services rendered to McGraw-Hill. These services consist of developing content for their K-12 textbooks and workbooks and other ancillary services. Revenue from McGraw-Hill represented approximately 12% of our revenue in each of 2000 and 1999. During these periods, revenue from McGraw-Hill represented nearly 100% of the revenue reported in our K-12 Services division. We rely on Random House as the publisher and distributor of all of the books we write. Royalties and other fees from books authored by us and published and distributed by Random House represented approximately 5% of our revenue in 2000 and 7% of our revenue in 1999. Revenue from Random House represented approximately 49% of the revenue reported in our Admissions Services division in 2000 and 54% of the revenue reported in that division in 1999.

THE TERMS OF OUR CURRENT CREDIT FACILITIES RESTRICT US FROM ENGAGING IN MANY ACTIVITIES AND REQUIRE US TO SATISFY VARIOUS FINANCIAL TESTS, AND WE EXPECT THAT ANY CREDIT FACILITIES WE OBTAIN IN THE FUTURE WILL CONTAIN SIMILAR RESTRICTIONS AND REQUIREMENTS.

     Our current credit facilities contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, create liens, change our fundamental organization or lines of business, make investments and engage in transactions with affiliates. Our credit facilities also require us to maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them. A breach of any of the covenants contained in our credit facilities could allow our lenders to declare all amounts outstanding under the credit facilities to be immediately due and payable. We have pledged substantially all of our assets to our lenders as collateral. Our lenders could proceed against the collateral granted to them if we are unable to meet our debt service obligations. If the amounts outstanding under our credit facilities are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to these lenders.


     We are required to repay all amounts outstanding under our credit facility with Excel Bank, N.A. within 10 days after completion of this offering and to repay all amounts outstanding under our credit facility with Reservoir Capital Partners, L.P. and the other lenders thereunder within 180 days after completion of this offering. As of May 10, 2001, we had $4.5 million outstanding under our facility with Excel Bank, N.A. and $17.1 million outstanding under our facility with Reservoir Capital Partners, L.P. We expect to repay all amounts outstanding under these facilities with the proceeds of this offering, as described under "Use of Proceeds." Upon repayment, each of these facilities will terminate. In order to pursue our strategy of acquiring the businesses of our domestic franchisees, we will seek to obtain one or more credit facilities shortly after completion of this offering to replace these terminating facilities. We expect that any credit facilities we obtain will contain restrictions and requirements similar to those described above.


IF WE ARE NOT ABLE TO CONTINUALLY ENHANCE OUR INTERNET PRODUCTS AND SERVICES AND ADAPT THEM TO CHANGES IN TECHNOLOGY, OUR FUTURE REVENUE GROWTH COULD BE ADVERSELY AFFECTED.

     If our improvement and adaptation of our Web sites and their related technology is delayed, results in systems interruptions or is not aligned with market expectations or preferences, our revenue growth could be adversely affected. The Internet is a rapidly evolving environment, and the technology used in Internet-related products changes rapidly. As Internet-based industries continue to experience rapid technological changes, we must quickly modify our solutions to adapt to emerging Internet standards and practices, technological advances, and changing user and sponsor preferences. Ongoing enhancement of our Web sites and related technology will entail significant expense and technical risk. We may use new technologies ineffectively or fail to adapt our Web sites and related technology on a timely and cost-effective basis.

IF WE ARE UNABLE TO RENEW OUR AGREEMENTS WITH OUR FRANCHISEES, OR IF OUR FRANCHISEES CONTEST OUR INTERPRETATION OF THOSE AGREEMENTS, OUR ABILITY TO OFFER OUR PRODUCTS IN OUR FRANCHISEES' TERRITORIES COULD BE ADVERSELY AFFECTED, WHICH COULD ADVERSELY AFFECT OUR REVENUE.

     If we are unable to renew our agreements on favorable terms with those franchisees whose businesses we do not purchase, or if any of those franchisees contest our interpretation of our rights and obligations under these agreements, then our ability to deliver our products and services within their franchise territories could be hindered, and our revenue could be adversely affected. Through a series of franchise agreements and other agreements, our independent franchisees have various rights to provide test preparation products and services under the Princeton Review brand within specified territories, and to use our trademarks and other intellectual property in connection with providing these services. Similarly, we have various rights to market and sell our products and services in the franchisees' territories. Our agreements have been reviewed and renegotiated to accommodate our business goals and the goals of our franchisees as they have both developed over the years. The majority of our franchise agreements expire on December 31, 2005, and our agreements governing the royalty payment terms applicable when we offer our Princeton Review Online products to customers in franchisee territories expire on December 31, 2002. For a more detailed description of our franchised operations, see "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchises."


WE EXPECT TO INCREASE OUR RELIANCE ON RELATIONSHIPS WITH THIRD PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITES. THESE RELATIONSHIPS MAY NOT DEVELOP, MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO INCREASE OUR REVENUE.

     As we expand our Internet-based businesses, we expect to increase our reliance on contractual relationships with third party Web sites to attract a portion of the user traffic on our Web sites. These relationships may not develop, may terminate or may not produce a significant number of visitors, which could adversely affect our business and our ability to increase our revenue. We have entered into agreements with Student Advantage, Inc., Microsoft Corporation, Bolt, Inc. and the providers of other third party Web sites to either redirect their users to our Web sites or to display our branded content and tools in order to drive co-registration on our Web sites. In order to attract traffic to our Web sites, we will need to enter into additional similar relationships. There can be no assurance that we will be able to maintain and modify, if necessary, any existing agreements or enter into new agreements on economically acceptable terms. Our failure to maintain existing relationships, establish additional relationships or fully capitalize on these relationships could reduce, or prevent us from increasing, the number of visitors to our Web sites, which could make it more difficult for us to market our products, attract corporate sponsors and generate subscription, transaction and e-commerce revenue.

IF WE DO NOT ADEQUATELY PROTECT THE INTELLECTUAL PROPERTY RIGHTS TO OUR PRODUCTS AND SERVICES, WE MAY LOSE THESE RIGHTS AND OUR BUSINESS MAY SUFFER MATERIALLY.

     Failure to protect our intellectual property could materially adversely affect our business. We depend on our ability to protect our brand, our products and services and the systems that deliver those products and services to our customers. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to protect these products. These intellectual property rights distinguish our products and services from those of our competitors. If others are able to copy, use and market these products and delivery systems, then we may not be able to maintain our competitive position. Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Existing laws do not provide complete protection and policing the unauthorized use of our products and services requires significant resources.

THE ABSENCE OF AN UNOPPOSED FEDERAL REGISTRATION OF OUR "THE PRINCETON REVIEW" SERVICE MARK AND TRADEMARK MAY MAKE IT MORE DIFFICULT AND EXPENSIVE FOR US TO PREVENT OTHERS FROM USING THE MARK AND COULD OTHERWISE SIGNIFICANTLY HARM OUR BUSINESS.

     We have used "The Princeton Review" as our principal service mark since 1982. Although we have registered the mark, our application for registration was opposed by Princeton University, and the validity of our registration is uncertain. No one, including Princeton University, has objected to our use, as distinguished from federal registration, of "The Princeton Review" as a service mark during the 18 years we have used it. The absence of an unopposed federal registration of our mark, however, may make the enforcement of our exclusive right to use the mark against possible future infringers more difficult and costly. In addition, if we are unable to prevent a competitor or another business from using "The Princeton Review" or similar marks, then we could lose customers or suffer a dilution of the prominence of our principal mark. It is also possible that Princeton University could object to our continued use of the mark. Litigation involving our rights to "The Princeton Review" marks could be costly, and we cannot predict with any certainty its outcome. Moreover, if we were prevented from using "The Princeton Review" as our service mark or trademark and licensing the mark to our franchisees, our business would be significantly harmed.

IF OUR PRODUCTS AND SERVICES INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THIS MAY RESULT IN COSTLY LITIGATION OR THE LOSS OF OUR OWN INTELLECTUAL PROPERTY RIGHTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Competitors and others may claim that we have infringed their current or future intellectual property rights. The defense of any lawsuit, whether with or without merit, could be time-consuming and costly. If a lawsuit against us is successful, we may lose, or be limited in, the rights to offer our products and services. Any proceedings or claims of this type could materially adversely affect our business.

WE MAY BE HELD LIABLE FOR THE CONTENT OF MATERIALS THAT WE AUTHOR, CONTENT AVAILABLE ON OUR WEB SITES OR PRODUCTS SOLD THROUGH OUR WEB SITES.

     We may be subject to claims for defamation, negligence, copyright or trademark infringement or other legal theories based on the content of materials that we author, and content that is published on or downloaded from our Web sites, accessible from our Web sites through links to other Web sites or posted by our users in chat rooms or bulletin boards. These types of claims have been brought, sometimes successfully, against online services as well as print publications in the past. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as trademark infringement or defamation, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, these claims, with or without merit, would result in diversion of our management personnel and financial resources. Further, if print publications that we author contain material that customers find objectionable, these publications may have to be recalled, which could result in lost revenue and adverse publicity.

THE LOSS OF OUR SENIOR MANAGEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We depend on the continued service of our senior management. The loss of any of our Chief Executive Officer, John Katzman, our President and Chief Operating Officer, Mark Chernis, our Chief Financial Officer, Stephen Melvin or our Executive Vice Presidents, Steven Quattrociocchi and Evan Schnittman, could materially adversely affect our business.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET, OUR BUSINESS COULD BE HARMED.

     Our success depends on the employment of skilled management, technology, sales and marketing and product development personnel. We must attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to develop, market and support our products and services, especially those that are technology-based. If we fail to recruit and retain sufficient numbers of these highly skilled employees, our business could be harmed.

OUR BUSINESS MAY BE HARMED BY ACTIONS TAKEN BY OUR FRANCHISEES THAT ARE OUTSIDE OUR CONTROL.

     Approximately 16% of our 2000 revenue was derived from royalties paid to us by our franchisees, including those whose businesses we have since acquired, and from sales of our course and marketing materials to these franchisees. The quality of franchised test preparation operations may be diminished if our remaining franchisees do not successfully provide test preparation services in a manner consistent with our standards and requirements, or do not hire and train qualified managers or instructors. As a result, our image and reputation may suffer and our revenue could decline.

FEDERAL AND STATE FRANCHISE REGULATION COULD LIMIT OUR ABILITY TO TERMINATE OR REPLACE UNPRODUCTIVE FRANCHISES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Applicable laws may delay or prevent us from terminating an unproductive franchise or withholding consent to renewal or transfer of a franchise, which could have an adverse effect on franchise royalties. We are subject to both federal and state laws regulating the offer and sale of franchises. These laws also frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. Compliance with federal and state franchise laws can be costly and time consuming, and we cannot assure you that we will not encounter delays, expenses or other difficulties in this area. Further, the nature and effect of any future legislation or regulation of our franchise operations cannot be predicted.

IF WE NEED BUT ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS AND SERVICES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The growth of our business requires substantial capital expenditures. Without the net proceeds of this offering, our capital resources will not be sufficient to meet our expected needs for working capital and capital expenditures for the next 12 months. Therefore, if this offering is not completed, we will need to access other sources of financing to meet our needs. We expect that the net proceeds from this offering, together with currently available funds and any cash generated from operations, will be sufficient to meet our working capital and capital expenditure needs for at least the next 24 months. However, in the future we may require substantial additional capital to finance ongoing operations and future growth. To the extent that our existing sources of liquidity and cash flow from operations are insufficient to fund our activities, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms. If we fail to raise additional funds, we may need to sell debt or additional equity securities or to reduce our growth to a level that can be supported by our cash flow. Without additional capital, we may not be able to:

        - further develop or enhance our services and products;

        - acquire necessary technologies, products or businesses;

        - expand operations in the United States or internationally;

        - hire, train and retain employees;

        - market our services and products; or

        - respond to competitive pressures or unanticipated capital requirements.

WE MAY ENGAGE IN ACQUISITIONS THAT COULD DILUTE THE EQUITY INTEREST OF OUR STOCKHOLDERS, INCREASE OUR DEBT OR CAUSE US TO ASSUME CONTINGENT LIABILITIES, ALL OF WHICH MAY HAVE A DETRIMENTAL EFFECT ON THE PRICE OF OUR COMMON STOCK. IF ANY ACQUISITIONS ARE NOT SUCCESSFULLY INTEGRATED WITH OUR BUSINESS, OUR ONGOING OPERATIONS COULD BE NEGATIVELY AFFECTED.

     We recently acquired the assets of Princeton Review of Boston, Princeton Review of New Jersey, Princeton Review Peninsula, Princeton Review of Hawaii and Princeton Review of Quebec and have entered into an option agreement to acquire T.S.T.S. In addition to the acquisition of these franchises, we may acquire our other franchises and other businesses, products or technologies in the future. To facilitate future acquisitions, we may take actions that could have a detrimental effect on our results of operations or the price of our common stock, including:

        - issuing equity securities or convertible debt securities, which would dilute current stockholders' percentage ownership, as will be the case if the approximately $3.1 million convertible note issued by us when we acquired Princeton Review of Boston and Princeton Review of New Jersey is converted into up to 260,417 shares of common stock, assuming an initial public offering price in this offering of $12.00 per share;

        - incurring substantial debt; or

        - assuming contingent liabilities.

     Acquisitions also entail numerous business risks, including:

        - difficulties in assimilating acquired operations, technologies or products;

        - unanticipated costs that could materially adversely affect our results of operations;

        - negative effects on our reported results of operations from acquisition related charges and amortization of acquired technology and other intangibles;

        - diversion of management's attention from other business concerns;

        - adverse effects on existing business relationships with suppliers and customers;

        - risks of entering markets in which we have no or limited prior experience; and

        - the potential inability to retain and motivate key employees of acquired businesses.

OUR PLANNED ACQUISITIONS OF THE BUSINESSES OF OUR DOMESTIC FRANCHISEES MAY NOT BE CONSUMMATED, AND IF NOT CONSUMMATED, OUR GROWTH MAY BE ADVERSELY AFFECTED.

     If we do not consummate our planned acquisitions of T.S.T.S. or the businesses of our other domestic franchisees, our growth may be adversely affected. Our planned acquisition of T.S.T.S. is subject to a number of conditions, including our ability and willingness to exercise this option, the attainment by T.S.T.S. of specified financial benchmarks, the availability of financing, and, if the option is exercised, the fulfillment or waiver of the conditions to closing included in the option agreement and other documentation relating to this acquisition. Our plans to acquire the businesses of our other domestic franchisees are subject to our ability to negotiate favorable terms for these acquisitions and may also be subject to conditions similar to those described above.

     Accordingly, we cannot assure you that the acquisition of T.S.T.S. or any or all of our other franchisees will be consummated on the terms described in this prospectus, or at all. This offering is not contingent or in any way dependent on the consummation of any or all of these acquisitions. If any of these acquisitions is not consummated, a larger portion of the net proceeds from this offering will not be designated for a specific use. In these circumstances, our management will have broader discretion with respect to the use of the proceeds of the offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

THE AMORTIZATION EXPENSE AND INTEREST EXPENSE THAT WE WILL INCUR IN CONNECTION WITH OUR ACQUISITIONS OF PRINCETON REVIEW OF BOSTON, PRINCETON REVIEW OF NEW JERSEY AND PRINCETON REVIEW PENINSULA, WILL NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.


     We recorded approximately $15.3 million of goodwill in connection with our recent acquisitions of our franchisees, which will be amortized over 15 years. This will increase our net loss or decrease our net income by approximately $1.0 million in each of 2001 through 2015.

Additionally, in connection with these acquisitions, we incurred indebtedness to the sellers of these businesses and under our credit facilities in an aggregate amount of $16.4 million, bearing interest at rates ranging from 8.25% to 13% per year. Interest expense associated with this indebtedness will also increase our net loss or reduce our earnings. Additionally, a non-cash interest charge of approximately $1.0 million per year for three years, commencing December 2000, will be incurred relating to the amortization of the value of the warrants issued in connection with our $25.0 million line of credit. Within 180 days after completion of this offering, upon termination of the line of credit, any remaining unamortized deferred interest will be charged to expense.

     If we complete the proposed acquisition of T.S.T.S. or the businesses of any of our other franchisees, amortization and interest expense relating to these acquisitions would also increase our net loss or reduce our earnings.

OUR GROWTH STRATEGY WILL STRAIN OUR RESOURCES, AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO OPERATE OUR BUSINESS MAY BE HARMED.

     Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenue we expect. We expect that significant expansion of our operations will be required to successfully implement our business strategy. For example, the expansion of our Internet businesses continues to require increased development efforts, sales, marketing and promotion expenditures. This expansion will place significant demands on our management, and strain our operational, financial and technological resources, as well as our Web sites and services infrastructure.

WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR TEST PREPARATION FACILITIES, AND A LIABILITY CLAIM AGAINST US COULD AVERSELY AFFECT OUR REPUTATION AND OUR FINANCIAL RESULTS.

     We could become liable for the actions of instructors and other personnel at the facilities we use to provide our classroom-based test preparation courses. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injuries. Although we maintain liability insurance, this insurance coverage may not be adequate to protect us fully from these claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could adversely affect our reputation and our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF THE USE OF THE INTERNET DOES NOT GROW AS ANTICIPATED, OUR REVENUE COULD DECLINE AND OUR BUSINESS WOULD BE HARMED.

     We depend, in part, on the increased acceptance and use of the Internet by consumers and educational institutions, particularly students, parents, colleges, universities and elementary and secondary schools. Rapid growth in the use of the Internet is a recent occurrence, and if the use of the Internet does not grow as anticipated, our revenue could decline and our business would be harmed. The market for Internet-based products and services is characterized by rapid technological change and product innovation, unpredictable product life cycles and unpredictable user preferences. Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and we, therefore, cannot predict whether the market for Internet-based educational products will continue to grow.

IF WE EXPERIENCE SYSTEM FAILURES, OUR REPUTATION MAY BE HARMED AND USERS MAY SEEK ALTERNATE SERVICE PROVIDERS CAUSING US TO LOSE REVENUE.

     If our primary and backup computer systems were to fail or be disrupted, our services could be interrupted and we may lose revenue and future business. We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from floods, fires and power loss and similar events, as well as computer viruses, break-ins, sabotage, intentional acts of vandalism and other misconduct and disruptions or delays occurring throughout the Internet network infrastructure. Although all of our material systems are redundant, short-term service interruptions may take place if our primary systems were to fail or be disrupted and we are forced to transition to backup systems. Substantially all of the computer hardware for operating our Web sites is currently located at a third party hosting facility. Accordingly, our Internet operations are also dependent on this third party's ability to maintain its systems in effective working order and to protect them from disruptive events. We do not have a formal disaster recovery plan, and our insurance policies may not adequately compensate us for any losses that may occur due to failures of or interruptions in our systems.

     In addition, the system failures of third party Internet service providers, online service providers and other Web site operators could produce interruptions in our service for those users who access our services through these third party providers. Service interruptions could reduce our revenue and our future revenue will be harmed if our users believe that our system is unreliable.

IF OUR COMPUTER SYSTEMS ARE UNABLE TO ACCOMMODATE A HIGH VOLUME OF TRAFFIC ON OUR WEB SITES, THE GROWTH OF OUR REVENUE COULD BE REDUCED OR LIMITED.

     If the volume of traffic on our Web sites increases beyond our capacity, customers may experience delays and interruptions in service. As a result, they may seek the products and services of our competitors and the growth of our revenue could be reduced or limited. Because we seek to generate a high volume of traffic and accommodate a large number of customers on our Web sites, the satisfactory performance, reliability and availability of our Web sites, processing systems and network infrastructure are critical to our reputation and our ability to serve our customers. If the volume of traffic on our Web sites continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. While slower response times have not had a material effect on our results of operations to date, our Web sites have in the past and may in the future experience slower response times due to increased traffic.

FUTURE REGULATIONS OR THE INTERPRETATION OF EXISTING LAWS PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR PRODUCTS OR INCREASE THE COST OF DOING BUSINESS.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services. In particular, we must comply with the Children's Online Privacy Protection Act, which, as implemented, mandates that we obtain verifiable, informed parental consent before we collect, use or disclose personal information from children under the age of 13. Future laws or regulations may relate to information retrieved from or transmitted over the Internet, consumer protection, online content, user privacy, taxation and the quality of products and services. Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, impractical or impossible.

WE MAY BE LIABLE FOR INVASION OF PRIVACY OR MISAPPROPRIATION BY OTHERS OF OUR USERS' INFORMATION, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND FINANCIAL RESULTS.

     Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     The market prices of the securities of Internet-related companies have been volatile, and have experienced fluctuations that often have been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our stock. In addition, our stock price is likely to be volatile as a result of one or more of the following factors, most of which are beyond our control:

        - variations in our quarterly operating results;

        - changes in securities analysts' estimates of our financial performance;

        - loss of a major customer or failure to complete significant transactions;

        - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        - changes in market valuations of similar companies;

        - the discussion of our company or stock price in online investor communities such as chat rooms;

        - additions or departures of key personnel; and

        - fluctuations in stock market price and volume.

     In the past, securities class action lawsuits alleging fraud have often been filed against a company following periods of volatility in the market price of its securities. In the future, we may be the target of similar lawsuits. If a lawsuit were to be filed against us, it could result in substantial costs and the diversion of our management's attention and resources, which could seriously harm our financial results or result in a decline in the market price of our common stock. Declines in the market price of our common stock could also harm employee morale and retention, our ability to attract qualified employees and our access to capital.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.

     Sales of substantial amounts of shares of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate because investors could purchase shares in the public market instead of directly from us.

     Upon completion of this offering, we will have outstanding an aggregate of 26,088,309 shares of common stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 20,688,309 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act. Our stockholders and option holders holding in the aggregate 20,679,831 shares of common stock and options to purchase 1,457,204 shares of common stock, including all of our executive officers and directors, have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus.


     As a result of the contractual restrictions described above and the provisions of Rules 144, 144(k) and 701 described under "Shares Eligible for Future Sale," restricted shares will be available for sale in the public market as follows, subject, in some cases, to volume limitations:


90 days from the date of this prospectus....................       8,478
180 days from the date of this prospectus...................  20,430,039
More than 180 days from the date of this prospectus.........     249,792


     A large number of the holders of our common stock also have demand and piggyback registration rights enabling them to register their shares for sale under the Securities Act. For more detailed information, see "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.


     The initial public offering price is substantially higher than the net tangible book value per share of our common stock. You will, therefore, incur immediate dilution of $9.70 in pro forma net tangible book value per share of common stock from the price you pay for our common stock, based on an assumed public offering price of $12.00 per share. You will incur additional dilution upon the exercise of stock options exercisable for 1,580,612 shares of common stock outstanding as of May 10, 2001, which have been granted between April 18, 2000 and May 10, 2001 with a weighted average exercise price of $7.19 per share, which is significantly below the initial public offering price in this offering, or if the underwriters exercise their over-allotment option. For more detailed information, see "Dilution."


BECAUSE OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET, THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

     There has not been a public market for our common stock. As a result, the initial public offering price was determined by negotiations among the underwriters and us, and may not be indicative of prices that will prevail in the public trading markets. We also cannot predict the extent to which a trading market for our common stock will develop or how liquid that market will be. You may not be able to resell your shares at or above the initial public offering price. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

WE HAVE ANTI-TAKEOVER PROTECTIONS, WHICH MAY DISCOURAGE OR PREVENT A TAKEOVER OF US, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for another company to acquire us, even if a takeover would benefit our stockholders. The provisions in our corporate documents:

        - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive;

        - establish a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

        - prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

        - prohibit stockholders from calling special meetings of stockholders;

        - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

        - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in our control, which may depress the market price of our common stock.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS FROM THIS OFFERING AND YOU MAY NOT AGREE WITH THESE USES.

     We plan to use the net proceeds from this offering for repayment of outstanding indebtedness, capital expenditures, working capital and other general corporate purposes. If we acquire T.S.T.S. or any of the operations of our other franchisees, we expect to use a portion of the net proceeds from this offering to consummate these acquisitions. We may also use a portion of the net proceeds from this offering to acquire or invest in other complementary businesses or technologies. We will have broad discretion in determining how we apply the proceeds from this offering, and stockholders may not agree with these uses. We may not be successful in investing the proceeds from this offering in our operations or external investments to yield a favorable return.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY PREVENT A CHANGE OF CONTROL.


     Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our common stock and their affiliates will beneficially own approximately 74.1% of our outstanding common stock. In particular, John S. Katzman, our Chief Executive Officer, will beneficially own approximately 37.6% of our outstanding common stock. As a result, these stockholders, if they act as a group, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of our company and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition. See "Principal Stockholders" for the names and ownership of our directors, executive officers and holders of more than 5% of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. We generally identify forward-looking statements in this prospectus using words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               OUR RESTRUCTURING

     Until March 31, 2000, we operated as an S corporation with four majority owned limited liability company subsidiaries. On April 1, 2000, we completed a corporate restructuring. We implemented this restructuring in order to eliminate minority interests in our subsidiaries, provide all equity holders with a common interest in our company and otherwise facilitate the initial public offering contemplated by this prospectus. As part of our restructuring, all stockholders of the S corporation and Random House TPR, Inc. and a number of our franchisees, who held all the minority equity interests in our subsidiaries, contributed their interests to a newly formed holding company. In exchange for these interests, we issued to these holders a total of 12,561,986 shares of Class A common stock and 1,820,025 shares of Class B non-voting common stock of the holding company. As a result of this restructuring, our status as an S corporation terminated. Our current structure is that of a holding company with five wholly owned subsidiaries.

     Immediately prior to our restructuring, we distributed to the stockholders of the S corporation and the minority interest holders of one of our limited liability company subsidiaries a total of 742,876 shares of common stock of Student Advantage, Inc. held by that subsidiary. The public market value of this stock on the date of distribution was approximately $7,428,000. In connection with this distribution and the distribution of 32,168 shares of stock of Student Advantage to our employees described in the following paragraph, we recorded a gain of $7.6 million in the first half of 2000.

     Prior to our restructuring, we maintained a Phantom Stock Unit, or PSU, Plan and a Stock Appreciation Rights, or SAR, Plan for the benefit of our employees. In connection with our restructuring, we adopted our 2000 Stock Incentive Plan and terminated the PSU and SAR plans. In exchange for relinquishing their interests in PSUs and SARs, the participants in these plans received a total of 917,204 shares of Class B non-voting common stock, options under our stock incentive plan exercisable for a total of 1,315,952 shares of Class B non-voting common stock, cash payments totaling approximately $5.9 million and a total of 32,168 shares of common stock of Student Advantage with a total public market value of approximately $168,000 on the date of distribution.


     Persons who participated in various aspects of these restructuring transactions include a number of our executive officers and directors and Random House TPR, Inc., which owned a 20% interest in each of our subsidiaries immediately prior to our restructuring and continues to own approximately 18.7% of our common stock as of May 10, 2001, without giving effect to the conversion of our outstanding preferred stock. The interests of these parties in the restructuring transactions and Random House TPR, Inc.'s ongoing involvement in our operations are further described in this prospectus under "Related Party Transactions."

                   OUR FRANCHISED OPERATIONS AND OUR PLANS TO
                        ACQUIRE OUR DOMESTIC FRANCHISES

OUR FRANCHISES


     Our classroom-based courses and tutoring services are provided through company-operated locations and through our independent franchisees. Our franchisees provide these test preparation courses and tutoring services under the Princeton Review brand within a specified territory, in accordance with franchise agreements with us. In exchange, our franchisees pay us a royalty of 8% of their cash receipts collected under the Princeton Review name. They also purchase our course and marketing materials, which they use in conducting and promoting their classes. Royalties collected from our independent franchisees and revenue from their purchases of materials together accounted for approximately 16% of our 2000 revenue.



     Our franchisees do not provide our Princeton Review Online courses. However, to the extent we provide our Princeton Review Online courses to customers residing within the exclusive jurisdictions of our franchisees, we are obligated to pay those franchisees a royalty of 15% of all of our revenue derived from selling Princeton Review Online courses to students residing in their territories, net of certain administrative expenses. We have entered into this royalty arrangement with all of our domestic franchisees. To date, because we have not yet derived significant revenue from our Princeton Review Online courses, our royalty payments to our franchisees have also not been significant. If these courses generate material revenue in the future, the royalty payments will increase proportionally. To the extent we acquire the operations of our franchisees, we will no longer be required to make royalty payments to those franchisees as a result of the termination of their franchises.



     Based on the royalties paid to us by our franchisees, we estimate that our domestic franchisees had cash receipts of approximately $41.3 million in 2000 and that our international franchisees had cash receipts of approximately $6.3 million in 2000. As of March 31, 2001, we had 13 franchisees operating approximately 37 offices under the Princeton Review name in the United States and approximately 13 offices operated by franchisees in 10 additional countries.



     Our domestic franchisees currently provide test preparation courses and tutoring services in the following jurisdictions:



                         NUMBER OF
         STATE           COUNTIES
         -----           ---------
Arizona                    15
California                 8
Colorado                   7
Connecticut                5
Florida                    57
Illinois                   5
Louisiana                  64
Massachusetts              4
Michigan                   3
Missouri                   17



                         NUMBER OF
         STATE           COUNTIES
         -----           ---------
Nevada                     1
New Mexico                 1
New York                   5
North Carolina             5
Ohio                       2
Oklahoma                   77
Pennsylvania               4
Puerto Rico                78
Rhode Island               5
Tennessee                  95
Texas                     254


     Our international franchises are located primarily in Asia. We currently intend to expand our international presence through the sale, in the next several years, of additional franchises in Asian markets, including India, China and the Philippines. This expansion is not expected to result in the incurrence of material expenses, with expenses consisting primarily of insignificant up-front fees and the cost of teacher and office training.

     We are not currently offering any new domestic franchises. We recently completed several acquisitions of businesses operated by our former franchisees, as more fully described below under "Recently Completed Acquisitions." If we are able to negotiate favorable terms, we will seek to purchase the businesses operated by our remaining domestic franchisees over the next several years. We anticipate that acquisitions of our remaining domestic franchisees, if consummated, would involve some combination of cash, debt and the issuance of our common stock. To the extent we consummate acquisitions of the businesses of our franchisees, including T.S.T.S., we expect to use the net proceeds from this offering to fund a portion of the purchase price of these acquisitions. For a more detailed description of our expected use of the net proceeds from this offering for these purposes, see "Use of Proceeds."

RECENTLY COMPLETED ACQUISITIONS

Princeton Review of Boston and Princeton Review of New Jersey


     On March 2, 2001, we acquired the assets comprising the businesses of Princeton Review of Boston and Princeton Review of New Jersey for a total purchase price of approximately $13.8 million. Each of these entities provided test preparation courses under the Princeton Review name through one or more franchise agreements with us.



     Approximately $10,175,000 of the purchase price was paid in cash at the time of closing and was financed through borrowings under our credit facilities. The remaining $3,625,000 of the purchase price was paid by delivery to the sellers of two subordinated promissory notes. The first promissory note is in a principal amount of $3,125,000, is payable as to principal in 20 equal quarterly installments beginning with the 17th calendar quarter following the closing date of the acquisition and bears interest at the rate of 8.25% per year, payable quarterly. This promissory note is convertible into our common stock at the price per share at which shares of our common stock are sold in this initial public offering for a period of 60 days, beginning on the first anniversary date of the completion of this offering. During this period, the holder of the note may convert 100% or any percentage between 0% and 33% of the unpaid principal amount due under the note into common stock. The second promissory note is in a principal amount of $500,000, bears interest at the rate of 8.25% per year, payable on a quarterly basis, and is payable as to the entire principal amount four years from its date of issuance. This note is not convertible.


     Princeton Review of Boston and Princeton Review of New Jersey had combined revenue of approximately $11.6 million for the year ended December 31, 2000. As of December 31, 2000, Princeton Review of Boston and Princeton Review of New Jersey had approximately 47 full time and 347 part time employees.

Princeton Review Peninsula


     On March 2, 2001, we acquired the assets of Princeton Review Peninsula, which provided test preparation courses in several counties in California under the Princeton Review name through a franchise agreement with us. We acquired the operations of Princeton Review Peninsula for a total cash purchase price of approximately $2.7 million, which we financed through borrowings under our credit facilities.


     Based upon the approximately $165,000 in royalties we received from Princeton Review Peninsula in 2000, we estimate that Princeton Review Peninsula had cash receipts of approximately $2.1 million in 2000. As of December 31, 2000, Princeton Review Peninsula had approximately nine full-time and 130 part-time employees.

Princeton Review of Hawaii and Princeton Review of Quebec


     In the third quarter of 2000, we acquired the operations of Princeton Review of Hawaii and Princeton Review of Quebec. Each of these entities provided test preparation courses under the

Princeton Review name through franchise agreements with us. The total purchase price for this acquisition was approximately $320,000 in cash. Based upon the approximately $30,000 in royalties we received from Princeton Review of Hawaii and Princeton Review of Quebec, we estimate that they had combined cash receipts of approximately $375,000 in 1999, the last completed fiscal year prior to our acquisition of these businesses.

     The businesses of Princeton Review of Boston, Princeton Review of New Jersey, Princeton Review Peninsula, Princeton Review of Hawaii and Princeton Review of Quebec have been, or are being, integrated into the operations of our Test Preparation Services division. Because the services they provided prior to our acquisition were very similar to our test preparation business, no material adjustments to the operations of these businesses were required subsequent to the acquisitions.

OPTION AGREEMENT TO ACQUIRE T.S.T.S.


     On October 18, 2000, we entered into an option agreement to acquire the assets of T.S.T.S., which provides test preparation courses in Texas, Arizona, Oklahoma, Louisiana and New Mexico under the Princeton Review name through four franchise agreements with us. Under this option agreement, we have the option to acquire the operations of T.S.T.S. for a total purchase price between $6.2 million and $7.5 million, subject to adjustments specified in the option agreement. The actual purchase price to be paid by us will depend on the financial performance of T.S.T.S. and the timing of the exercise of the option in accordance with the terms of the option agreement. This option remains in effect until July 15, 2001.



     If we exercise this option, we will be required to purchase the operations of T.S.T.S. unless the T.S.T.S. business does not meet the financial performance standards specified in the option agreement. If we exercise the option and T.S.T.S. has met those standards, we must sign a definitive purchase agreement within 30 days after exercising the option and close the purchase within 90 days of exercising the option. Under limited circumstances involving T.S.T.S.'s inability to obtain consents to the transaction from third parties, T.S.T.S. has the right to terminate the option agreement.


     If we exercise our option to purchase T.S.T.S., the difference between the actual purchase price and $4.5 million will be payable by delivery of a five-year promissory note. The remainder of the purchase price will be payable in cash at the time of closing. The promissory note will be payable in 20 equal quarterly installments, beginning with the first business day of the first calendar quarter following the closing date of the acquisition, and will bear interest at the rate of 8.25% per year.


     Based upon the approximately $634,000 in royalties we received from T.S.T.S. in 2000, we estimate that T.S.T.S. had cash receipts of approximately $7.9 million in 2000. As of March 31, 2001, T.S.T.S. had approximately 33 full-time and 400 part-time employees.


     If we acquire the business of T.S.T.S., we expect to retain the majority of its employees. Because the business of T.S.T.S. is very similar to our test preparation business, we do not anticipate that the integration of its business with ours will require any material operational adjustments.

     Our acquisition of T.S.T.S. is subject to a number of conditions, including our ability and willingness to exercise this option, the attainment by T.S.T.S. of specified financial benchmarks, the availability of financing, and, if the option is exercised, the fulfilment or waiver of the conditions to closing included in the option agreement and other documentation relating to this acquisition. We cannot assure you that we will complete this acquisition on the terms described in this prospectus, or at all.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds of approximately $57,364,000 from the sale of 5,400,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions of $4,536,000 and estimated offering expenses of approximately $2,900,000. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $66,404,000.


     We plan to use the net proceeds of this offering as follows:


     - approximately $17.1 million to repay outstanding borrowings under our credit facility with Reservoir Capital Partners, L.P. and the other lenders thereunder, under which we had outstanding borrowings of $17.1 million as of May 10, 2001, bearing interest at 13% per year;



     - approximately $6.0 million to $9.0 million to acquire the operations of our remaining domestic franchisees, including the acquisition of T.S.T.S. with respect to which we have entered into an option agreement as described under "Our Franchised Operations and Our Plans to Acquire our Domestic Franchises -- Option Agreement to Acquire T.S.T.S.";



     - approximately $4.5 million to repay outstanding borrowings under our credit facility with Excel Bank, N.A., under which we had outstanding borrowings of $4.5 million as of May 10, 2001, bearing interest at the prime rate plus 1%, which was 8.5% as of May 10, 2001; and


     - the remainder for capital expenditures, working capital and other general corporate purposes.

     If we are able to reach agreements to acquire all of our remaining domestic franchises, the $6.0 million to $9.0 million allocated for that purpose in the previous paragraph would represent approximately 25% of the approximately $25.0 million to $35.0 million that we estimate would be required to consummate these acquisitions. We will seek to finance the remaining portion of the purchase price we expect to pay for these operations through one or more credit facilities that we will seek to obtain shortly after completion of this offering. If we are unable to obtain debt financing in the amounts we require or on acceptable terms, we may use the net proceeds of this offering to pay a greater portion of the purchase price of these operations, up to 100% of the purchase price. To the extent we do so, this will reduce the amount of the net proceeds available for the other uses identified above. We may also seek to refinance a portion of our outstanding indebtedness under our line of credit with Reservoir Capital Partners, L.P.

     The actual aggregate purchase price that we pay for the businesses operated by our franchisees may differ materially from our estimates and will depend upon numerous factors, including our ability to complete the acquisition of T.S.T.S., our ability to negotiate favorable terms with our other franchisees, the continuing viability of our acquisition strategy and the timing of any completed acquisitions. We may also use the net proceeds from this offering to acquire or invest in other complementary businesses or technologies.

     The amounts and timing of our expenditures will depend upon numerous factors, including the amount of proceeds actually raised in this offering, the timing of any acquisitions we complete, the availability of debt financing and the amount of cash generated by our operations. Until the proceeds from this offering are used as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

     The above description represents our present intentions based on our current plans and business conditions. Unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion to allocate the net proceeds from this offering. To the extent we do not complete the acquisitions of T.S.T.S. or our other franchisees, a larger portion of the net proceeds from this offering will not be designated for a specific use and will be subject to the broad discretion of our management.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We currently intend to retain any earnings for use in the operation of our business and to fund future growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION


     The following table describes our capitalization as of March 31, 2001:



     - on an actual basis; and



     - on a pro forma as adjusted basis giving effect to:


        - the conversion of all of our outstanding preferred stock into 5,137,439 shares of common stock upon the completion of this offering;

        - the conversion of our Class A common stock and Class B non-voting common stock into common stock upon the completion of this offering;

        - the issuance of 249,792 shares of common stock upon the automatic cashless exercise of warrants upon completion of this offering;

        - the issuance of 5,400,000 shares of common stock offered by this prospectus, at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

        - the repayment of outstanding indebtedness under our credit facilities with a portion of the proceeds of this offering.


     You should read this table together with our consolidated financial statements and the related notes and the other information included elsewhere in this prospectus.



                                                               AS OF MARCH 31, 2001
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                                                   (UNAUDITED)
Long-term debt, net of current portion......................  $ 21,240    $  4,140
Series A redeemable convertible preferred stock, $.01 par
  value; 5,000,000 shares authorized, 3,748,548 issued and
  outstanding actual; no shares authorized, issued or
  outstanding pro forma as adjusted.........................    30,534          --
Class B redeemable non-voting common stock, $.01 par value;
  10,000,000 shares authorized and 2,737,229 shares issued
  and outstanding actual; no shares authorized, issued or
  outstanding pro forma as adjusted.........................    21,767          --
Stockholders' equity (deficit):
  Class A common stock, $.01 par value; 25,000,000 shares
    authorized, 12,561,986 shares issued and outstanding
    actual; no shares authorized, issued or outstanding pro
    forma as adjusted.......................................       126          --
  Preferred stock (undesignated), $.01 par value; no shares
    authorized, issued or outstanding actual; 5,000,000
    shares authorized and no shares issued or outstanding
    pro forma as adjusted...................................        --          --
  Common stock, $.01 par value; no shares authorized, issued or outstanding actual; 100,000,000 shares authorized,
    26,088,309 shares issued and outstanding pro forma as
    adjusted................................................        --         261
  Additional paid-in capital................................     1,811     110,792
  Accumulated deficit.......................................   (24,141)    (24,141)
  Accumulated other comprehensive income....................     1,238       1,238
  Deferred compensation.....................................       (90)        (90)
                                                              --------    --------
    Total stockholders' equity (deficit)....................   (21,056)     88,060
                                                              --------    --------
    Total capitalization....................................  $ 52,485    $ 92,200
                                                              ========    ========

     Outstanding share information in the table above is based on our shares outstanding as of March 31, 2001. This information excludes:



        - 1,580,612 shares of common stock underlying options granted under our stock incentive plan and outstanding as of May 10, 2001 at a weighted average exercise price of $7.19 per share;



        - 249,821 additional shares of common stock reserved for future issuance under our stock incentive plan as of May 10, 2001;


        - 846,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering;


        - assuming an initial public offering price of $12.00 per share, up to 100,000 shares of common stock issuable under warrants outstanding as of May 10, 2001, with an exercise price equal to the initial public offering price of our common stock in this offering; and


        - assuming an initial public offering price of $12.00 per share, up to 260,417 shares of common stock issuable upon conversion of a $3,125,000 convertible promissory note issued in connection with our acquisition of Princeton Review of Boston and Princeton Review of New Jersey.

                                    DILUTION


     Our pro forma net tangible book value as of March 31, 2001 was approximately $3.3 million, or $0.16 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less our total liabilities by the number of shares of common stock outstanding, after giving effect to the issuance of 249,792 shares of common stock upon the automatic cashless exercise of warrants, the conversion of all outstanding preferred stock into 5,137,439 shares of common stock and the conversion of all outstanding shares of Class B non-voting common stock into 2,739,092 shares of common stock upon the completion of this offering. After giving effect to our sale of 5,400,000 shares of common stock at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of March 31, 2001 would have been approximately $60.1 million, or $2.30 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.14 per share and an immediate dilution to new investors of $9.70 per share. The following table illustrates the per share dilution:



Assumed initial public offering price.......................            $ 12.00
  Pro forma net tangible book value per share as of March
     31, 2001...............................................  $ 0.16
  Increase per share attributable to this offering..........    2.14
Adjusted pro forma net tangible book value per share........               2.30
                                                                        -------
Dilution per share to new investors.........................            $  9.70
                                                                        =======



     Assuming the underwriters' over-allotment option is exercised in full, our adjusted pro forma net tangible book value as of March 31, 2001 would have been $2.57 per share, representing an immediate increase in pro forma net tangible book value of $2.41 per share to our existing stockholders and an immediate dilution of $9.43 per share to new investors.



     The following table illustrates on a pro forma as adjusted basis, as of March 31, 2001, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid or to be paid by our existing stockholders and by new investors at an assumed initial public offering price of $12.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses.


                              SHARES PURCHASED       TOTAL CONSIDERATION
                            --------------------   -----------------------   AVERAGE PRICE
                              NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                            ----------   -------   -------------   -------   -------------
Existing stockholders.....  20,688,309     79.3%   $  46,197,000     41.6%      $ 2.23
New investors.............   5,400,000     20.7       64,800,000     58.4        12.00
                            ----------    -----    -------------    -----       ------
          Total...........  26,088,309    100.0%   $ 110,997,000    100.0%
                            ==========    =====    =============    =====


     The above computations exclude 1,580,612 shares of common stock issuable upon the exercise of options outstanding as of May 10, 2001 at a weighted average exercise price of $7.19 per share. To the extent any of these options are exercised, there will be further dilution to new investors. The above computations also exclude:



     - 249,821 shares of common stock reserved for issuance under our stock incentive plan;


     - 846,000 additional shares of common stock that will be reserved for future issuance under our stock incentive plan upon the completion of this offering;


     - assuming an initial public offering price of $12.00 per share, up to 100,000 shares of common stock issuable under warrants outstanding as of May 10, 2001, with an exercise price equal to the initial public offering price of our common stock in this offering; and


     - assuming an initial public offering price of $12.00 per share, up to 260,417 shares of common stock issuable upon conversion of a $3,125,000 convertible promissory note issued in connection with our acquisition of Princeton Review of Boston and Princeton Review of New Jersey.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Our unaudited pro forma consolidated statement of operations data for the year ended December 31, 2000 and the three months ended March 31, 2001 includes:



     - our summary historical consolidated statement of operations data;



     - summary historical combined statement of operations data of Princeton Review of Boston and Princeton Review of New Jersey;



     - pro forma adjustments made to the historical statement of operations data presented; and



     - our summary unaudited pro forma consolidated statement of operations data, giving effect to our acquisition of Princeton Review of Boston and Princeton Review of New Jersey as if it had been completed January 1, 2000.



     The summary unaudited pro forma consolidated statement of operations data is not necessarily indicative of the operating results or the financial condition that would have been achieved if we had completed the acquisition of Princeton Review of Boston and Princeton Review of New Jersey as of the date indicated and should not be construed as representative of our future operating results or financial condition.



     The summary historical and unaudited pro forma consolidated financial data is qualified by reference to and should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We have calculated the weighted average shares used in computing net income (loss) per share as described in Note 1 to our consolidated financial statements.

                                                                        THREE MONTHS ENDED MARCH 31, 2001
                                                        -----------------------------------------------------------------
                                                                           COMBINED
                                                                      PRINCETON REVIEW OF
                                                                          BOSTON AND
                                                         PRINCETON    PRINCETON REVIEW OF    PRO FORMA
                                                         REVIEW(1)       NEW JERSEY(2)      ADJUSTMENTS        PRO FORMA
                                                         ---------    -------------------   -----------        ---------
                                                        (UNAUDITED)       (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Test Preparation Services...........................    $ 10,245         $  2,134          $    (58)(3)       $ 12,321
  Admissions Services.................................       1,678               --                --              1,678
  K-12 Services.......................................       1,196               --                --              1,196
                                                          --------         --------          --------           --------
        Total revenue.................................      13,119            2,134               (58)            15,195
                                                          --------         --------          --------           --------
Cost of revenue
  Test Preparation Services...........................       3,577              403               (58)(3)          3,922
  Admissions Services.................................         331               --                --                331
  K-12 Services.......................................         322               --                --                322
                                                          --------         --------          --------           --------
        Total cost of revenue.........................       4,230              403               (58)             4,575
                                                          --------         --------          --------           --------
        Gross profit..................................       8,889            1,731                --             10,620
Operating expenses
  Selling, general and administrative.................      12,772            1,110              (107)(4)         13,942
                                                                                                  167(5)
  Research and development............................         116               --                --                116
                                                          --------         --------          --------           --------
        Total operating expenses......................      12,888            1,110                60             14,058
                                                          --------         --------          --------           --------
Operating income (loss)...............................      (3,999)             621               (60)            (3,438)
Interest expense......................................        (589)              --              (270)(6)           (859)
Other income..........................................          64               54                --                118
                                                          --------         --------          --------           --------
Income (loss) before (provision) benefit for income
  taxes...............................................      (4,524)             675              (330)            (4,179)
(Provision) benefit for income taxes..................       1,637               --                --              1,637
                                                          --------         --------          --------           --------
Net income (loss).....................................      (2,887)             675              (330)            (2,542)
                                                          --------         --------          --------           --------
Accreted dividends on Series A redeemable preferred
  stock...............................................      (1,237)              --                --             (1,237)
Accreted dividends on Class B non-voting common
  stock...............................................      (1,136)              --                --             (1,136)
                                                          --------         --------          --------           --------
Net income (loss) attributed to common stockholders...    $ (5,260)        $    675          $   (330)          $ (4,915)
                                                          ========         ========          ========           ========
Net loss per share -- basic and diluted...............    $  (0.34)                                             $  (0.32)
                                                          ========                                              ========
Weighted average basic and diluted shares used in
  computing net loss per share........................      15,299                                                15,299


------------------


(1)Includes the operations of the businesses of Princeton Review of Boston and Princeton Review of New Jersey from March 2, 2001, the date of our acquisition of these businesses, through March 31, 2001.



(2)Represents the operations of these businesses from January 1, 2001 through March 1, 2001.



(3)Represents the elimination of royalty payments and payments for course and marketing materials and other products received by us from these entities.



(4)Represents the elimination of approximately $107,000 in salaries of the principals of these entities who will no longer be employed to operate these businesses.



(5)Represents two months of amortization of goodwill, over a 15-year period, of approximately $142,000 and two months of the amortization of a covenant not to compete, over a four-year period, of approximately $25,000 arising from the transaction.



(6)Represents two months of interest expense related to borrowings incurred to finance this acquisition consisting of $10,175,000 borrowed under our $25.0 million line of credit with Reservoir Capital Partners, L.P. and subordinated promissory notes for approximately $3.6 million issued in connection with the acquisition of the assets of Princeton Review of Boston and Princeton Review of New Jersey, of which approximately $3.1 million is convertible into common stock. These subordinated promissory notes bear interest at the rate of 8.25% per year. Interest on borrowings under the line of credit is 13% per year. This adjustment assumes that the convertible note is not converted into common stock during the period presented.

                                                                        YEAR ENDED DECEMBER 31, 2000
                                                        -------------------------------------------------------------
                                                                         COMBINED
                                                                    PRINCETON REVIEW OF
                                                                        BOSTON AND
                                                        PRINCETON   PRINCETON REVIEW OF    PRO FORMA
                                                         REVIEW         NEW JERSEY        ADJUSTMENTS       PRO FORMA
                                                        ---------   -------------------   -----------       ---------
                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue
  Test Preparation Services...........................  $ 34,048         $ 11,603          $ (1,530)(1)     $ 44,121
  Admissions Services.................................     4,480               --                --            4,480
  K-12 Services.......................................     5,351               --                --            5,351
                                                        --------         --------          --------         --------
        Total revenue.................................    43,879           11,603            (1,530)          53,952
                                                        --------         --------          --------         --------
Cost of revenue
  Test Preparation Services...........................    11,532            5,133            (1,530)(1)       15,135
  Admissions Services.................................       965               --                --              965
  K-12 Services.......................................       967               --                --              967
                                                        --------         --------          --------         --------
        Total cost of revenue.........................    13,464            5,133            (1,530)          17,067
                                                        --------         --------          --------         --------
        Gross profit..................................    30,415            6,470                --           36,885
Operating expenses
  Selling, general and administrative.................    55,241            4,824            (1,196)(2)       59,877
                                                                                              1,008(3)
  Research and development............................       393               --                --              393
                                                        --------         --------          --------         --------
        Total operating expenses......................    55,634            4,824              (188)          60,270
                                                        --------         --------          --------         --------
Operating income (loss)...............................   (25,219)           1,646               188          (23,385)
Gain (loss) on distribution/sale of securities and
  other assets........................................     7,597                9                --            7,606
Interest expense......................................      (237)              --            (2,621)(4)       (2,858)
Other income..........................................       626              153                --              779
                                                        --------         --------          --------         --------
Income (loss) before minority interests, equity
  interest in operations of affiliates and (provision)
  benefit for income taxes............................   (17,233)           1,808            (2,433)         (17,858)
Minority interests' share of income in subsidiaries...       (50)              --                --              (50)
Equity interest in operations of affiliates...........      (881)              --                --             (881)
Income (loss) before (provision) benefit for income
  taxes...............................................   (18,164)           1,808            (2,433)         (18,789)
(Provision) benefit for income taxes..................     9,992              (23)               --            9,969
                                                        --------         --------          --------         --------
Net income (loss).....................................  $ (8,172)        $  1,785          $ (2,433)        $ (8,820)
                                                        --------         --------          --------         --------
Accreted dividends on Series A redeemable preferred
  stock...............................................    (3,504)              --                --           (3,504)
Accreted dividends on Class B non-voting common
  stock...............................................    (3,409)              --                --           (3,409)
                                                        --------         --------          --------         --------
Net income (loss) attributed to common stockholders...  $(15,086)        $  1,785          $ (2,433)        $(15,734)
                                                        ========         ========          ========         ========
Net loss per share -- basic and diluted...............  $  (1.07)                                           $  (1.12)
                                                        ========                                            ========
Weighted average basic and diluted shares used in
  computing net loss per share........................    14,075                                              14,075

------------------

(1) Represents the elimination of royalty payments and payments for course and marketing materials and other products received by us from these entities.

(2) Represents the elimination of approximately $1,196,000 in salaries of the principals of these entities who will no longer be employed to operate these businesses.

(3) Represents amortization of goodwill, over a 15-year period, of approximately $858,000 and the amortization of a covenant not to compete, over a four-year period, of approximately $150,000 arising from the transaction.


(4) Represents interest expense related to borrowings incurred to finance this acquisition consisting of $10,175,000 borrowed under our $25.0 million line of credit with Reservoir Capital Partners, L.P. and subordinated promissory notes for approximately $3.6 million issued in connection with the acquisition of the assets of Princeton Review of Boston and Princeton Review of New Jersey, of which approximately $3.1 million is convertible into common stock. These subordinated promissory notes bear interest at the rate of 8.25% per year. Interest on borrowings under the line of credit is 13% per year. This adjustment assumes that the convertible note is not converted into common stock during the period presented. In addition, interest expense includes approximately $1.0 million which represents amortization of the cost of the 250,000 warrants issued in conjunction with the establishment of our $25.0 million line of credit. These warrants were recorded at a total cost of approximately $3.0 million based on the Black-Scholes valuation method and are being amortized over the three-year life of the loan.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The consolidated statement of operations data for each of the years ended December 31, 1998, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1999 and 2000 has been derived from our consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 has been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 has been derived from our audited consolidated financial statements which are not included in this prospectus. In the opinion of our management, the unaudited consolidated financial statements were prepared by us on a basis consistent with our annual audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of operations for these unaudited periods. The information shown below is qualified by reference to and should be read together with our consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We have calculated the weighted average shares used in computing net income (loss) per share as described in Note 1 to our consolidated financial statements.

                                                                                                                  THREE MONTHS
                                                                                                                     ENDED
                                                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                        ----------------------------------------------------   ------------------
                                                          1996       1997       1998       1999       2000      2000       2001
                                                        --------   --------   --------   --------   --------   -------   --------
STATEMENT OF OPERATIONS DATA:                                                                                     (UNAUDITED)
Revenue
  Test Preparation Services...........................  $ 24,806   $ 27,380   $ 28,323   $ 30,126   $ 34,048   $ 7,857   $ 10,245
  Admissions Services.................................     2,825      5,134      4,464      5,064      4,480       795      1,678
  K-12 Services.......................................        --         --        959      5,113      5,351       685      1,196
                                                        --------   --------   --------   --------   --------   -------   --------
    Total revenue.....................................    27,631     32,514     33,746     40,303     43,879     9,337     13,119
                                                        --------   --------   --------   --------   --------   -------   --------
Cost of revenue
  Test Preparation Services...........................     7,941     10,575      9,844      9,759     11,532     2,584      3,577
  Admissions Services.................................     2,587      2,717      1,672      1,469        965        81        331
  K-12 Services.......................................        --         --        384      1,942        967       195        322
                                                        --------   --------   --------   --------   --------   -------   --------
    Total cost of revenue.............................    10,528     13,292     11,900     13,170     13,464     2,860      4,230
                                                        --------   --------   --------   --------   --------   -------   --------
    Gross profit......................................    17,103     19,222     21,846     27,132     30,415     6,477      8,889
Operating expenses
  Selling, general and administrative.................    19,205     17,919     22,030     28,815     55,241     9,327     12,772
  Research and development............................       493      1,013      1,174        878        393       130        116
                                                        --------   --------   --------   --------   --------   -------   --------
    Total operating expenses..........................    19,698     18,932     23,204     29,693     55,634     9,457     12,888
                                                        --------   --------   --------   --------   --------   -------   --------
Operating income (loss) from continuing operations....    (2,595)       290     (1,358)    (2,560)   (25,219)   (2,980)    (3,999)
Gain on distribution/sale of securities and other
  assets..............................................        --        523        732      1,049      7,597     7,597         --
Interest expense......................................       (45)      (157)      (148)       (88)      (237)      (33)      (589)
Other income..........................................        98         86         79         90        626        42         64
                                                        --------   --------   --------   --------   --------   -------   --------
Income (loss) from continuing operations before
  minority interests, equity interest in operations of
  affiliates and (provision) benefit for income
  taxes...............................................    (2,542)       742       (695)    (1,510)   (17,233)    4,626     (4,524)
Minority interests' share of income in subsidiaries...     1,112       (473)      (505)      (585)       (50)      (50)        --
Equity interest in operations of affiliates...........        --         --         --         --       (881)      164         --
                                                        --------   --------   --------   --------   --------   -------   --------
Income (loss) from continuing operations before
  (provision) benefit for income taxes................    (1,430)       269     (1,200)    (2,095)   (18,164)    4,740     (4,524)
(Provision) benefit for income taxes..................       172        188       (215)        51      9,992      (364)     1,637
                                                        --------   --------   --------   --------   --------   -------   --------
Income (loss) from continuing operations..............    (1,258)       457     (1,415)    (2,044)    (8,172)    4,376     (2,887)
Discontinued operations:..............................
    Loss from operations of discontinued software
      division, net of tax............................    (3,485)    (1,846)      (644)        --         --        --         --
    Loss from operations of discontinued student loan
      division, net of tax............................       228       (655)      (706)        --         --        --         --
    Income on disposal of discontinued software
      division, net of tax............................        --         --      4,874         --         --        --         --
                                                        --------   --------   --------   --------   --------   -------   --------
Income (loss) from discontinued operations............    (3,257)    (2,501)     3,524         --         --        --         --
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss).....................................  $ (4,515)  $ (2,044)  $  2,109   $ (2,044)  $ (8,172)  $ 4,376   $ (2,887)
Accreted dividends on Series A redeemable preferred
  stock...............................................        --         --         --         --     (3,504)       --     (1,237)
Accreted dividends on Class B non-voting common
  stock...............................................      (324)      (356)      (534)    (5,667)    (3,409)       --     (1,136)
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss) attributed to common stockholders...  $ (4,839)  $ (2,400)  $  1,575   $ (7,711)  $(15,086)  $ 4,376   $ (5,260)
                                                        ========   ========   ========   ========   ========   =======   ========
Net income (loss) per share -- basic and diluted:
  Income (loss) from continuing operations............  $  (0.15)  $   0.01   $  (0.19)  $  (0.74)  $  (1.07)  $  0.42   $  (0.34)
  Income (loss) from discontinued operations..........     (0.32)     (0.24)      0.34         --         --        --         --
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss) per share -- basic and diluted......  $  (0.47)  $  (0.23)  $   0.15   $  (0.74)  $  (1.07)  $  0.42   $  (0.34)
                                                        ========   ========   ========   ========   ========   =======   ========
Weighted average basic and diluted shares used in
  computing net income (loss) per share...............    10,231     10,404     10,404     10,404     14,075    10,404     15,299
                                                        ========   ========   ========   ========   ========   =======   ========



                                                                               AS OF DECEMBER 31,                        AS OF
                                                              ----------------------------------------------------     MARCH 31,
                                                               1996       1997       1998       1999        2000         2001
                                                              -------    -------    -------    -------    --------    -----------
BALANCE SHEET DATA:                                                                                                   (UNAUDITED)
Cash and cash equivalents...................................  $ 1,524    $   680    $ 1,519    $ 2,658    $  4,874     $  3,532
Total assets................................................   12,186     13,230     13,459     53,698      58,575       73,332
Long-term debt, net of current portion......................        3        251        264        538         560       21,240
Series A redeemable convertible preferred stock.............       --         --         --         --      29,202       30,534
Class B redeemable non-voting common stock..................    3,819      4,175      4,709     10,376      20,572       21,767
Stockholders' equity (deficit)..............................     (715)    (2,841)    (1,643)    23,405     (14,836)     (21,056)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We develop, market and sell integrated classroom-based, print and online products and services to students, parents, educators and educational institutions. We earn the majority of our revenue from standardized test preparation courses and tutoring services provided by our company-operated locations and our franchisees. We also earn fees and royalties from authoring books and developing content for third party publishers of books and software.

     We recently introduced a series of Internet-based products and expanded our existing online services in order to complement our core products and create online revenue streams. In July 2000, we introduced our Princeton Review Online test preparation courses. During 2000, we also significantly enhanced the content and functionality of our Review.com Web site. Finally, in August 2000, we began selling our Homeroom.com subscription service to K-12 schools. To launch and expand these online products and services, we have significantly increased our operating expenses in recent periods, resulting in increasing losses from continuing operations in each of 1998, 1999 and 2000. In order to increase our revenue growth, we will need to derive a substantial portion of our future revenue from our Internet businesses, including tuition fees from our Princeton Review Online courses, marketing and advertising fees from Review.com and subscription fees from Homeroom.com. In 2000, we derived approximately 5% of our revenue from our Internet operations.


     We operate our businesses through three divisions, each of which combines our traditional and online products and services. Our Test Preparation Services division provides classroom-based and Princeton Review Online test preparation courses and receives royalties from our independent franchisees who provide classroom-based courses under the Princeton Review brand. In addition, Test Preparation Services offers admissions counseling services directly to students and through institutional relationships with high schools. Our Admissions Services division authors our print and software titles published primarily by Random House and operates our Review.com Web site. Finally, our K-12 Services division authors workbooks and creates Princeton Review branded content for textbooks published by McGraw-Hill and operates our Homeroom.com subscription service.


Revenue

     Historically, we have derived the majority of our revenue from the services provided by our Test Preparation Services division, which had approximately $34.0 million in revenue and approximately $22.5 million in gross profit in 2000. Test Preparation Services derives its revenue from our company-owned operations and from our independent franchisees. Revenue from our independent franchisees is received by us in the form of royalties and fees for course and marketing materials. Our franchisees operate these businesses independently and are responsible for all of the costs and expenses associated with rendering their services.

     In recent periods, profits from the Test Preparation Services division have been used to fund costs of the online initiatives of our Admissions Services and K-12 Services divisions. In the future, we expect that revenue from these initiatives will represent a greater percentage of our overall revenue, as we expand our newer Internet-based products and services.

     Test Preparation Services. The Test Preparation Services division derives revenue from:

        - test preparation courses and tutoring services, which consists of tuition and fees paid to our company-operated sites. We recognize revenue from tuition paid for our courses over the life of the course, which is usually from five to 10 weeks depending on the course type. Tutoring revenue is based on an hourly fee and is recognized as the services are delivered. Course and tutoring revenue represented approximately 61% of our total revenue in 2000.


        - royalty fees paid to us by our independent franchisees. These royalties are 8% of all cash receipts collected by our franchisees for all test preparation and tutoring services performed by them under the Princeton Review name. Our franchise contracts have an average term of 10 years and automatically renew with the payment of a renewal fee and satisfaction by the franchisees of requirements for renewal. In 1999 and 2000, royalties received from franchisees also included a per student fee paid by our franchisees for use by their students of our online supplemental course tools. We recognize revenue from franchise royalties on a monthly basis. This revenue represented approximately 9.5% of our total revenue in 2000.


        - sales of course and marketing materials and other products to our independent franchisees. This revenue is recognized upon the transfer of title to our customers, which occurs on the shipment dates of these materials. This revenue represented approximately 7% of our total revenue in 2000.

        - admissions counseling services, including Princeton Review 121 services and our institutional contract with Edison Schools, Inc. Princeton Review 121, launched in New York City in 1999, offers high-end college admissions counseling and tutoring to individual students and families. This revenue is recognized over the period the service is provided. Revenue from our contract to provide Edison Schools with admissions counseling services is recognized annually over the school year. Revenue from our admissions counseling services represented approximately 0.6% of our total revenue in 2000.

     Our Test Preparation Services division launched Princeton Review Online courses in July 2000. To date, we have not derived significant revenue from these courses but expect that these courses will generate significant revenue in future periods.


     We anticipate that future acquisitions of the operations of our domestic franchisees, including T.S.T.S., if consummated, will increase revenue in this division in future periods as recognition of royalties from franchisees is replaced by recognition of all revenue earned from rendering these services. For a pro forma presentation of the impact of our acquisition of Princeton Review of Boston and Princeton Review of New Jersey on our historical financial statements, see "Unaudited Pro Forma Consolidated Financial Data."


     Admissions Services. The Admissions Services division derives revenue from:


        - authoring books published by Random House and providing content for software. This revenue consists of performance-based fees, including royalties and marketing fees from sales of books and software. We recognize these fees based on sales of the books and software when reported to us by the publishers. Additionally, we earn delivery-based fees from Random House in the form of advances and copy editing fees for books written by us. We recognize these fees as the products are delivered. This revenue represented approximately 6% of our total revenue in 2000.


        - annual marketing fees paid to us by colleges and graduate schools to promote their programs on Review.com and in our co-branded publications, and to include their admissions applications on Review.com and APPLY! CD. Historically, we have recog-nized this revenue during the third and fourth quarters as the products were delivered. As a result of the introduction of additional Web-based features in 2000, in the third quarter of 2000 we began recognizing this revenue ratably over the course of the year. This revenue represented approximately 1.5% of our total revenue in 2000.


        - sales of advertising and sponsorships to businesses and schools wishing to promote their products, services and programs on Review.com. Advertising and sponsorship revenue is recognized each month based on contractual terms. This revenue represented approximately 2.7% of our total revenue in 2000.


     K-12 Services. The K-12 Services division currently derives revenue from our agreement with McGraw-Hill through:

        - royalties for Princeton Review branded content that we provide for their textbooks, which we recognize based on sales reported by McGraw-Hill;


        - an annual fee for the use of the Princeton Review trademark on materials published by McGraw-Hill, which we recognize pro rata over the entire year;


        - development fees for the production of workbook manuscripts, which we recognize as the products are delivered; and

        - an annual fee for preparing questions for an electronic database in various subjects and grade levels, which we recognize as the questions are completed.

     These fees are based on rates and other terms specified in our agreement with McGraw-Hill, which has an initial term that expires in 2002 and renews automatically for additional one-year periods unless terminated by either party. Under the agreement, the maximum amount of royalties that we can earn in any one year is approximately $1.6 million. Our agreement with McGraw-Hill also contains a non-competition provision that restricts us from entering into a similar agreement during the term of the agreement with anyone engaged in the development, publication and distribution of proprietary educational materials to the pre-K-12 educational market. It also restricts our use, after the expiration of the agreement, of the materials we develop under the agreement by not permitting us to use or publish more than 40% of those materials in competing textbooks or other educational programs.

     Substantially all of the revenue generated by this division to date has been generated from non-Internet-related services rendered under our agreement with McGraw-Hill. With the launch of the Homeroom.com subscription service in the third quarter of 2000, this division also began to earn annual subscription fees from schools and families, which were not significant in 2000. We recognize this subscription revenue ratably over the life of the subscription period, which is typically one or two years. With respect to revenue received through our distribution agreement with bigchalk.com, we only recognize the portion of the revenue to which we are entitled under the agreement. For a description of our distribution agreement with bigchalk.com, see "Business -- Sales and Marketing."

Cost of Revenue

     Test Preparation Services. Cost of revenue consists of course expenses of our company-owned operations and cost of materials sold. Course expenses consist of costs incurred to deliver test preparation courses, tutoring and admissions counseling services, including rent of classroom space, teacher salaries, credit card fees, costs of course materials purchased from third party vendors and a fee of 2% of our cash receipts paid to a national advertising fund contributed to by us and our franchisees. Costs of materials sold are comprised of the costs to manufacture and distribute the course and marketing materials and other products. The largest components of cost of revenue in our Test Preparation Services division are rent of classroom space and teacher salaries, which together accounted for approximately 53% of the cost of revenue of this division in 2000. In the third quarter of 2000, we began paying a royalty to our franchisees in exchange for allowing us to offer our Princeton Review Online courses within their territories. Through December 31, 2002, this royalty will be calculated as 15% of our revenue from Princeton Review Online courses provided to students residing within our franchisee's territories, net of certain administrative expenses. In future periods, cost of revenue in this division will include the costs of operating any businesses that we may acquire in the future from our remaining franchisees. Similarly, royalties payable to franchisees from Princeton Review Online courses would be reduced as we acquire franchises.


     Admissions Services. Cost of revenue consists primarily of the costs to author, develop, edit and produce the content for books, software, our Review.com Web site and other products. To the extent these costs relate to revenue which is not recognized until products are delivered, the corresponding costs are also deferred until delivery of the products.


     K-12 Services. Cost of revenue consists of costs to author and produce the workbooks, develop content for textbooks and our Homeroom.com subscription service and develop our question pool. To the extent these costs relate to revenue which is not recognized until products are delivered, the corresponding costs are also deferred until delivery of the products. Beginning with the third quarter of 2000, we began amortizing Web site related content development costs. As of March 31, 2001, we had approximately $3.0 million of capitalized Web site related content development costs.


Selling, General and Administrative Expenses


     Selling, general and administrative expenses include payroll and payroll related expenses, advertising expenses and office facility expenses, including rent, utilities, telephone and miscellaneous expenditures, which collectively represented approximately 61% of our total selling, general and administrative expenses in 2000. Selling, general and administrative expenses also include compensation expenses associated with the PSU and SAR plans formerly maintained by us, as well as the one time compensation expense incurred by us in the second quarter of 2000 as a result of the termination of those plans as part of our restructuring. These expenses comprised approximately 19% of our total selling, general and administrative expenses in 2000. Compensation expenses in connection with awards under our new 2000 Stock Incentive Plan are also recorded in selling, general and administrative expenses. Finally, the remaining components of selling, general and administrative expenses include professional fees, travel and entertainment and depreciation and amortization. In future periods, selling, general and administrative expenses associated with our Test Preparation Services division will include expenses associated with the operation of any businesses that we may acquire in the future from our remaining franchisees. For a more detailed description of our restructuring and the termination of our PSU and SAR plans, see "Our Restructuring."


Research and Development

     Research and development expense consists of expenses incurred by our Test Preparation Services division to develop, update and enhance course materials and curriculum and to develop instructors' training methods.

Minority Interests' Share of Income in Subsidiaries

     Minority interest expense consists of the share of the profits attributed to the holders of minority interests in our subsidiaries. As a result of our restructuring, all minority interests have been eliminated.

(Provision) Benefit for Income Taxes

     Until March 31, 2000, we operated as an S corporation with ownership interests in limited liability company subsidiaries. Prior to that time, our earnings were included in the taxable income of our stockholders for federal and some state income tax purposes. We were not subject to income tax on our earnings, other than with respect to state and local jurisdictions that do not recognize the S corporation or LLC structure. State and local taxes were accrued for those jurisdictions that do not recognize the S corporation or LLC structure, at rates reflective of those state and local jurisdictions. As a result of our restructuring from an S corporation to a C corporation, we have become subject to federal, state and local taxes. Accordingly, we now record future tax benefits and deferred tax liabilities and a corresponding tax benefit or tax expense in our statement of income.

Loss from Discontinued Operations and Income on Disposal of Discontinued Software Division

     Loss from discontinued operations represents the net revenue and expenses relating to our Student Loan and Software Manufacturing and Distribution divisions, which were discontinued in 1998. Income on disposal of discontinued software division represents the gain to us from the sale of our Software Manufacturing and Distribution division to The Learning Company in 1998 and the grant to The Learning Company of a license to use our brand. We received approximately $5.1 million in the transaction, resulting in a net gain of approximately $4.9 million.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, selected data from our statements of operations as a percentage of total revenue. We have derived our statements of operations data for 1998, 1999 and 2000 periods from our audited financial statements. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.


                                                                                          THREE MONTHS
                                                                    YEARS ENDED              ENDED
                                                                   DECEMBER 31,            MARCH 31,
                                                              -----------------------    --------------
                                                              1998     1999     2000     2000     2001
                                                              -----    -----    -----    -----    -----
STATEMENT OF OPERATIONS DATA:                                                             (UNAUDITED)
Revenue
  Test Preparation Services.................................   83.9%    74.7%    77.6%    84.2%    78.1%
  Admissions Services.......................................   13.2     12.6     10.2      8.5     12.8
  K-12 Services.............................................    2.9     12.7     12.2      7.3      9.1
                                                              -----    -----    -----    -----    -----
    Total revenue...........................................  100.0    100.0    100.0    100.0    100.0
Cost of revenue
  Test Preparation Services.................................   29.2     24.2     26.3     27.7     27.3
  Admissions Services.......................................    5.0      3.7      2.2      0.9      2.5
  K-12 Services.............................................    1.1      4.8      2.2      2.1      2.5
                                                              -----    -----    -----    -----    -----
    Total cost of revenue...................................   35.3     32.7     30.7     30.7     32.3
                                                              -----    -----    -----    -----    -----
    Gross profit............................................   64.7     67.3     69.3     69.3     67.7
Operating expenses
  Selling, general and administrative.......................   65.3     71.5    125.9     99.9     97.4
  Research and development..................................    3.5      2.2      0.9      1.4      0.9
                                                              -----    -----    -----    -----    -----
    Total operating expenses................................   68.8     73.7    126.8    101.3     98.3
                                                              -----    -----    -----    -----    -----
Loss from continuing operations.............................   (4.1)    (6.4)   (57.5)   (32.0)   (30.6)
Gain on distribution/sale of securities and other assets....    2.2      2.6     17.3     81.4       --
Interest expense............................................   (0.4)    (0.2)    (0.5)    (0.4)    (4.5)
Other income................................................    0.2      0.2      1.4      0.4      0.5
                                                              -----    -----    -----    -----    -----
Loss from continuing operations before minority interests,
  equity interest in operations of affiliates and
  (provision) benefit for income taxes......................   (2.1)    (3.8)   (39.3)    49.4    (34.6)
Minority interests' share of income in subsidiaries.........   (1.5)    (1.4)    (0.1)    (0.5)      --
Equity interest in operations of affiliates.................     --       --     (2.0)     1.8       --
Loss from continuing operations before (provision) benefit
  for income taxes..........................................   (3.6)    (5.2)   (41.4)    50.7    (34.6)
(Provision) benefit for income taxes........................   (0.6)     0.1     22.8     (3.9)    12.5
                                                              -----    -----    -----    -----    -----
Loss from continuing operations.............................   (4.2)    (5.1)   (18.6)    46.8    (22.1)
Discontinued operations:
  Loss from discontinued operations, net of tax.............   (4.0)      --       --       --       --
  Income on disposal of discontinued software division, net
    of tax..................................................   14.4       --       --       --       --
                                                              -----    -----    -----    -----    -----
Income from discontinued operations.........................   10.4       --       --
                                                              -----    -----    -----    -----    -----
Net income (loss)...........................................    6.2%    (5.1)%  (18.6)%   46.8%   (22.1)%
                                                              =====    =====    =====    =====    =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2001 AND 2000



Revenue



     Our total revenue increased from $9.3 million in 2000 to $13.1 million in 2001, representing a 40% increase.



     Test Preparation Services revenue increased from $7.9 million in 2000 to $10.2 million in 2001, representing a 30% increase, comprised primarily of an increase of approximately $2.1 million in revenue from our company-owned operations. The increased revenue from company-owned operations resulted from the inclusion of approximately $1.3 million in revenue attributable to the operations acquired from Princeton Review of Boston, Princeton Review of New Jersey and Princeton Review Peninsula for the approximately one month period from the date of our acquisition of these businesses to March 31, 2001, an increase of approximately $460,000 attributable to increased enrollment at our other locations and an increase of approximately $340,000 attributable to average price increases at our other locations.



     Admissions Services revenue increased from $800,000 in 2000 to $1.7 million in 2001, representing a 111% increase. This increase resulted primarily from an increase of approximately $730,000 in Internet-based advertising revenue and an increase of approximately $360,000 in college marketing fees. These increases were partially offset by a decrease in delivery-based book and publication fees of approximately $110,000 resulting from fewer book manuscripts delivered to the publisher.



     K-12 Services revenue increased from $685,000 in 2000 to $1.2 million in 2001 representing a 74% increase. This increase resulted primarily from increased revenue from McGraw Hill, consisting of an increase of approximately $360,000 in revenue from workbooks delivered and an increase of approximately $110,000 in royalty revenue. Revenue from subscription fees for the Homeroom.com subscription service was not significant in the first quarter of 2001 but is expected to increase in future periods.



Cost of revenue



     Our total cost of revenue increased from $2.9 million in 2000 to $4.2 million in 2001, representing a 48% increase.



     Test Preparation Services cost of revenue increased from $2.6 million in 2000 to $3.6 million in 2001, representing a 38% increase. This increase resulted from the inclusion of approximately $600,000 in costs associated with the operation of the businesses acquired from Princeton Review of Boston, Princeton Review of New Jersey and Princeton Review Peninsula, an increase of approximately $300,000 in the cost of delivering our courses, due in part to increased enrollment, and an increase of approximately $250,000 in the cost of materials sold to our independent franchises.



     Admissions Services cost of revenue increased from $81,000 in 2000 to $331,000 in 2001, representing a 307% increase. This increase resulted primarily from an increase of approximately $150,000 in costs associated with the operation of our Review.com Web site and an increase of approximately $100,000 in costs associated with our book publication business.



     K-12 Services cost of revenue increased from $195,000 in 2000 to $322,000 in 2001, representing a 65% increase. This increase is primarily attributable to approximately $106,000 of expense related to the amortization of capitalized costs associated with the development of our Homeroom.com question pool.

Operating expenses



     Selling, general and administrative expenses increased from $9.3 million in 2000 to $12.8 million in 2001, representing a 37% increase. This increase resulted primarily from the following:



     - an increase of approximately $2.3 million in salaries and payroll taxes primarily related to new product development and sales efforts for Princeton Review Online, Homeroom.com and Review.com;



     - an increase of approximately $670,000 in Web site technology and development expenses resulting primarily from the development of Homeroom.com and Review.com;



     - an increase of approximately $600,000 in advertising and marketing expenses; and



     - an increase of approximately $600,000 attributable primarily to personnel related costs, including office rent and expenses, travel and entertainment, employee benefits and recruiting fees.



These increases were partially offset by a decrease of approximately $1.6 million resulting from the elimination of expenses associated with our PSU and SAR plans due to their termination in 2000.



     Research and development costs decreased from $130,000 in 2000 to $117,000 in 2001, representing a 10% decrease.



Gain on Distribution/Sale of Securities and Other Assets



     We recorded a gain of $7.6 million in the first quarter of 2000 related to the distribution of Student Advantage stock to our stockholders in connection with our restructuring. There were no gains recorded in 2001.



Interest expense



     Interest expense increased from approximately $33,000 in 2000 to $589,000 in 2001. This increase resulted from interest expense incurred under our lines of credit with Excel Bank, N.A. and Reservoir Capital Partners, L.P., which we obtained in the fourth quarter of 2000 and from interest expense associated with the amortization of the cost of warrants issued in the fourth quarter of 2000.



Other income



     Other income increased from $42,000 to $64,000, representing a 52% increase. This increase resulted from increased interest income earned on outstanding cash balances.


COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND 1999

Revenue

     Our total revenue increased from $40.3 million in 1999 to $43.9 million in 2000, representing a 9% increase.


     Test Preparation Services revenue increased from $30.1 million in 1999 to $34.0 million in 2000, representing a 13% increase, comprised of an increase of approximately $3.6 million in revenue from our company-owned operations and an increase of approximately $600,000 in royalties from independent franchisees. The increased revenue from company-owned operations resulted primarily from an increase of approximately $3.1 million in revenue from test preparation courses and tutoring, of which approximately $1.5 million was attributable to increased enrollment and approximately $1.6 million was attributable to average price increases. These increases were partially offset by a decrease of approximately $300,000 in franchise sales.

     Admissions Services revenue decreased from $5.1 million in 1999 to $4.5 million in 2000, representing a 12% decrease. This decrease resulted primarily from decreases in book and publication fees of approximately $1.0 million and college marketing fees of approximately $335,000. This decrease was partially offset by increased Internet-based advertising revenue of approximately $844,000. The decrease in college marketing fees from $980,000 in 1999 to $645,000 in 2000 was caused by a change in our method of recognizing this revenue. In 1999 and prior periods, we recognized this revenue solely in the third and fourth quarters, as the books, magazine and college application CD's containing the marketing materials and applications were delivered. In 2000, we began to include the colleges' marketing information and applications on our Review.com Web site. This alteration in the mix of services rendered requires us to recognize this revenue over the 12-month period that this information is maintained on our Web site. Accordingly, we now recognize this revenue ratably over the course of the year beginning in the third quarter when the marketing information and applications first appear on the Web site. Book and publication fees decreased from $3.4 million in 1999 to $2.4 million in 2000 due primarily to the delivery of 33 fewer book manuscripts in 2000 compared to 1999.


     K-12 Services revenue increased from $5.1 million in 1999 to $5.4 million in 2000, representing a 5% increase. This increase resulted primarily from an increase in royalty revenue and other fees from McGraw-Hill and was partially offset by a $900,000 decrease in workbook development fees.


Cost of Revenue

     Our total cost of revenue increased from $13.2 million in 1999 to $13.5 million in 2000, representing a 2% increase.


     Test Preparation Services cost of revenue increased from $9.8 million in 1999 to $11.5 million in 2000, representing an 18% increase. This increase resulted from an increase of approximately $900,000 in the cost of delivering our courses, due in part to increased enrollment, and an increase of approximately $800,000 in the cost of materials sold to our independent franchises. The increase in the cost of materials sold resulted primarily from increased sales in 2000 and the reduction of accruals of approximately $390,000.



     Admissions Services cost of revenue decreased from approximately $1.5 million in 1999 to approximately $1.0 million in 2000, representing a 34% decrease. This decrease resulted primarily from a decrease in the number of book manuscripts delivered to Random House. In 1999, we delivered 86 book manuscripts to Random House, compared to 53 delivered in 2000.


     K-12 Services cost of revenue decreased from approximately $1.9 million in 1999 to approximately $1.0 million in 2000, representing a 50% decrease. This decrease is primarily attributable to lower sales of workbooks to McGraw-Hill during 2000 and increased use of the division's editorial staff to compile McGraw-Hill's question pool, rather than freelance talent whose fees were included in cost of revenue.

Operating Expenses

     Selling, general and administrative expenses increased from $28.8 million in 1999 to $55.2 million in 2000, representing a 92% increase. The largest component of this increase was the cost associated with the termination of our PSU and SAR plans and the related distribution of our stock and the stock of Student Advantage to our employees in April 2000. These events resulted in a non-recurring charge of approximately $10.6 million in 2000, which represented an increase of $8.1 million over the prior year's expenses associated with our PSU and SAR plans. The remaining $18.2 million increase was caused by the following:

     - an increase of approximately $6.3 million in salaries and payroll taxes primarily related to new product development and sales efforts for Princeton Review Online, Homeroom.com and Review.com;

     - an increase of approximately $5.2 million in advertising and marketing expenses;

     - an increase of approximately $2.6 million attributable primarily to personnel related costs, including office rent and expenses, travel and entertainment, employee benefits and recruiting fees;

     - an increase in Web site technology and development expenses of approximately $1.9 million resulting primarily from the development of Homeroom.com and Review.com;

     - increased legal expenses of approximately $500,000 and settlement costs of approximately $1.2 million related to a lawsuit against us; and

     - an increase in miscellaneous professional fees of approximately $400,000.

In addition to the amounts expensed for Web site technology and development, we capitalized approximately $3.2 million of Web site development costs during 2000, compared to approximately $1.0 million capitalized during 1999.

     Research and development costs decreased from $878,000 in 1999 to $393,000 in 2000, representing a 55% decrease. This decrease resulted primarily from an increased focus on the development of our Princeton Review Online courses. Many of the costs associated with the development of these courses were capitalized in 2000, which resulted in a lower expense in 2000.

Gain on Distribution/Sale of Securities and Other Assets

     We recorded a gain of $7.6 million in the first half of 2000, related to the distribution of Student Advantage stock to our stockholders and employees in connection with our restructuring.

Interest Expense

     Interest expense increased from approximately $88,000 in 1999 to $237,000 in 2000, representing a 169% increase. This increase resulted from increases in equipment lease balances, balances outstanding under our credit facility and interest expense associated with the amortization of the cost of warrants issued during 2000.

Other Income

     Other income increased from $90,000 in 1999 to $626,000 in 2000, representing a 593% increase. This represents interest income earned on the company's cash balances which increased substantially in 2000 as a result of the proceeds received from the sale of our Series A preferred stock and proceeds from borrowings under our credit facility with Excel Bank, N.A.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenue

     Our total revenue increased from $33.7 million in 1998 to $40.3 million in 1999, representing a 19% increase.

     Test Preparation Services revenue increased from $28.3 million in 1998 to $30.1 million in 1999, representing a 6% increase, comprised of an increase of approximately $900,000 in revenue from our company-owned operations, an increase of approximately $700,000 in royalties from independent franchisees and approximately $200,000 of initial franchise fees. The increased revenue from company-owned operations resulted primarily from an increase of approximately $700,000 in revenue from test preparation courses and tutoring, of which approximately $500,000 was attributable to enrollment increases and approximately $200,000 was attributable to average price increases.

     Admissions Services revenue increased from $4.5 million in 1998 to $5.1 million in 1999, representing a 13% increase. This increase resulted primarily from fees charged to colleges for various marketing services and our electronic student application, APPLY! CD. These fees increased from approximately $300,000 in 1998 to approximately $980,000 in 1999, representing an increase of approximately 227%.

     K-12 Services revenue increased from $959,000 in 1998 to $5.1 million in 1999, representing a 433% increase. This increase resulted from a full year of rendering services to McGraw-Hill in 1999, as compared with a partial year in 1998.

Cost of Revenue

     Our total cost of revenue increased from $11.9 million in 1998 to $13.2 million in 1999, representing an 11% increase.

     Test Preparation Services cost of revenue remained relatively constant during this period.

     Admissions Services cost of revenue decreased from $1.7 million in 1998 to $1.5 million in 1999, representing a 12% decrease. This decrease resulted from a decrease of approximately $200,000 in content development costs primarily due to lower costs resulting from the delivery of fewer manuscripts in 1999 compared to 1998.

     K-12 Services cost of revenue increased from $384,000 in 1998 to $1.9 million in 1999, representing a 406% increase. This increase resulted from an increase of approximately $1.4 million in expenditures for developing content for McGraw-Hill.

Operating Expenses

     Selling, general and administrative expenses increased from $22.0 million in 1998 to $28.8 million in 1999, representing a 31% increase. This increase resulted primarily from personnel and related cost increases during 1999 of approximately $2.2 million and a compensation expense increase of nearly $3.0 million relating to the PSU and SAR plans. Most of the personnel and related cost increases were attributable to staffing for new initiatives, such as the Homeroom.com subscription service, Princeton Review Online and selling and marketing efforts of the Admissions Services division. In 1999, we booked approximately $3.0 million of compensation expense related to the PSU and SAR plans, compared to approximately $18,000 for compensation expense booked in 1998. This increase resulted primarily from increased vesting of outstanding PSUs and an increase in the value of the PSUs, which was based on the value of our company at that time. The increased selling, general and administrative expenses also resulted from an increase of approximately $895,000 in advertising spending, an increase of approximately $1.0 million in software development expenses and an increase of approximately $522,000 in amortization expense, all related to developing and promoting our new Internet-based products. These increases were partially offset by a decrease of approximately $255,000 in postage and shipping expenses and a decrease of approximately $290,000 in bad debts, due to a large one-time write down effected in 1998.

     Research and development expense decreased from $1.2 million in 1998 to $878,000 in 1999, representing a 25% decrease. This decrease resulted from cost cutting efforts implemented during this period.

Gain on Distribution/Sale of Securities and Other Assets

     Gain from the sale of assets increased from $732,000 in 1998 to $1.0 million in 1999, representing a 43% increase. This increase was due to an increase of approximately $466,000 in gains on sales of Student Advantage stock, offset by a decrease of approximately $150,000 in gain on sale of other assets, as no other assets were sold in 1999.

Interest Expense

     Interest expense decreased from $148,000 in 1998 to $88,000 in 1999, representing a 40% decrease. This decrease was due to lower average loan balances during 1999 compared to 1998.

Other Income

     Other income increased from $79,000 in 1998 to $90,000 in 1999, representing a 14% increase. This increase resulted primarily from an increase in interest income caused by a higher average cash balance during 1999 compared to 1998.

QUARTERLY RESULTS OF OPERATIONS


     The following table presents unaudited statement of operations data for each of the eight quarters in the period ended March 31, 2001. This information has been derived from our historical consolidated financial statements. You should read this information in conjunction with our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.



                                                                              QUARTER ENDED
                                        -----------------------------------------------------------------------------------------
                                        JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                          1999       1999        1999       2000        2000       2000        2000       2001
                                        --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                             (IN THOUSANDS)
Revenue
 Test Preparation Services............  $ 6,982     $ 9,933    $ 6,482     $ 7,857    $  8,537   $ 10,889    $ 6,765    $ 10,245
 Admissions Services..................    1,170       2,046      1,171         795       1,155      1,806        724       1,678
 K-12 Services........................    1,163       1,416      1,979         686       1,204      1,225      2,236       1,196
                                        -------     -------    -------     -------    --------   --------    -------    --------
   Total revenue......................    9,315      13,395      9,632       9,338      10,896     13,920      9,725      13,119
                                        -------     -------    -------     -------    --------   --------    -------    --------
Cost of revenue
 Test Preparation Services............    2,709       2,285      2,421       2,584       3,072      3,266      2,610       3,577
 Admissions Services..................      233         580        652          81         318        400        166         331
 K-12 Services........................      206         504      1,140         195         120        306        346         322
                                        -------     -------    -------     -------    --------   --------    -------    --------
   Total cost of revenue..............    3,148       3,369      4,213       2,860       3,510      3,972      3,122       4,230
                                        -------     -------    -------     -------    --------   --------    -------    --------
   Gross profit.......................    6,167      10,026      5,419       6,478       7,386      9,948      6,603       8,889
Operating expenses
 Selling, general and
   administrative.....................    5,847       6,836     10,068       9,328      20,528     10,674     14,711      12,772
 Research and development.............      150         255        359         129          12        204         48         116
                                        -------     -------    -------     -------    --------   --------    -------    --------
   Total operating expenses...........    5,997       7,091     10,427       9,457      20,540     10,878     14,759      12,888
                                        -------     -------    -------     -------    --------   --------    -------    --------
Operating income (loss) from
 continuing operations................      170       2,935     (5,008)     (2,979)    (13,154)      (930)    (8,156)     (3,999)
                                        -------     -------    -------     -------    --------   --------    -------    --------
Gain on distribution/sale of
 securities and other assets..........       --          --      1,049       7,597          --         --         --          --
Interest expense......................      (22)         (9)       (43)        (33)        (36)       (35)      (133)       (589)
Other income..........................        6          12         48          42         229        202        153          64
                                        -------     -------    -------     -------    --------   --------    -------    --------
Income (loss) from continuing
 operations before minority interests,
 equity interest in operations of
 affiliates and (provision) benefit
 for income taxes.....................      154       2,938     (3,954)      4,627     (12,961)      (763)    (8,136)     (4,524)
                                        -------     -------    -------     -------    --------   --------    -------    --------
Minority interests' share of income in
 subsidiaries.........................       52        (472)       (72)        (50)         --         --         --          --
Equity interest in operations of
 affiliates...........................       --          --         --         165         (36)      (541)      (469)         --
                                        -------     -------    -------     -------    --------   --------    -------    --------
Income (loss) from continuing
 operations before (provision) benefit
 for income taxes.....................      206       2,466     (4,026)      4,742     (12,997)    (1,304)    (8,605)     (4,524)
                                        -------     -------    -------     -------    --------   --------    -------    --------
(Provision) benefit for income
 taxes................................       (4)        (71)       110        (364)      6,311        584      3,461       1,637
                                        -------     -------    -------     -------    --------   --------    -------    --------
Net income (loss).....................  $   202     $ 2,395    $(3,916)    $ 4,378    $ (6,686)  $   (720)   $(5,144)   $ (2,887)
                                        =======     =======    =======     =======    ========   ========    =======    ========



                                                                    AS A PERCENTAGE OF TOTAL REVENUE
                                        -----------------------------------------------------------------------------------------
Revenue:
 Test Preparation Services............     75.0%       74.2%      67.3%       84.2%       78.4%      78.2%      69.6%      78.1%
 Admissions Services..................     12.5        15.3       12.2         8.5        10.6       13.0        7.4       12.8
 K-12 Services........................     12.5        10.5       20.5         7.3        11.0        8.8       23.0        9.1
                                         ------     -------    -------     -------    --------    -------    -------     ------
   Total revenue......................    100.0       100.0      100.0       100.0       100.0      100.0      100.0      100.0
                                         ------     -------    -------     -------    --------    -------    -------     ------
Cost of revenue:
 Test Preparation Services............     29.1        17.1       25.1        27.7        28.2       23.4       26.8       27.2
 Admissions Services..................      2.5         4.3        6.8         0.8         2.9        2.9        1.7        2.5
 K-12 Services........................      2.2         3.8       11.8         2.1         1.1        2.2        3.6        2.5
                                         ------     -------    -------     -------    --------    -------    -------     ------
   Total cost of revenue..............     33.8        25.2       43.7        30.6        32.2       28.5       32.1       32.2
                                         ------     -------    -------     -------    --------    -------    -------     ------
   Gross profit.......................     66.2        74.8       56.3        69.4        67.8       71.5       67.9       67.8
Operating expenses:
 Selling, general and
   administrative.....................     62.8        51.0      104.5        99.9       188.4       76.7      151.3       97.4
 Research and development.............      1.6         1.9        3.7         1.4         0.1        1.5        0.5        0.9
                                         ------     -------    -------     -------    --------    -------    -------     ------
   Total operating expenses...........     64.4        52.9      108.2       101.3       188.5       78.2      151.8       98.3
                                         ------     -------    -------     -------    --------    -------    -------     ------
Operating income (loss) from
 continuing operations................      1.8        21.9      (51.9)      (31.9)     (120.7)      (6.7)     (83.9)     (30.5)
                                         ------     -------    -------     -------    --------    -------    -------     ------
Gain on distribution/sale of
 securities and other assets..........       --          --       10.9        81.4          --         --         --         --
Interest expense......................     (0.2)       (0.1)      (0.5)       (0.4)       (0.4)      (0.3)      (1.4)      (4.5)
Other income..........................      0.1         0.1        0.5         0.5         2.1        1.5        1.6         .5
                                         ------     -------    -------     -------    --------    -------    -------     ------
Income (loss) from continuing
 operations before minority interests,
 equity interest in operations of
 affiliates and (provision) benefit
 for income taxes.....................      1.7        21.9      (41.0)       49.6      (119.0)      (5.5)     (83.7)     (34.5)
                                         ------     -------    -------     -------    --------    -------    -------     ------
Minority interests' share of income to
 subsidiaries.........................      0.6        (3.5)      (0.7)       (0.5)         --         --         --         --
                                         ------     -------    -------     -------    --------    -------    -------     ------
Equity interest in operations of
 affiliates...........................       --          --         --         1.7        (0.3)      (3.9)      (4.8)        --
                                         ------     -------    -------     -------    --------    -------    -------     ------
Income (loss) from continuing
 operations before (provision) benefit
 for income taxes.....................      2.3        18.4      (41.7)       50.8      (119.3)      (9.4)     (88.5)     (34.5)
                                         ------     -------    -------     -------    --------    -------    -------     ------
(Provision) benefit for income
 taxes................................      0.1        (0.5)       1.1        (3.9)       57.9        4.2       35.6       12.5
                                         ------     -------    -------     -------    --------    -------    -------     ------
Net income (loss).....................      2.2%       17.9%     (40.6)%      46.9%      (61.4)%     (5.2)%    (52.9)%    (22.0)%
                                         ======     =======    =======     =======    ========    =======    =======     ======

Revenue

     Test Preparation Services. During the eight quarterly periods presented, our Test Preparation Services revenue has increased in each quarter relative to the corresponding quarter of the previous year. Test Preparation Services revenue has also increased during the third quarter of each of 1999 and 2000 relative to the other quarters in those years, reflecting student preferences to take test preparation courses at the beginning of the traditional school year or in the summer. Historically, Test Preparation Services revenue has decreased in the fourth quarter due to holidays and school vacations.


     Admissions Services. Admissions Services revenue has historically been comprised primarily of revenue from our publishing contracts with Random House, with the exception of the approximately $1.0 million in college marketing fees recorded in the third quarter of 1999, which accounted for the increase in revenue during that period. The historical quarterly fluctuations in revenue received from Random House have resulted primarily from the timing of payments received by us for new books, which we recognize when manuscripts for the new titles are delivered. The timing of new book contracts and the recognition of the payments associated with these contracts has been dependent on Random House's publishing schedules. These schedules have not followed a pattern from year to year or quarter to quarter. Beginning with new book contracts entered into after January 1, 2000, we earn a smaller initial payment upon delivery of a new title, but begin to earn royalties from the first sales of the books. Previously, we received a larger initial payment, but earned royalties only after the initial payment was earned out. During 2000 and the first quarter of 2001, this division recorded increased revenue from advertising on Review.com of approximately $290,000 in the second quarter, $510,000 in the third quarter and $85,000 in the fourth quarter of 2000 and $730,000 in the first quarter of 2001, as compared with the prior four quarterly periods. Finally, in the third quarter of 2000, we recognized approximately $274,000 in college marketing fees, as compared with the third quarter of 1999, during which we recognized approximately $980,000. This was due primarily to the move to Internet-based college marketing services as described under "-- Comparison of Years Ended December 31, 2000 and 1999."


     K-12 Services. The revenue earned by our K-12 Services division during the eight quarterly periods presented is comprised almost entirely of fees earned from our contract with McGraw-Hill. This revenue has been dependent on the timing of McGraw-Hill's production requests which have not followed a pattern from year to year or quarter to quarter. We began earning subscription fees for our Homeroom.com subscription service in the third quarter of 2000, corresponding to the beginning of our sale of this product in August 2000 and the beginning of the school year. To date, these fees have not been significant. We recognize this Internet-based revenue ratably over the terms of the subscriptions, which are typically one or two years.

Cost of Revenue

     Test Preparation Services. Cost of revenue in this division has increased in each quarter presented relative to the corresponding quarter of the previous year.

     Admissions Services. Cost of revenue in this division fluctuates on a quarterly basis due to fluctuations in this division's revenue and the revenue mix. In the third and fourth quarters of 1999, Admissions Services revenue reflected a large percentage of delivery-based fees for book advances, which have higher cost of revenue associated with them. In other quarters presented, Admissions Services revenue was comprised more heavily of performance-based fees and revenue from college marketing and advertising on Review.com, which have much lower associated cost of revenue.

     K-12 Services. Cost of revenue in this division fluctuates on a quarterly basis due to fluctuations in this division's revenue and the revenue mix. In the third and fourth quarters of 1999 and the third quarter of 2000, K-12 Services revenue was comprised more heavily of fees for workbooks and question pool development, which have higher cost of revenue associated with them. By comparison, revenue in the other quarters presented was comprised more heavily of royalties and the recognition of the fee associated with the use of our trademarks, which do not have cost of revenue associated with them.

Selling, General and Administrative Expenses


     Payroll and payroll related expenses, which comprise a large percentage of selling, general and administrative expenses, have generally increased throughout the periods presented, due in large part to increased staffing relating primarily to the expansion of our Internet-based businesses. These payroll and payroll related expenses relating to expansion of our Internet businesses increased from approximately $333,000 in the second quarter of 1999 to approximately $1.6 million in the first quarter of 2001. Major quarterly fluctuations that differ from this trend in the periods presented have resulted primarily from compensation expenses associated with our SAR and PSU plans in the third and fourth quarters of 1999 and the first quarter of 2000 and a one-time charge associated with the termination of those plans in the second quarter of 2000. Finally, selling, general and administrative expenses decreased in the first quarter of 2001 compared to the fourth quarter of 2000 due primarily to a decrease in advertising expenditures.


     As a result of the foregoing and other factors, we believe that quarter-to-quarter comparisons of our results are not necessarily meaningful, and these comparisons should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the shares of our common stock.

LIQUIDITY AND CAPITAL RESOURCES


     Prior to 1995, our primary source of funding had been cash flow from operations. In 1995, we sold a minority interest in our subsidiaries to Random House for approximately $8.0 million. We have also supplemented cash flow from operations by generating cash from periodic sales of stock of Student Advantage owned by us. Cash from these sales totaled approximately $625,000 in 1998 and $1,050,000 in 1999. In 1998, we received approximately $5.1 million from the sale of our software division. In April 2000, we received approximately $27.3 million in gross proceeds from the sale of our Series A preferred stock. The expansion of our Internet-based businesses has required increased amounts of expenditures in 1998, 1999 and 2000 and is expected to require significant additional capital to fund operating losses, capital expenditures and working capital needs. We expect our operating losses to continue for the foreseeable future. At March 31, 2001, we had approximately $3.5 million of cash and cash equivalents.



     Net cash used in operating activities during the three months ended March 31, 2001 was $5.7 million, resulting primarily from the net loss from operations. Net cash used in investing activities during the three months ended March 31, 2001 was $16.3 million, resulting primarily from our acquisition of the operations of Princeton Review of Boston, Princeton Review of New Jersey and Princeton Review Peninsula. Net cash provided by financing activities during the three months ended March 31, 2001 was $20.7 million, resulting primarily from borrowings under our $25 million line of credit and notes issued in conjunction with our acquisition of the operations of Princeton Review of Boston and Princeton Review of New Jersey.


     Net cash used in operating activities during 2000 was $17.6 million, resulting primarily from the net loss from continuing operations. Net cash used in investing activities during 2000 was $13.4 million resulting primarily from the purchase of equipment and software and investment in affiliates. Net cash provided by financing activities during 2000 was $33.3 million resulting primarily from proceeds received from the sale of Series A preferred stock and borrowings under our line of credit.

     Net cash provided by operating activities during 1999 was $4.1 million, resulting primarily from advances on books to be delivered and an increase in accrued expenses, partially offset by the increase in accounts receivable and operating losses net of depreciation and amortization. Net cash used in investing activities during 1999 was $1.4 million and was primarily attributable to the purchase of furniture, fixtures and equipment and investment in other assets, totaling approximately $2.3 million, partially offset by proceeds from the sale of marketable securities of approximately $1.0 million. Net cash used in financing activities during 1999 was $1.6 million, resulting primarily from the discontinuance of the student loan business, partially offset by proceeds from a line of credit.

     Net cash used in operating activities during 1998 was $4.3 million, resulting primarily from an operating loss net of the gain on the sale of our software division. Net cash provided by investing activities during 1998 was $4.8 million and was primarily attributable to proceeds received from the sale of our software division. Net cash provided by financing activities during 1998 was $308,000, resulting primarily from approximately $1.8 million in proceeds from the sale of our student loan business, partially offset by approximately $1.4 million used to repay a line of credit.

     Until October 2000, we maintained a discretionary line of credit with The Chase Manhattan Bank that provided for borrowings of up to $1.5 million. Borrowings bore interest at the bank's prime rate plus 0.5%. To maintain this line of credit, we paid an annual administrative fee of $15,000. Other terms were mutually agreed upon from time to time. We terminated this line of credit in October 2000.


     In October 2000, we entered into a loan agreement with Excel Bank, N.A., providing for a $4,500,000 line of credit under which the bank may make short term loans for the acquisition of our independent franchises and for working capital purposes. Amounts borrowed under the credit facility bear interest at a variable annual interest rate equal to the prime rate plus 1% and the facility has a commitment fee of 0.25% per year on the unused portion of the line of credit. The loan is secured by substantially all of our current and future business assets, including membership interests in our subsidiaries, and is guaranteed by our subsidiaries. Under the terms of the loan arrangement, we are required to provide the bank with periodic financial statements. In addition, the negative covenants prohibit us from issuing dividends, creating liens or incurring any additional unsubordinated indebtedness for borrowed money. As of May 10, 2001, $4.5 million was outstanding under the loan facility and the interest rate on outstanding borrowings was 8.5% per year. We are required to prepay all outstanding borrowings under the loan facility within ten days after the completion of this offering. At that time, the facility will terminate.



     On December 14, 2000, we entered into a loan agreement with Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund III, L.P., and Olympus Executive Fund, L.P., providing for a line of credit of up to $25.0 million under which we may borrow up to $18,750,000 for the acquisition of our independent franchises and up to $6,250,000 for general corporate purposes. Amounts borrowed under the credit facility initially bear interest at an annual interest rate of 13%. Until the termination of the facility, the applicable annual interest rate will increase by 1% on each anniversary of the agreement. The loan is secured by substantially all of our current and future business assets, including membership interests in our subsidiaries, and is guaranteed by our subsidiaries. The loan agreement contains covenants typical to a secured credit facility, including covenants requiring us to maintain financial ratios relating to cash flow, current assets to current liabilities and capital expenditures, and covenants prohibiting us from issuing dividends, creating liens, incurring additional indebtedness for borrowed money, changing our fundamental organization or lines of business, making investments and engaging in transactions with affiliates. As of May 10, 2001, $17.1 million was outstanding under this line of credit. We are required to prepay all outstanding borrowings under the loan facility within 180 days after the completion of this offering. At that time, the facility will terminate.


     As part of the loan transaction, the lenders received warrants initially exercisable for a total of 250,000 shares of our common stock at an exercise price of $0.01 per share. In the event that the loan facility remains outstanding on December 14, 2001, the warrants will be exercisable for an additional 275,000 shares and if the loan facility remains outstanding on December 14, 2002, the warrants will be exercisable for an additional 400,000 shares. For more information about the warrants issued by us in connection with this agreement, see "Description of Capital Stock -- Warrants."

     We will seek to obtain one or more additional credit facilities after completion of this offering. We anticipate that these facilities would be used to finance up to 75% of the purchase price of the acquisitions of T.S.T.S. and other franchises that we may agree to purchase in the future. As described more fully under "Use of Proceeds," we estimate that the total purchase price for these acquisitions will be between $25.0 million and $35.0 million. However, we are not able to predict this amount with any degree of accuracy since it is subject to a variety of factors, including our ability to complete the acquisition of T.S.T.S., our ability to negotiate favorable terms with other franchisees, the continuing viability of this acquisition strategy and the timing of any completed acquisitions.


     As of March 31, 2001, our principal capital commitments consisted of obligations outstanding under our long-term office and classroom leases and several capital leases of computer equipment. We operate from leased premises in New York, California, Georgia, Hawaii, Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, Washington, Washington D.C., and Canada. As of March 31, 2001, our aggregate minimum annual rental obligations under these leases were approximately $2.4 million for 2001, $3.0 million for 2002 and $2.5 million for 2003. As of March 31, 2001, our future minimum capital lease obligation payments were approximately $472,000 for 2001, $500,000 for 2002 and $174,000 for 2003.


     Our future capital requirements will depend on a number of factors, including market acceptance of our products and services and the resources we devote to developing, marketing, selling and supporting our products. We expect to experience increases in our operating expenses for the foreseeable future in order to execute our business plan. We expect to devote substantial capital resources to:

        - continued development and expansion of our Internet-based offerings;

        - advertising, marketing and promotional activities;

        - hiring additional personnel in sales, marketing, Internet systems, product development and other areas; and

        - the acquisition of T.S.T.S. and the operations of any of our other 12 domestic franchisees with whom we are able to reach agreement on favorable terms.

     We may also devote substantial capital resources to other strategic acquisitions and relationships.

     Without the net proceeds of this offering, our capital resources will not be sufficient to meet our expected needs for working capital and capital expenditures for the next 12 months. Therefore, if this offering is not completed, we will need to access other sources of financing to meet our needs. We believe that the net proceeds from this offering, together with our line of credit, current cash and cash equivalents and any cash generated from operations, will be sufficient to fund our operations for at least the next 24 months. Despite these expectations, we may need to raise additional capital before the end of the next 24 months.

NEW ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires us to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on our rights or obligations under the applicable derivative contract. We adopted SFAS 133 on January 1, 2001. As we do not currently engage in derivatives or hedging transactions, the adoption of SFAS 133 had no impact on our consolidated results of operations, financial position or cash flows.



     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, at which time we adopted the interpretation. The adoption of FIN 44 did not have a material impact on our financial statements.


     In March 2000, the Emerging Issues Task Force issued EITF 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF 00-3 clarifies the recognition of revenues by vendors who license software products where end users do not take possession of the software but rather use the software on an as-needed basis over the Internet or via a dedicated line to the vendor's or some third party's hardware. Management does not currently have any of these arrangements and does not currently anticipate licensing software in this manner. Accordingly these provisions are not expected to have an impact on our financial statements.

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

                                    BUSINESS

OVERVIEW


     We help students and families achieve their educational and career goals, elementary and secondary schools maximize their effectiveness, and colleges and graduate schools attract greater numbers of qualified applicants at lower cost. We were founded in 1981 by our Chairman and Chief Executive Officer, John Katzman, as an SAT preparation course. Today, based on our experience in the test preparation industry, we believe we offer the leading SAT preparation course and are among the leading providers of test preparation courses for most of the other major post-secondary and graduate admissions tests. In 2000, we and our franchisees provided courses to more than 100,000 students in over 500 locations in the United States and abroad. We also author more than 150 book and software titles on test preparation, college selection and related topics, which are published primarily by Random House. In 1998, we began providing Princeton Review branded test preparation content for K-12 textbooks and workbooks published by McGraw-Hill.


     We recently introduced a new series of Internet-based products and expanded our existing online services in order to integrate and complement our core products and create online revenue streams. In July 2000, we introduced our Princeton Review Online test preparation courses. During 2000, we also significantly enhanced the content and functionality of our Review.com Web site. Finally, in August 2000, we began selling our Homeroom.com subscription service to K-12 schools. We believe that the introduction of these online products has allowed us to become one of the few branded education companies able to deliver its products and services to multiple audiences through a variety of channels.

     To launch and expand our online products and services, we have significantly increased our operating expenses in recent periods, resulting in increasing losses from continuing operations in each of 1998, 1999 and 2000. In order to increase our revenue growth, we will need to derive a substantial portion of our future revenue from our Internet businesses, including tuition fees from our Princeton Review Online courses, marketing and advertising fees from Review.com and subscription fees from Homeroom.com. In 2000, we derived approximately 5% of our revenue from our Internet operations.

     We operate our businesses through the following three divisions, each of which combines our traditional and online products and services:

        - The Test Preparation Services division provides classroom-based and online test preparation courses and receives royalties from our independent franchisees who provide classroom-based courses under the Princeton Review brand. In addition, this division offers admissions counseling services directly to students and through institutional relationships with high schools.


        - The Admissions Services division, formerly known as our publishing division, authors more than 150 print and software titles published primarily by Random House. This division also operates Review.com, which brings together potential applicants and their families, guidance counselors and colleges and graduate schools to exchange information and facilitate the recruitment, application and admissions process.


        - The K-12 Services division authors workbooks and creates Princeton Review branded content for textbooks published by McGraw-Hill. This division also operates our Homeroom.com subscription service.

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

INDUSTRY BACKGROUND

The Traditional Education Industry


     The education market is the second largest sector of the U.S. economy, with an estimated $700 billion, or approximately 10% of the U.S. gross domestic product, spent on education in 1998, according to EduVentures LLC. The U.S. Department of Education estimates that approximately $389 billion was spent in the United States during the 1999-2000 school year in the K-12 sector. The U.S. Department of Education also estimates that during the 1999-2000 school year
53.5 million students were enrolled in over 111,000 public and private K-12 schools in more than 15,000 school districts.



     According to the U.S. Department of Education, the higher education market in the United States consists of over 15 million full-time and part-time undergraduate and graduate students at more than 4,000 university and college campuses. During the 1999-2000 school year, institutions of higher education spent approximately $258 billion. On average, college graduates can expect to earn over 50% more income and have an employment rate that is nearly 7% higher than those without college degrees. Recognizing that higher education leads to greater rewards in the workforce, more people are choosing to continue their education, with enrollment in higher education projected to increase by 14% from 2001 to 2010.


Convergence of Internet Growth and Education

     The Internet is becoming an increasingly important part of American education as students, parents and educators recognize its potential as a powerful learning, communication and information resource. International Data Corporation estimates that instructional technology spending in the U.S. K-12 public school market will increase from $2.9 billion in 1998 to $6.8 billion in 2003. According to a 1999 survey, the U.S. Department of Education found that 99% of full-time public school teachers have access to computers or the Internet in their schools, and 66% of those teachers use computers or the Internet for classroom instruction. The U.S. Department of Education estimates that in 1999, 95% of public schools were connected to the Internet. As for the higher education market, Market Data Retrieval reports that in 1999 virtually every college offered Internet access to its students. An International Data Corporation survey also indicates that almost 39% of U.S. households currently subscribe to an online service.

Market Opportunity

     We believe increased public concern over the effectiveness of K-12 schools in teaching basic academic skills has increased the pressure on educators to improve overall student performance. As a result, over the past several years, a majority of states have begun to implement high-stakes testing programs that hold teachers, principals and superintendents accountable for student performance. According to market research we commissioned from Fox River Learning, Inc., as of March 2000, 22 states publicized the performance of individual schools or rewarded them for high scores and 32 states required students to score above a specified level in order to advance to the next grade or to graduate. As a result, we believe that educators are increasingly looking for a means to improve measurable academic performance and prepare students for these high-stakes assessments and that parents are seeking a convenient and time-efficient way to participate in their children's education.


     As students make the transition from high school to college, families discover that the college selection and admissions process can be competitive, costly and complex. We estimate that more than $250 million was spent on test preparation courses in 2000. As an increasing number of students seek guidance through the testing and application process, we believe many high schools find it increasingly difficult to provide students with effective college and career counseling and are looking for ways to improve academic counseling services. According to the National Center for Education Statistics, in 1998, the national student to counselor ratio in U.S. public schools was 500:1.


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

As students are devoting an increasing amount of resources to compete with one another for a limited number of places at select institutions, our experience suggests that colleges and graduate schools are also competing with one another to reach and enroll greater numbers of the most desirable prospects. To address these challenges, we find that students, parents and schools are increasingly seeking a comprehensive, one-stop source of information and assistance in the testing, application and admissions process.

BENEFITS OF OUR PRODUCTS AND SERVICES

     We provide integrated classroom-based, print and online products and services that address the needs of students, parents, educators and educational institutions. We have a well-known and trusted brand name founded on our experience and proven success in raising students' standardized test scores and providing quality academic information. Our Test Preparation Services division provides intensive test preparation courses for the SAT, GMAT, MCAT, LSAT, GRE and other standardized tests, and also provides tutoring and admissions counseling services. Our Admissions Services division authors numerous print and software titles and operates a Web site that provides students and counselors with valuable information and assistance in the application process and colleges and graduate schools with more effective ways to reach and enroll qualified applicants. Our K-12 Services division works with McGraw-Hill to create content for their workbooks and textbooks and offers an online subscription service designed to help primary school students and teachers prepare for state-mandated assessments by providing them with real-time feedback that connects them to targeted preparation, remediation and enrichment materials. Through these complementary products and services, we believe we offer the following benefits:

Benefits to Students

     Improved admissions test scores. We enable prospective college and graduate school students to increase their scores on admissions tests through our classroom-based and online courses and test preparation books and software. Using our proven test preparation materials, we help our students increase their attractiveness to the institutions of their choice by improving scores on entrance exams, including the SAT, GMAT, MCAT, LSAT and GRE. According to a study performed by Roper Starch Worldwide in 1994, the average student taking a Princeton Review SAT preparation course improved his or her score by 140 points.

     Convenient resource for college selection and application services. Through Review.com, we provide students with a central source for comprehensive college and graduate school information and tools for managing the application process. Using our unique database of school information, potential applicants can research school rankings, admissions requirements, student opinions and financial aid. In 2000, we provided students with access to over 600 applications online and through our APPLY! CD.

     Quality admissions counseling and advisory services. We provide college counseling services to students through our individual and institutional programs. Princeton Review 121 is a one-to-one counseling and tutoring service that gives students personal attention in the admissions process. We also offer high schools the opportunity to outsource or supplement existing admissions counseling services with our highly trained counselors and tools, which we believe offers students better service and enhanced admissions outcomes.

     Enhanced academic achievement. We work with schools' existing curricula to enable primary school students to maximize their academic potential and prepare for state-mandated assessments through our Homeroom.com subscription service. Students can review materials taught in school and improve on areas of weakness based on our individualized assessment. By leveraging our experience in standardized test preparation, we can help students avoid the negative consequences of poor academic performance such as summer school or grade repetition.

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

Benefits to Parents

     Increased involvement in educational and admissions processes. Our online services enable parents to increase their involvement in their children's education and college selection process in an easy and time-efficient manner. Homeroom.com allows parents to directly monitor their children's academic performance and access resources customized for their children's academic needs at their convenience. Using Review.com, parents can access information on specific colleges, the selection and admissions process, financial aid, student loans and scholarships.

     Trusted educational resource. We believe that The Princeton Review is one of the most trusted brands in educational products and services based on our 19 year history and our reputation for providing quality standardized test preparation and college admissions guidance. We believe that parents view us as a trusted resource to guide them and their children through important educational transitions and feel confident in trusting their children's performance on standardized tests to our courses and our admissions counseling and tutoring services.

     Access to active community discussions. Review.com provides focused, active discussion areas for parents to communicate and exchange information with one another and with educational experts on a variety of topics related to academic and admissions issues.

Benefits to Educators and Educational Institutions

     Improved college guidance programs in high schools. We help high schools improve their admissions counseling programs by supplying quality offline and online resources. Review.com allows counselors to easily collect, review and communicate information and monitor the progress of each application from a central place. In addition, through our institutional counseling program, we provide support services directly to counselors or enable high schools to completely outsource their guidance programs to us.

     Cost effective way for colleges and graduate schools to reach and enroll applicants. With hundreds of thousands of users accessing Review.com for information, we enable colleges and graduate schools to reach and enroll a broader audience of potential students in a more targeted, direct and cost-effective manner than other means currently available.

     Improved performance on state-mandated assessments. Through our Homeroom.com subscription service, we assist schools in improving student and school performance on state-mandated assessments. In an increasing number of states, poor performance can lead to reduced school funding and diminished career opportunities for teachers and administrators, while higher scores can result in commendations, bonus pay and career enhancement.

     More efficient use of classroom time. We believe Homeroom.com is an efficient and effective tool for teachers to assess their students' progress and to identify and correct areas of weakness. Homeroom.com provides an easy way to individualize instruction and ensure that it is aligned with state standards while decreasing the time spent preparing for state-mandated assessments.

OUR STRATEGY

     Our objective is to build upon the Princeton Review brand and expertise in our existing and related education and testing markets. The key elements of our strategy include:

     Defining and securing the next generation of test preparation. We plan to continue to expand our online test preparation services to provide our students with a flexible, fully integrated package of classroom-based and online course offerings. This approach will permit our students to choose the optimal mix of offline and online learning for their specific needs. This will also allow us to expand our proven test preparation services to students who currently are unable to attend classroom-based courses due to geographic, time or social constraints, as well as deploy a range of products and services at more flexible and aggressive price points.

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     Building presence in the K-12 market.  We intend to build Homeroom.com's user base in the K-12 market by demonstrating measurable improvement on high stakes state-mandated assessments. We plan to increase Homeroom.com usage by targeting schools and districts through a combination of our strategic partnership with bigchalk.com, direct mail and our sales force, as well as marketing Homeroom.com directly to parents. Because Homeroom.com is designed to become a part of daily academic routine, we believe that teachers, students and parents will grow to rely on it, increasing the likelihood of subscription renewals.

     Capitalizing on the network effect among students, parents, educators and schools on our Review.com Web site. We intend to capitalize on our position as a leading provider of information and services for the college and graduate school admissions process to attract greater numbers of students, parents, educators and schools to Review.com. By attracting additional students and parents, we create more opportunities for educators and schools to reach this audience. In turn, by drawing more educators and schools to Review.com, we create additional resources and information for students and parents. We believe that this network effect will increase Review.com's value to each participant and allow us to take advantage of additional revenue-generating opportunities, including increased marketing revenue from educational institutions, higher price points for advertising, sponsorship and e-commerce and greater ability to cross-sell our products.

     Expanding institutional relationships. We seek to develop long-term relationships with educational institutions through our K-12 assessment, institutional admissions counseling, test preparation and admissions marketing services. We intend to target both public and private educational institutions through a directed marketing effort. We believe that development of long-term relationships with educational institutions will create high switching costs for our customers, encourage others to subscribe to our services and provide a renewable revenue stream.

     Increasing the cross-marketing of our products and services. We intend to more aggressively cross-market our products and services to existing customers in order to more fully address their varied needs. For example, Homeroom.com will allow us to form relationships with students and families that could later become users of Review.com and customers of our test preparation courses when they begin the college selection process. Similarly, an educational institution that has subscribed to Homeroom.com would be a targeted customer for our institutional counseling services. We believe that increased cross-marketing efforts will lead to greater retention of customers and increased use of our new products by existing customers.

OUR PRODUCTS AND SERVICES

Test Preparation Services Division


     In 2000, we and our franchisees provided test preparation courses and tutoring services to over 100,000 students in over 500 course locations in 41 states and 11 countries. We provide test preparation courses to students taking the following major U.S. standardized tests:


     SAT                                    LSAT (Law School Admissions Test)
     GMAT (Graduate Management Admissions   MCAT (Medical College Admissions Test)
       Test)
     GRE (Graduate Record Examination)      ACT (American College Test)
     TOEFL (Test of English as a Foreign    PSAT
       Language)
     USMLE (United States Medical           SAT II
       Licensing Examination)


     We recently launched Princeton Review 121, a one-to-one, high-end admissions counseling and tutoring service. Through this service, we provide individual customers specific and concentrated assistance with test preparation and the college admissions process. We have recently expanded our


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

SAT, SAT II and ACT test preparation services to the institutional educational market by entering into contracts with high schools and school districts to provide test preparation services to their students. We provided these services in more than 150 high schools in 2000.

     Our Classroom-Based Course Offerings

     Our test preparation courses focus on customer service and quality instruction. Our experienced teachers and tutors work with groups of no more than 12 students in our SAT classes and eight students in most of our graduate school classes. Our courses are intensive and typically run five to 10 weeks in length. Every course consists of classes, workshops and practice tests. We teach students basic skills and test-taking strategies during class and reinforce concepts taught in class and review homework during workshops. We offer practice tests, taken under actual testing conditions, which we use to chart students' progress as they begin to apply our techniques.

     We believe that an important part of our test preparation courses is the high quality study materials and the advanced diagnostic analysis that our students receive. We spend significant resources on research and development to enhance the supplemental materials used in our courses. As a result, each of our students receives in-depth analytical materials, sample questions, testing drills, model exams and diagnostic analysis of their progress as they take the course.

     Our Online Course Offerings

     We have developed the following online products to supplement our classroom-based courses and to serve as fully functional stand-alone online test preparation courses:


        - Tester. Tester is a computer adaptive testing engine we developed for offering online testing and diagnostic services. Students taking our courses can log on to our princetonreview.com Web site, review sample questions and take full-length preparatory exams that simulate actual exams. Tester also analyzes the students' results and tracks their progress.


        - Online tools integrated into classroom-based courses. Our traditional test preparation courses offer students the option to complete drills and answer sample questions online as well as take model exams over the Internet through the Tester service. Students can also communicate with us directly through the Internet.

        - Princeton Review Online courses. In July 2000, we launched Princeton Review Online to provide an alternative to our classroom-based courses. Princeton Review Online courses follow the classroom-based course syllabus and include asynchronous and on-demand synchronous interactive "classes," scheduled small-class real time workshops with our instructors, live customer service available 24 hours per day, seven days per week and our Tester service. Princeton Review Online courses are currently available for the SAT, GMAT, LSAT, GRE and ACT, with additional courses expected to follow.


     To the extent we provide our Princeton Review Online courses to customers residing within the exclusive jurisdictions of our franchisees, we are obligated to pay those franchisees a royalty of 15% of all of our revenue derived from selling Princeton Review Online courses to students residing in their territories, net of certain administrative expenses. We have entered into this royalty arrangement with all of our domestic franchisees. To date, because we have not yet derived significant revenue from our Princeton Review Online courses, our royalty payments to our franchisees have not been significant. If these courses generate material revenue in the future, the royalty payments will also increase significantly. To the extent we acquire the operations of our franchisees, we will no longer be required to make royalty payments to those franchisees as a result of the termination of their franchises. We have not entered into any such royalty arrangements with our franchisees for our other Internet-based products and services. For a listing of the territories where our domestic franchisees offer test preparation courses, see "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchisees -- Our Franchisees."


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

     Our Institutional Counseling Services

     We provide individuals experienced in counseling high school students about post-secondary academic choices to high schools on an outsourced or supplemental basis. We are providing these college counseling services in all seven high schools operated by Edison Schools. Our services in this area include college admissions expertise, applications and record-keeping, student and parent seminars and increased access to college admissions officers. We expect to expand our institutional counseling program to a total of approximately 12 high schools in the fall of 2001.

Admissions Services Division

     Our Publications and Software


     Our Admissions Services division develops content and authors more than 150 print and software titles under the Princeton Review brand. Our books are sold primarily through Random House, from which we collect fees from advances, royalties, and editing and marketing arrangements. We also provide content for use in software and collect royalties on sales. Examples of the books, magazines and educational software products developed by the Admissions Services division include the following:


TOPIC                                                     TITLES
-----                                                     ------
Test Preparation Books                  Cracking the SAT
                                        Cracking the GMAT
                                        Cracking the GRE
College and Graduate School Guides      The Best 331 Colleges
                                        The Complete Guide to Business Schools
General Reference Publications          WordSmart
                                        WordSmart, Jr.
                                        MathSmart
                                        The Anatomy Coloring Workbook
Test Preparation and Educational        The Princeton Review: Inside the SAT,
  Software                              ACT and PSAT 2000 Edition

     Our Review.com Web Site


     Our Review.com Web site is one of the most widely used educational Web sites dedicated to post-secondary academic opportunities. Review.com helps students, parents and educational institutions by providing a comprehensive source of information on colleges and graduate schools, the school selection and admissions process, financial aid, student loans, scholarships and careers. Review.com also offers a number of interactive tools designed to assist students in finding a school, submitting an application and researching financing options. At the site, prospective college and graduate school students can also participate in discussion groups or order one of our more than 150 print and software titles. According to our internal server data, for the nine-month period from June 30, 2000 to March 31, 2001, Review.com had an average of approximately 558,000 unique visitors per month and over 11.2 million total page views per month.


     The following are some of the major services and tools available to the various users of Review.com:

          Students.  Students have access to the following resources:

        - School Search. Our search engine allows students to evaluate colleges and graduate schools based on different criteria, from average admissions test scores to our quality-of-life ratings. The result is a list of the schools that match their needs and detailed information about each, including, in many cases, students' opinions of their schools'

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

          faculty, workload, social life, sports and more. Each college or graduate school's profile includes links to its Web site.

        - College and graduate school admissions discussion. We allow students to share college and graduate school admissions experiences and obtain advice from Princeton Review moderators.

        - Counselor-O-Matic. With this tool, students can assess their chances of admission to colleges and graduate schools they are interested in. They complete a profile from which we create three custom lists of schools based on their responses: "safety schools," "ballpark schools" and "reach schools." They can also use this tool to rate their own statistics against the average for each school.

        - My Schools. Students can use this personalized portfolio to help them track the colleges or graduate schools they are interested in and the numerous dates and deadlines that characterize the admissions process. An e-mail reminder feature is available to notify students of significant events. Students can also allow counselors, advisers and parents access to their personalized accounts.

        - APPLY. We enable students to access hundreds of college and graduate school-specific admissions applications, including instructions to financial aid forms, teacher recommendations and counselor reports. APPLY allows students to enter personal information once and automatically repeats common information in each application they choose. Students complete applications on their computers and either print and mail them to the college or graduate school or transmit them electronically.

     Counselors. With the launch of APPLY, we introduced our first set of online counselor tools that allow counselors to be actively involved in the application management process. Counselors can view the progress of all of their students, send targeted messages to individuals or groups and suggest customized lists of colleges.

     Colleges. We sell a number of marketing, recruiting, and application products and services to colleges. We allow them to tie their applications to the centralized databases of the Review.com Web site and the APPLY! CD. This allows students to reduce repetitive data entry and makes it easier to apply. Colleges may also include a customized profile in our books and in a section of Review.com entitled "school says." Finally, colleges may update their information online and monitor the progress of student interest in them and their applications.

K-12 Services Division

     Our Agreement with McGraw-Hill

     Under our agreement with McGraw-Hill, our K-12 Services division develops content and provides editorial services to McGraw-Hill educational publishing units. Through this exclusive relationship, we author workbooks and textbook questions for McGraw-Hill that are designed to correspond to the material covered by various state-mandated assessments. We also provide editorial review of McGraw-Hill educational materials to ensure that sample test questions and other testing information are accurate and aligned with state or national standards. Finally, we author test questions in various subjects and at various grade levels for use in an electronic database.

     Our Homeroom.com Subscription Service

     Homeroom.com, our new online subscription service, is designed to help primary and secondary school students improve outcomes on state-mandated assessments and maximize their overall academic performance. Homeroom.com is currently focused on math and reading in grades three through eight. We began selling this service to K-12 schools in August 2000. It is currently available nationally, with state-specific content available for 24 states. In 2001, we intend to make

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Homeroom.com available in additional states with state-specific content, add content for other grade levels and initiate retail sales.

     Homeroom.com enables teachers and parents to quickly assess students' academic strengths and weaknesses and provides immediate feedback and tailored educational resources for improving performance. Homeroom.com is aligned to state standards and works with existing curricula and lesson plans, thereby allowing teachers to focus more on curriculum and less on specific test preparation. This service offers a large and growing library of practice test questions written to correspond to the requirements of applicable state proficiency exams. The questions are also designed to correspond to the student's grade level, the curriculum being taught and the primary textbook being used.

     In addition to a large pool of test questions and drills, the Homeroom.com subscription service offers its users various educational resources that can be used for both general enrichment and targeted remediation. These resources include:

        - links directly to relevant, targeted content on other educational Web sites; and

        - original Homeroom.com lessons designed specifically to address areas of weakness identified in the testing and assessment phase and to reinforce curriculum objectives.

     The Homeroom.com subscription service offers the following services to three distinct groups of users:

     Student.homeroom.com allows students to:

        - view and keep track of the status of their assignments;

        - practice skills being covered by their curriculum through individualized assignments created by their teachers or existing drills designed to correspond to state-mandated assessments;

        - assess their understanding of the material and areas of weakness;

        - focus on areas that need improvement by doing more drills or accessing Homeroom.com's database of skill-based exercises, including proprietary Homeroom.com lessons, and direct links to Web-based resources specific to the problems identified;

        - access a variety of resources for learning, including Web links, books, software and proprietary Homeroom.com lessons; and

        - communicate with other students in the class and their teachers through e-mail.

     Parent.homeroom.com allows parents to:

        - see what their child is learning in school and at home in one convenient location;

        - view recent assignments and skills that are covered by their child's curriculum;

        - explore suggested resources and other learning materials that they and their child can investigate together;

        - access a database of teaching tips when they and their child identify a skill that needs improvement; and

        - purchase a broad range of products that can benefit their child's educational development.

     Teacher.homeroom.com allows teachers to:

        - create assignments and tests online, assign projects on a group or an individualized basis and keep track of the status of their assignments;

        - assess how their students are progressing as a class or individually;

        - suggest remediation and enrichment strategies based on identified weaknesses;

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        - access professional development resources; and

        - access a variety of resources for teaching their material, including Web links, books, software, and proprietary Homeroom.com lessons for teachers, students and parents that reinforce their curriculum objectives.

STRATEGIC INVESTMENTS AND ACQUISITIONS

     We have made a number of strategic investments that we hope will facilitate the growth of our business and expand our presence on the Internet, including ownership interests in the following companies:


        - Student Advantage, Inc. We invested in Student Advantage, a publicly owned college marketing company, in 1995 and owned approximately 2% of its outstanding stock as of April 2, 2001. As of May 10, 2001, the aggregate public market value of our stock of Student Advantage was approximately $2.0 million. In addition, we maintain a strategic relationship with Student Advantage, which gives us the right to use some of its content on our Review.com Web site and to serve as its exclusive test preparation provider.


        - Student Monitor, L.L.C. We currently own approximately 20% of Student Monitor, a privately held company that is a surveyor of college students' lifestyles and attitudes. We also participate in joint surveys with Student Monitor and use its survey information for product development and marketing efforts.

        - Tutor.com, Inc. Tutor.com, a privately held company we co-founded in 1998, matches students with tutors, both online and offline, through its database of tutor backgrounds and references. We currently own approximately 20% of Tutor.com and engage in various joint marketing arrangements, including banner advertisements and mutual graphical links between our Web sites. We use our relationship with Tutor.com to facilitate our own online admissions counseling and tutoring services. In addition, Tutor.com has agreed not to enter into an agreement or transact business with any entity that is involved in our principal lines of business.

     From time to time, we will seek to make additional investments in businesses with which we want to build strategic relationships. We also intend to pursue strategic acquisitions that will help us continue to increase our Internet presence, expand our product offerings or grow geographically. We expect our acquisition focus to be on companies with complementary products or services.

     We recently completed the acquisitions of several of our independent franchises, Princeton Review of Boston, Princeton Review of New Jersey, Princeton Review Peninsula, Princeton Review of Hawaii and Princeton Review of Quebec, and have entered into an option agreement allowing us to acquire the operations of T.S.T.S. For a description of the terms of these transactions, see "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchises." If we acquire T.S.T.S. or any of our other franchises, we expect to use a portion of the proceeds from this offering to consummate the acquisitions. We anticipate that purchases of other franchises, if consummated, would involve some combination of cash, debt and the issuance of our stock. Currently, we do not have any agreements or commitments to purchase any of our independently operated franchises other than our option agreement to purchase T.S.T.S. For more information about our anticipated use of the net proceeds of this offering to purchase our franchises, see "Use of Proceeds."

SALES AND MARKETING


     The majority of our students and their parents choose our test preparation programs based on the recommendations of other students, other parents, teachers and counselors. We also build awareness of our brand and promote our products through relationships with other companies that publish and distribute our products, including Random House, which publishes and distributes our test preparation books and trade books, and McGraw-Hill, which publishes K-12 textbooks and


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workbooks that contain our branded materials. We also maintain an institutional sales force and engage in some national and local advertising.

     We have recently increased, and expect to further increase, our sales and marketing efforts substantially in order to market our new offerings in the Test Preparation Services division, increase traffic on Review.com and promote and support our Homeroom.com subscription service. Our current and planned sales and marketing activities by division are as follows:

     Test Preparation Services Division. Nationally, we use mass print media, conferences, direct mail and electronic media to market our products and services to students, parents and educators. Locally, we and our franchisees primarily advertise in local and school newspapers, distribute posters and sponsor school activities. We also conduct extensive free information sessions and practice tests to expose our products to our markets. Virtually everyone in our regional offices is part of the sales force. They and our regional phone centers counsel students and parents regarding specific courses. Our Princeton Review 121 admissions counseling and tutoring initiative is marketed to high-end customers utilizing a distinctive message and dedicated marketing resources. Our Princeton Review Online products are marketed through electronic media and e-commerce partnerships, as well as through our classroom course marketing efforts. We are presently adding to our sales force to conduct sales of our test preparation and counseling services to schools and other educational institutions. We expect that marketing to educational institutions will continue to constitute a major focus of the marketing activities of the Test Preparation Services division.


     Admissions Services Division. Admissions Services has a sales and marketing force of nine people actively soliciting colleges and graduate schools to subscribe to our APPLY and APPLY! CD application services. We have built our user base and volume through branding in other media and word-of-mouth. To attract users, we expect to increase marketing to students, parents, counselors and admissions officers through offline and online direct mail, sponsorships, keyword buys and syndicated licensing of content. Additionally, we will seek to expand our current strategic relationships with MSN, Student Advantage, Bolt and Vault.com and create new relationships with portals and online communities.


     K-12 Services Division. We are marketing our Homeroom.com subscription service to K-12 schools and school districts through a number of channels, including national conferences, direct mail, electronic media and telemarketing. Our K-12 Services division has a sales and marketing force of 14 people, including five independent sales representatives. In June 2000, we also entered into an agreement with bigchalk.com, a company with a broad national distribution network in the K-12 educational market, to be our exclusive third party distributor of our Homeroom.com subscription service to K-12 educational institutions. The version of Homeroom.com distributed either by us or by bigchalk.com to K-12 educational institutions is co-branded. If bigchalk.com fails to generate sales of subscriptions to Homeroom.com that meet prescribed benchmarks, we have the right to terminate its exclusivity. We also plan to sell Homeroom.com subscriptions directly to parents through distribution agreements with other Web sites and through electronic and print media.

PRODUCT DESIGN AND DEVELOPMENT

     We believe that successful product design, development and enhancement has been, and will continue to be, essential to the success of our business. We believe that the strength of our reputation and brand name is directly attributable to the quality of our products, and expect to continue to devote significant resources to enhancing our current products and offering additional high-quality products and services that are responsive to our customers' needs.

     Test Preparation Services Division. We rely on our development staff, teachers and other education experts to create and refine the materials used in our Test Preparation Services division. Our goal is to design and improve our products in such a way as to offer our students the best and

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most productive overall experience, while addressing their preferences and fitting within their lifestyles. We seek to accomplish this by:

        - continually updating and enhancing our test preparation materials and our teaching methods;

        - ensuring that our designated personnel take virtually every major standardized test for which we offer courses, so that our techniques and materials remain current;

        - performing quantitative and qualitative research into the preferences and needs of our customers;

        - regularly soliciting and reviewing feedback from students taking our courses; and

        - enhancing the services and functionality of our online test preparation tools and content.

     Our current focus in the Test Preparation Services division is to develop and refine new products for our classroom courses, Princeton Review 121 counseling and tutoring, Princeton Review Online and institutional counseling initiatives. Overall, we seek to provide a complementary mix of online and offline offerings that students can choose from to best fit their needs and achieve their goals.

     Admissions Services Division. Since launching our Review.com Web site in 1994, we have continually expanded the material available and made improvements to its content and functionality. The informational materials and tools available on Review.com are developed and enhanced by our authors and design engineers, through strategic partnerships with third parties and through feedback from guidance and admissions counselors. We regularly modify and enhance our Web site to provide students, parents and guidance counselors with additional interactive tools designed to assist them with the college selection and admissions process. We also continually strive to provide our educational institution subscribers with more effective ways to reach potential applicants. Currently, we are focused on providing more tools for potential graduate school applicants and adding graduate schools as subscribers to our application services.

     K-12 Services Division. We rely on a team of teachers, educational experts and developers to research, design and enhance our educational products. We believe that the following product design traits differentiate Homeroom.com from products offered by our competitors:

        - unique combination of assessment tools and in-depth individualized remediation resources provides students and teachers with an efficient means of identifying specific weaknesses and then correcting them;

        - a large question pool aligned with the skills tested on state-mandated assessments based on the state in which the user resides, and tools to further build and refine the question pool; and

        - designed to work with the existing curriculum rather than alter or supplant it.

     Our current focus in the K-12 Services division is to enhance functionality and partner with additional educational Web sites to expand our targeted enrichment and remediation resources. We also plan to continue to expand our question pool, increase state-specific availability and provide material for additional grade levels.

TECHNOLOGY

     The purpose of our technology platform is to provide systems that help distinguish us in the marketplace, operate cost-effectively and accommodate future growth. We currently use a combination of commercially available and custom developed software and hardware systems. These systems are located at our Internet hosting facility, our corporate headquarters and at our

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regional offices. Our technology platform is a combination of Microsoft/Intel,
Unix and Oracle, which provides us with the ability to scale both capacity and functionality.

     One of our ongoing primary objectives is to maintain reliable systems. We have implemented performance monitoring for all key Web and business systems to enable us to respond quickly to potential problems. Our Web sites, along with regional office replica data sets, are hosted at Frontier Global Center, a third party facility in New York City. This facility provides redundant utility systems, a backup electric generator and 24-hour a day server support. All servers have uninterruptible power supplies and redundant file systems to maximize system and data availability. We regularly back up our data to minimize the impact of data loss due to system failure. The servers at our regional sites also have the capability of supporting multiple offices so that in the event of service interruptions on one server we are able to reroute processing to the servers in other offices.

SIGNIFICANT CUSTOMERS

     Royalties, advances and other fees from services rendered by us to McGraw-Hill represented approximately 12% of our revenue in each of 2000 and 1999. During these periods, revenue from McGraw-Hill represented nearly 100% of the revenue reported in our K-12 Services division. Royalties, advances and other fees from books authored by us and published and distributed by Random House represented approximately 5% of our revenue in 2000 and 7% of our revenue in 1999. Revenue from Random House represented approximately 49% of the revenue reported in our Admissions Services division in 2000 and 51% of the revenue reported in that division in 1999.

COMPETITION

     The markets for our educational products and services are fragmented and highly competitive. Companies in our offline educational markets are well established, and we believe they will expand their offerings into our online markets. As a result, we expect competition from both new and established companies to intensify in the future across all of our target markets. We compete directly and indirectly with the following types of companies:

          Test preparation companies. Our Test Preparation Services division faces competition on a national level primarily from one other established company, Kaplan, Inc. We also face competition from many local and regional companies that provide test preparation, career counseling and application assistance to students. We expect that competition will increase as our national competitor seeks to maintain or grow substantial national and local market share and as emerging companies enter our market.

          Companies offering Internet-based college information services and products. Our Admissions Services division faces competition from several companies that currently provide Internet-based products and services similar to ours for the higher education market.

          Companies offering Internet-based products and services and software to the K-12 education market. Our K-12 Services division faces competition from many companies that provide student assessment, tutoring and remediation software and Internet-based services to schools and students in the increasingly competitive K-12 education market.

          Print media companies. We face competition from traditional print media companies that publish standardized test preparation materials, college and education guidebooks and K-12 assessment and remediation materials, and that offer admissions information and services to students and schools. Several of these companies have their own Web sites or have established partnerships with Internet companies with the intention of providing their products and services over the Internet. We expect that all of our primary competitors in this area will expand into Internet delivery if they have not already done so. In addition, it is possible that

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     some of our customers in this area could expand into Internet delivery and become our competitors.

          Non-profit and membership organizations. We also face competition from several non-profit and other organizations that offer both face-to-face and Internet-based products and services to assist individuals and educational organizations with counseling, marketing and applications. These organizations also provide information and advice to students through the Internet.

     We believe that the principal competitive factors in our offline and online markets include the following:

        - brand recognition;

        - ability to demonstrate measurable results;

        - availability of integrated online and offline solutions;

        - ability to achieve a critical mass of students, parents and educational institutions on our Web site;

        - overall quality of user experience;

        - speed in the introduction of new services;

        - quality of materials and teachers;

        - alignment of offerings with specific needs of students, parents and educators; and

        - value and availability of products and services.

     We believe that our primary competitive advantages are our well-known and trusted Princeton Review brand, our extensive experience in test preparation and admissions and our innovative, high-quality educational products and services. We also believe that our ability to attract students, parents and educators to our highly trafficked Review.com Web site offers sponsors and merchandisers an attractive source of potential consumers. However, some of our competitors may have more resources than we do, and they may be able to devote greater resources than we can to the development, production and sale of their services and respond more quickly than we can to new technologies or changes in the education market. As a result, we may not be able to maintain our competitive advantages or otherwise compete effectively with current or future competitors, and our business could suffer materially.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Our copyrights, trademarks, service marks, trade secrets, proprietary technology and other intellectual property rights distinguish our products and services from those of our competitors, and contribute to our competitive advantage in our target markets. To protect our brand, products and services and the systems that deliver those products and services to our customers we rely on a combination of copyright, trademark and trade secret laws as well as confidentiality agreements and licensing arrangements with our employees, customers, independent contractors, sponsors and others.

     We strategically pursue the registration of our intellectual property rights. However, effective patent, trademark, service mark, copyright and trade secret protection may not always be available. Existing laws do not provide complete protection, and monitoring the unauthorized use of our intellectual property requires significant resources. We cannot be sure that our efforts to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate these rights. In addition, there can be no assurance that competitors will not independently develop similar intellectual property. If others are able to copy and use our products and delivery systems, we may not be able to maintain our competitive position. If litigation is

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necessary to enforce our intellectual property rights or determine the scope of the proprietary rights of others, we may have to incur substantial costs or divert other resources, which could harm our business.

     In addition, competitors and others may claim that we have infringed their intellectual property rights. Defending any such lawsuit, whether with or without merit, could be time-consuming, result in costly litigation or prevent us from offering our products and services, which could harm our business. If a lawsuit against us is successful, we may lose the rights to use our products or be required to modify them, or we may have to pay financial damages. We have been subject to infringement claims in the past and expect to be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties.

     In order to develop, improve, market and deliver new products and services, we may be required to obtain licenses from others. There can be no assurance that we will be able to obtain licenses on commercially reasonable terms or at all or that rights granted under any licenses will be valid and enforceable.

OUR PRINCIPAL SERVICE MARK

     We have used "The Princeton Review" as our principal service mark since 1982. Although we have registered the mark, our application for registration was opposed by Princeton University and the validity of our registration is uncertain. We believe we have acquired intellectual property rights in "The Princeton Review" service mark and trademark due to our long-term use of the mark; and no one has objected to this use of the mark, as distinguished from federal registration, during the 18 years we have used it. The absence of an unopposed federal registration of our mark, however, may make the enforcement of our exclusive right to use the mark against possible future infringers more difficult and costly. In addition, if we are unable to prevent a competitor or another business from using "The Princeton Review" or similar marks, then we could lose customers or suffer a dilution of the prominence of our principal mark. It is also possible that Princeton University could object to our continued use of the mark. Litigation involving our rights to "The Princeton Review" marks could be costly, and we cannot predict with any certainty its outcome. Moreover, if we were prevented from using "The Princeton Review" as our service mark or trademark and licensing the mark to our franchisees, our business would be significantly harmed.

GOVERNMENT REGULATION

     We must comply with regulations adopted by the Federal Trade Commission and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising, or the FTC Rule, and various state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule and applicable state laws and regulations.

     We also must comply with a number of state laws that regulate substantive aspects of the franchisor-franchisee relationship, including:

        - those governing the termination or non-renewal of a franchise without good cause;

        - requirements that a franchisor deal with its franchisees in good faith;

        - prohibitions against interference with the right of free association among franchisees; and

        - those regulating discrimination among franchisees in charges, royalties or fees.

     Some foreign countries also have laws affecting the offer and sale of franchises within their borders and to their citizens and U.S. federal and state franchise regulation may be applicable to

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our efforts to establish franchises abroad. Failure to comply with these laws could limit or preclude our ability to expand internationally through franchising.

     To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. However, compliance with federal, state and international franchise laws can be costly and time consuming, and we cannot assure you that we will not encounter delays, expenses or other difficulties in this area.

EMPLOYEES


     As of March 31, 2001, we had 404 full-time employees, including 85 in content and editorial, 43 in administration, finance and human resources, 49 in information systems, 30 in marketing, 20 in sales and sales support and 177 in our regional offices performing multiple tasks, including sales, administrative, and teaching functions. In addition, we had approximately 2,000 part-time employees comprised mainly of teachers.


     None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

FACILITIES


     Our headquarters are located in New York, New York, where we lease approximately 26,000 square feet of office space under a lease that expires on August 31, 2010. As of March 31, 2001, we also leased an aggregate of approximately 143,000 square feet of office space for additional operations in New York, New York and our 16 regional offices located in California, Georgia, Hawaii, Illinois, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington, Washington D.C. and Canada.


LEGAL PROCEEDINGS

     From time to time, we are involved in legal proceedings incidental to the conduct of our business. We are not currently a party to any legal proceeding which, in the opinion of our management, is likely to have a material adverse effect on us.

SEGMENT INFORMATION

     For financial information relating to our operating divisions by business segment, see Note 14 to our consolidated financial statements included elsewhere in this prospectus.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our current executive officers and directors.


NAME                             AGE                             POSITION
----                             ---                             --------
John S. Katzman................  41     Chairman and Chief Executive Officer
Mark Chernis...................  34     President and Chief Operating Officer
Stephen Melvin.................  49     Chief Financial Officer
Stephen Quattrociocchi.........  38     Executive Vice President, Test Preparation Services
                                        Division
Evan Schnittman................  37     Executive Vice President, Admissions Services Division
Linda Nessim-Rubin.............  34     Executive Vice President, Communications
Bruce Task.....................  50     Executive Vice President, Princeton Review Ventures
Steven Hodas...................  41     Executive Vice President, Strategic Development
Robert L. Cohen................  35     Executive Vice President, General Manager K-12 Services
                                        Division
Peter Taylor...................  37     Senior Vice President, Technology
Richard Katzman................  44     Director
V. Frank Pottow................  37     Director
John C. Reid...................  50     Director
Richard Sarnoff................  42     Director
Sheree T. Speakman.............  46     Director
Howard A. Tullman..............  55     Director


     John S. Katzman, Chairman and Chief Executive Officer, founded our company in 1981. Mr. Katzman has served as our Chief Executive Officer and director since our formation. Mr. Katzman served as our President from 1981 until August 2000. Mr. Katzman is the brother of Richard Katzman, one of the other members of the board of directors. Mr. Katzman is also a director of Student Advantage. Mr. Katzman received a BA from Princeton University.

     Mark Chernis, President and Chief Operating Officer, joined us in 1984. Mr. Chernis has served as Chief Operating Officer since 1995 and became President in August 2000. From 1989 to 1995, Mr. Chernis served as our Vice President, Operations. From 1984 to 1989, Mr. Chernis served as a systems analyst. Mr. Chernis received a BA from Vassar College.

     Stephen Melvin, Chief Financial Officer, joined us in 1998. From 1996 to 1998, he served as Vice President of Solow Realty Company where he was responsible for overseeing the property management business. From 1987 to 1996, Mr. Melvin was Chief Financial Officer of Western Heritable Investment Corporation, a real estate investment and management company. From 1983 to 1987, Mr. Melvin served as Controller of Private Satellite Network, Inc. From 1978 to 1983, Mr. Melvin was Assistant Corporate Controller of Paramount Pictures Corp. From 1974 to 1978, Mr. Melvin was a Certified Public Accountant at Deloitte & Touche LLP. Mr. Melvin received a BA from the University of Virginia and an MS from New York University.

     Stephen Quattrociocchi, Executive Vice President, Test Preparation Services division, joined us in 1988. Since 1997, he has served as Executive Vice President of our Test Preparation Services division. From 1991 to 1997, Mr. Quattrociocchi served as Vice President of Course Operations. Mr. Quattrociocchi received a BS from the Massachusetts Institute of Technology and an MBA from The Wharton School.

     Evan Schnittman, Executive Vice President, Admissions Services division, joined us in 1996. Since 1998, Mr. Schnittman has served as Executive Vice President, Admissions Services division. From 1996 to 1998, Mr. Schnittman was Editor-in-Chief, responsible for our editorial and

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production departments. Before joining us, Mr. Schnittman was a Senior Editor at
Little, Brown & Company from 1993 to 1996. Mr. Schnittman received a BA from the University of Iowa.

     Linda Nessim-Rubin, Executive Vice President, Communications, joined us in 1990. Ms. Nessim-Rubin has served in her current capacity since 1998. She manages the Princeton Review brand and oversees communications and marketing, as well as human resources. From 1995 to 1998, she was Vice President, Marketing Operations. Prior to joining us, Ms. Nessim-Rubin worked as an Account Executive for Hakahudo Advertising. Ms. Nessim-Rubin received a BFA from Parsons School of Design.

     Bruce Task, Executive Vice President, Princeton Review Ventures, joined us in 1987. From 1997 to early 2000, he served as Executive Vice President of Strategic Planning. From 1996 to 1997, he served as Vice President of Research and Development, and from 1988 to 1995 he served as our Chief Financial Officer. From 1987 to 1988, Mr. Task was director of our Washington, D.C. office. Mr. Task received a BS from C.W. Post College.

     Steven Hodas, Executive Vice President, Strategic Development, joined us in 1995. From 1995 to 1999, Mr. Hodas served as our Vice President, Online Services. From 1993 to 1995, Mr. Hodas served as Project Manager for the NASA K-12 Internet Initiative where he was responsible for advising the White House and federal and state agencies on school technology policy. Mr. Hodas received a BA from Sarah Lawrence College.

     Robert L. Cohen, Executive Vice President, K-12 Services division, joined us in March 2001. From 1985 to March 2001, Mr. Cohen was President of Princeton Review of New Jersey. Since 1986, Mr. Cohen has also co-owned and operated a number of other Princeton Review franchises. Mr. Cohen became an executive officer in connection with our acquisition of the businesses of Princeton Review of Boston and Princeton Review of New Jersey. Mr. Cohen attended Princeton University.

     Peter Taylor, Senior Vice President of Technology, joined us in 1999. From 1998 to 1999, Mr. Taylor was Custom Application Solution Director at Whittman-Hart, Inc., a computer consulting firm. From 1997 to 1998, he served as Distributed Computing Practice Manager at Automated Concepts, Inc., a computer consulting firm. From 1996 to 1997, he served as Regional Manager at CGS Computer Associates, Inc., a computer consulting firm, and from 1993 to 1996, Mr. Taylor was Director of Consulting at Computer Generated Solutions, Inc., a computer consulting firm. Mr. Taylor received a BS from the Illinois Institute of Technology.

     Richard Katzman has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of humidifiers, vaporizers and other consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman is the brother of John S. Katzman, the Chairman and Chief Executive Officer of our company. Mr. Katzman received a BA from Brown University.

     V. Frank Pottow has served as a director of our company since April 2000. Mr. Pottow has been a Managing Director of SG Capital Partners LLC, the American merchant banking affiliate of the French bank Societe Generale, since 1997. From 1996 to 1997, he served as Managing Director of Thayer Capital Partners, L.P., a private equity manager. From 1992 to 1996, he was a Principal at Odyssey Partners L.P., a private investment partnership. He is also a member of the board of directors of Bargo Energy Company. Mr. Pottow received a BS from the Wharton School and an MBA from Harvard Business School. Mr. Pottow is SG Capital Partners LLC's representative on our board of directors, in accordance with the terms of our stockholders' agreement.


     John C. Reid has served as a director of our company since March 2000. Since March 2001, Mr. Reid has been the Chief Executive Officer of LearnNow, Inc., a professional education management company. From August 1999 to March 2001, Mr. Reid was the Chief Executive Officer of CometSystems.com, a company that develops software for the Internet. From 1996 to 1999, Mr. Reid served as Chief Operating Officer of Edison Schools, Inc. From 1974 to 1996, Mr. Reid


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

served in the Executive Management of The Coca-Cola Company, including from 1985 to 1996 as Senior Vice President, Marketing, Coca-Cola USA and Chief Environmental Officer, The Coca-Cola Company. Mr. Reid is also a member of the board of directors of Funderstanding, Inc., Giftworld.com, Inc. and Magnetic Data Technologies, L.L.C. Mr. Reid received a BA from Brandeis University and an MA from Massachusetts Institute of Technology.

     Richard Sarnoff has served as a director of our company since 1998. Since 1998, Mr. Sarnoff has been Executive Vice President and Chief Financial Officer of Random House, Inc. From 1996 to 1998, Mr. Sarnoff served as Chief Financial Officer of Bantam Doubleday Dell, a consumer book publisher, and from 1995 to 1998, he was Senior Vice President, Corporate Development of Bantam Doubleday Dell. Mr. Sarnoff is also a member of the board of the Children's Museum of Manhattan. Mr. Sarnoff received a BA from Princeton University and an MBA from Harvard Business School. Mr. Sarnoff is Random House's representative on our board of directors, in accordance with the terms of our stockholders' agreement.

     Sheree T. Speakman has served as a director of our company since March 2000. Since 1998, Ms. Speakman has been President and Chief Executive Officer of Fox River Learning, Inc., an education consulting firm. From 1983 to 1998, Ms. Speakman was a principal at Coopers & Lybrand LLP where she led their national efforts in K-12 financial analysis and consulting. Ms. Speakman is also a director of StandardsWork, Inc., an education consulting company that specializes in standards-driven learning. Ms. Speakman received a BA from Albion College and an MBA from the University of Chicago.

     Howard A. Tullman has served as a director of our company since March 2000. Since August 2000, Mr. Tullman has been Chief Executive Officer and a director of Xceed, Inc., a business consulting company. Since March 2000, Mr. Tullman has been the General Manager of the Chicago High Tech Investors I, LLC, an Internet-oriented investment fund. From September 1996 to February 2000, Mr. Tullman was the Chief Executive Officer of Tunes.com, Inc. and its predecessors, an Internet music site he helped found, which was sold to EMusic.com, Inc. From October 1993 to October 1996, Mr. Tullman was the President and Chief Executive Officer of Imagination Pilots, Inc., a multimedia software developer he founded in 1993. Mr. Tullman serves as a director of EMusic.com, Inc. and is the Chairman of the Board of The Cobalt Group. Mr. Tullman received a BA from Northwestern University and a JD from Northwestern University School of Law.

BOARD COMPOSITION

     We currently have seven directors. Under our restated certificate of incorporation, which will become effective upon the closing of this offering, the terms of office of our directors will be divided into the following three classes:

        - Class I, whose term will expire at the annual meeting of stockholders to be held in 2002;

        - Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and

        - Class III, whose term will expire at the annual meeting of stockholders to be held in 2004.

     The Class I directors will be John S. Katzman, V. Frank Pottow and John C. Reid, the Class II directors will be Richard Katzman and Sheree T. Speakman and the Class III directors will be Richard Sarnoff and Howard A. Tullman. At each annual meeting of stockholders after the initial classification or special meeting held in place of an annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or similar special meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This

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

classification of our board of directors may have the effect of delaying or preventing changes in control or management of The Princeton Review.

COMMITTEES OF THE BOARD OF DIRECTORS

     In June 2000, our board of directors established an audit committee and a compensation committee.

     Audit Committee. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls to assure:

        - that assets are safeguarded and that financial reports are properly prepared;

        - consistent application of generally accepted accounting principles;
          and

        - compliance with management's policies and procedures.

     In performing these functions, the audit committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The audit committee also:

        - recommends an independent audit firm to audit financial statements and to perform services related to audits;

        - reviews the scope and results of audits with independent accountants;

        - reviews with management and independent accountants our annual operating results;

        - considers the adequacy of our internal accounting control procedures; and

        - considers our accountants' independence.

     The audit committee currently consists of V. Frank Pottow, John C. Reid and Sheree T. Speakman. Upon completion of this offering, the audit committee will consist of John C. Reid, Sheree T. Speakman and Howard A. Tullman.

     Compensation Committee. The primary function of the compensation committee is to determine management and executive compensation and establish fringe benefit and other compensation policies. The compensation committee is also responsible for the administration of our stock incentive plan, including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. The compensation committee currently consists of V. Frank Pottow, Richard Sarnoff and Howard A. Tullman. Upon completion of this offering, the compensation committee will consist of John C. Reid, Sheree T. Speakman and Howard A. Tullman.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to June 2000, we did not have a compensation committee. John S. Katzman, Mark Chernis and Linda Nessim-Rubin participated in deliberations of our board of directors concerning executive officer compensation. On June 15, 2000, our board of directors formed a compensation committee. None of our officers or other employees serves as a member of our compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Each of our non-employee directors received an award of options to purchase 16,920 shares of common stock as one-time compensation for services as a director. Richard Katzman received an

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

additional grant of options to purchase 25,380 shares in consideration for past services as our director. These options have an exercise price of $7.39 and vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to an additional 6.25% of such shares each quarter thereafter until fully vested. All of the options have a term of 10 years, subject to earlier termination in the event of termination of service as our director.

     We reimburse our directors for reasonable expenses they incur in attending meetings of our board of directors and its committees.

EXECUTIVE COMPENSATION

     The following table shows the total compensation paid for the year ended December 31, 2000 for our Chief Executive Officer and the other four most highly compensated executive officers whose annual salary and bonus exceeded $100,000 in 2000.

                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                                  ANNUAL            NUMBER OF
                                               COMPENSATION         SECURITIES
                                           ---------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                 SALARY       BONUS       OPTIONS      COMPENSATION
---------------------------                ---------   ---------   ------------   ------------
John S. Katzman..........................  $ 381,181   $200,000            --              --
  Chairman and Chief Executive Officer
Mark Chernis.............................    255,462    140,125       277,513     $ 4,654,550
  President and Chief Operating Officer
Stephen Quattrociocchi...................    232,885     57,476       117,285       1,792,164
  Executive Vice President, Test
  Preparation Services Division
Bruce Task...............................    236,538     86,700        64,549       1,143,873
  Executive Vice President, Princeton
  Review Ventures
Stephen Melvin...........................    195,000     63,000       143,820         603,539
  Chief Financial Officer



     Amounts listed above under "All Other Compensation" represent the value of shares of our common stock, shares of common stock of Student Advantage and cash, all of which were issued to the persons listed in the above table in exchange for outstanding PSUs and SARs in connection with the termination of our PSU and SAR plans and the adoption of our 2000 Stock Incentive Plan as part of our restructuring. More detailed information about the components of "All Other Compensation" is included under "Related Party Transactions -- Termination of PSU and SAR Plans."


OPTION GRANTS IN 2000

     The following table shows grants of stock options to our Chief Executive Officer and to the other executive officers named in the Summary Compensation Table above during 2000.

     The percentages in the table below are based on options to purchase an aggregate of 1,519,673 shares of common stock granted under our stock option plan through December 31, 2000 to our employees, consultants and directors. The exercise price per share of each option was not less than the fair market value of the common stock on the date of grant as determined by the board of directors, except for 133,445 options granted to replace previously outstanding SARs which were granted with exercise prices equal to the exercise price of the SARs they replaced. All

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

options, other than Mr. Quattrociocchi's, shown in the following table with an exercise price of $7.39 per share vest as to 6.25% of these shares each quarter following the grant date until fully vested. Mr. Quattrociocchi's options with an exercise price of $7.39 per share vest as to 8.33% of these shares each quarter following the grant date until fully vested. All options shown in the following table with exercise prices below $7.39 per share are fully vested. All of the options have a term of 10 years, subject to earlier termination in the event of a termination of employment.

     Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year term. Potential realizable value has been calculated using an assumed initial public offering price of $12.00 per share, although we estimate that, in each case, the fair market value of our stock at the time the option was granted was substantially less. These numbers are calculated based on the requirements of the Commission and do not reflect our estimate of future stock price growth.

                                                                                         POTENTIAL
                                                                                     REALIZABLE VALUE
                                                                                        AT ASSUMED
                                            INDIVIDUAL GRANTS                             ANNUAL
                           ----------------------------------------------------       RATES OF STOCK
                           NUMBER OF      PERCENT OF                                       PRICE
                           SECURITIES   TOTAL OPTIONS                                APPRECIATION FOR
                           UNDERLYING     GRANTED TO     EXERCISE                         OPTION
                            OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
NAME                        GRANTED     FISCAL YEAR(%)   SHARE($)       DATE          5%          10%
----                       ----------   --------------   ---------   ----------   ----------   ----------
John S. Katzman..........        --            --             --           --             --           --
Mark Chernis.............   253,800          16.7%         $7.39      4/18/10     $1,322,880   $1,475,160
                             19,543           1.3           1.73      4/18/10        212,487      224,212
                              4,169           0.3           2.01      4/18/10         44,163       46,664
Stephen Melvin...........   143,820           9.5           7.39      4/18/10        749,632      835,924
Stephen Quattrociocchi...   101,520           6.7           7.39      4/18/10        529,152      590,064
                             13,028           0.9           1.73      4/18/10        146,658      149,475
                              2,736           0.2           2.01      4/18/10         28,982       30,623
Bruce Task...............    40,185           2.6           7.39      4/18/10        209,456      233,567
                             19,543           1.3           1.73      4/18/10        212,487      224,212
                              4,821           0.3           2.01      4/18/10         51,063       53,955

OPTION VALUES AS OF DECEMBER 31, 2000

     The following table provides summary information concerning stock options held as of December 31, 2000 by our Chief Executive Officer and by the other executive officers named in the Summary Compensation Table above. The value of in-the-money options represents the difference between the exercise price of an option and an assumed initial public offering price of $12.00 per share.


                                                             NUMBER OF                     VALUE OF
                                                       SECURITIES UNDERLYING       UNEXERCISED IN-THE-MONEY
                                                        UNEXERCISED OPTIONS              OPTIONS AS OF
                             SHARES                   AS OF DECEMBER 31, 2000          DECEMBER 31, 2000
                            ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
John S. Katzman..........         --          --          --              --             --             --
Mark Chernis.............         --          --      71,299         206,213       $461,910       $951,113
Stephen Melvin...........         --          --      26,966         116,855        124,376        538,964
Stephen Quattrociocchi...         --          --      41,642          76,140        283,218        351,180
Bruce Task...............         --          --      31,898          32,650        283,684        150,593


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

2000 STOCK INCENTIVE PLAN

     The following is a summary description of our 2000 Stock Incentive Plan. You may refer to the exhibits that are part of the registration statement for a copy of the stock incentive plan.

     On March 31, 2000, we adopted our 2000 Stock Incentive Plan. The stock incentive plan will remain effective until February 28, 2010.

     The stock incentive plan provides for the grant of:

        - options that are intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code;

        - options not intended to so qualify, or NQOs;

        - awards of restricted stock; and

        - awards of deferred stock.

     Our officers, other employees, directors and consultants and those of our affiliates designated by the compensation committee of our board of directors are eligible to receive grants under the plan. The plan is administered by the compensation committee, and stock options, restricted stock awards and deferred stock awards are granted at the discretion of the compensation committee.

     Options.  The compensation committee determines:

        - which eligible persons will be granted options under the plan;

        - the type of options and the terms and conditions of exercisability;

        - the term of the options; and

        - the number of shares of common stock for which an option will be granted.

     The maximum term of each stock option granted under the plan is 10 years from the date of grant. If an optionee's employment terminates, the option will remain exercisable only to the extent determined by the compensation committee.

     The aggregate fair market value, determined at the date the option is granted, of stock with respect to which ISOs granted under the stock incentive plan are exercisable for the first time in any calendar year by any eligible officer or other employee may not exceed $100,000. The exercise price of ISOs granted under the stock incentive plan may not be less than fair market value of the stock on the date of grant, as determined by the compensation committee. The exercise price for each NQO granted under the stock incentive plan is determined by the compensation committee at the time of grant.

     Restricted Stock Awards.  The compensation committee determines:

        - which eligible persons will receive restricted stock awards;

        - whether the grant will be an award of restricted stock or rights to purchase restricted stock;

        - the number of shares of restricted stock or rights to purchase restricted stock granted;

        - the price to be paid by the recipient of a right to purchase restricted stock; and

        - the vesting conditions of such awards.

     Unless otherwise determined by the compensation committee, if an employee terminates employment before all of his or her restricted stock has vested or the vesting requirements are otherwise not met, the unvested shares of restricted stock will be forfeited. The purchase price paid by the employee with respect to such shares will be returned to the employee or a cash payment equal to the restricted stock's fair market value on the date of forfeiture, if lower, will be paid to the employee. The compensation committee determines whether holders of restricted stock will have the right to vote with respect to their stock and whether they will be entitled to dividends.

     Deferred Stock Awards.  The compensation committee determines:

        - which eligible persons will receive deferred stock awards;

        - the number of shares of deferred stock to be awarded; and

        - the length and conditions of the deferral period.

     Deferred stock awards may be conditioned upon the attainment of specified performance goals or other criteria. Upon the expiration of the deferral period, the grantee will be paid the value of the deferred stock award in stock, cash or a combination, at the discretion of the compensation committee. Upon termination of employment prior to the expiration of the deferral period, the employee will forfeit all deferred stock awards.


     The total number of shares of our common stock authorized for awards under the stock incentive plan is 2,749,500. As of May 10, 2001, there were:



        - options outstanding under the stock incentive plan to purchase 1,580,612 shares of our Class B non-voting common stock at a weighted average exercise price of $7.19 per share;


        - 919,067 shares of Class B non-voting common stock issued under the plan; and


        - 249,821 shares available for future issuance under the plan.


     Our board of directors has authorized an increase of 846,000 in the total number of shares of our common stock available for awards under the plan to 3,595,500 upon the completion of this offering.

     Change in Control. Under the stock incentive plan, in the event of a change in control, all options become fully exercisable and all restrictions and deferral limitations applicable to restricted stock awards and deferred stock awards lapse, unless a successor assumes or substitutes options. If a successor assumes or substitutes options in connection with a change in control and an employee's employment is terminated in connection with or within one year following a change in control without cause or after being reassigned, all options become fully exercisable and all restrictions and deferral limitations applicable to restricted stock awards and deferred stock awards lapse. A change in control is defined under the stock incentive plan as:

        - a corporate merger or similar transaction in which we are not the surviving entity;

        - the acquisition of 30% of our outstanding voting common stock by an outside entity or a related group of outside entities;

        - a change in the majority of the composition of our board of directors within two years without the approval of two-thirds of the existing directors;

        - our liquidation or dissolution or a sale of substantially all of our assets to an outside entity; or

        - the execution of a binding agreement, which, if consummated, would result in a change in control described above.

     For purposes of the above definition, an outside entity means any person or entity other than an affiliate of ours or any shareholder of any such affiliate as of September 1, 1998.

     Federal Income Tax Consequences. The following is a summary of federal income tax consequences generally arising with respect to awards made under the stock incentive plan.

     The grant of an option will create no tax consequences for the optionee or us. Upon exercising an option, other than an ISO, the optionee will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise and we will generally be entitled to a tax deduction in the same amount. An optionee generally will not recognize taxable income upon exercising an ISO and we will not be entitled to any tax deduction with respect to an ISO if the optionee holds the shares for the applicable periods specified in the Internal Revenue Code.

     With respect to restricted stock awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of the shares or other property delivered. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

EMPLOYMENT AGREEMENTS

     Agreement with John S. Katzman. On August 7, 2000, we entered into an employment agreement with John S. Katzman for his continued service as our Chief Executive Officer at an annual base salary of $400,000, increasing each year at the discretion of the board of directors. The agreement includes a performance bonus of between 10% and 100% of his base salary. The agreement provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Katzman voluntarily terminates employment or until we give Mr. Katzman written notice at least six months prior to the anniversary date of the agreement.

     If we terminate Mr. Katzman's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Katzman his annual base salary for an additional 18 months following termination.

     Under this agreement, Mr. Katzman has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Katzman has also agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for Mr. Katzman.

     Agreement with Mark Chernis. On April 18, 2000, we entered into an employment agreement with Mark Chernis for his continued service as our Chief Operating Officer at an annual base salary of $257,500, increasing by 3% each year. The agreement includes a $50,000 annual bonus and an annual performance bonus of up to 50% of base salary. The agreement supersedes all previous agreements between us and Mr. Chernis and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Chernis voluntarily terminates employment or until we give Mr. Chernis written notice of non-renewal six months prior to the anniversary of the date of the agreement.

     The employment agreement grants Mr. Chernis stock options to purchase 253,800 shares of our Class B non-voting common stock at a price of $7.39 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Chernis vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     Under the agreement, we will lend Mr. Chernis on a fully non-recourse basis up to an aggregate principal amount of $500,000 if Mr. Chernis requests us to make the loan within the lock-up period during which he has agreed with our underwriters not to offer, sell or otherwise dispose of our securities. If Mr. Chernis requests that the loan be made, it will be for an eight-year term, will accrue interest at the prime rate and will be payable over the last four years of its term in equal annual installments. The loan will be secured by shares of our common stock that Mr. Chernis owns that have a fair market value of 250% of the amount of the loan.

     If we terminate Mr. Chernis' employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Chernis his annual base salary for an additional 18 months following termination. In addition, we have agreed to reimburse Mr. Chernis for any payments he makes to maintain medical and dental insurance for 18 months following termination.

     Under this agreement, Mr. Chernis has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Chernis also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for Mr. Chernis.

     Agreement with Stephen Melvin. On April 1, 2000, we entered into an employment agreement with Stephen Melvin for his continued service as our Chief Financial Officer at an annual base salary of $200,000, increasing by 5% each year. The agreement includes an annual bonus of between 15% and 35% of his base salary. The agreement supersedes all previous agreements between us and Mr. Melvin and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Melvin voluntarily terminates employment or until we give Mr. Melvin written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Melvin stock options to purchase 143,820 shares of our Class B non-voting common stock at a price of $7.39 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Melvin vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Melvin's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Melvin his annual base salary for an additional 10 months following termination.

     Under this agreement, Mr. Melvin has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Melvin also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for Mr. Melvin.

     Agreement with Stephen Quattrociocchi. On April 10, 2000, we entered into an employment agreement with Stephen Quattrociocchi for his continued service as our Executive Vice President of the Test Preparation Services division at an annual base salary of $245,000, increasing by a minimum of 3% each year. The agreement includes an annual bonus of up to 35% of his base salary. The agreement supersedes all previous agreements between us and Mr. Quattrociocchi and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Quattrociocchi voluntarily terminates employment or until we give Mr. Quattrociocchi written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Quattrociocchi stock options to purchase 101,520 shares of our Class B non-voting common stock at a price of $7.39 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Quattrociocchi vest in equal quarterly installments until the third anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     If we terminate Mr. Quattrociocchi's employment without cause or if we do not renew the agreement, we have agreed to pay Mr. Quattrociocchi his annual base salary for an additional 12 months following termination.

     Under this agreement, Mr. Quattrociocchi has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Quattrociocchi also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for Mr. Quattrociocchi.

     Agreement with Bruce Task. On April 10, 2000, we entered into an employment agreement with Bruce Task for his continued service as our Executive Vice President of Princeton Review Ventures at an annual base salary of $250,000, increasing by 3% each year. The agreement includes an annual performance-based bonus of between 7.5% and 60% of his base salary. The agreement supersedes all previous agreements between us and Mr. Task and provides for an initial term of two years with automatic renewal for additional two-year periods on each anniversary of the effective date of the agreement until Mr. Task voluntarily terminates employment or until we give Mr. Task written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     The employment agreement grants Mr. Task stock options to purchase 40,185 shares of our Class B non-voting common stock at a price of $7.39 per share. These stock options are subject to the provisions of our stock incentive plan. The stock options granted to Mr. Task vest in equal quarterly installments until the fourth anniversary of the effective date of the employment agreement. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a "change in control," as defined in our stock incentive plan.

     Under the agreement, we will lend Mr. Task on a fully non-recourse basis up to an aggregate principal amount of $500,000 if Mr. Task requests us to make the loan within the lock-up period during which he has agreed with our underwriters not to offer, sell or otherwise dispose of our securities. If Mr. Task requests that the loan be made, it will be for an eight-year term, will accrue interest at the prime rate and will be payable over the last four years of its term in equal annual installments. The loan will be secured by shares of our common stock that Mr. Task owns that have a fair market value of 250% of the amount of loan.

     If we terminate Mr. Task's employment without cause or do not renew his agreement, we have agreed to pay Mr. Task his annual base salary in bi-weekly payments for an additional 12 months following termination. In addition, we have agreed to reimburse Mr. Task for any payments he makes to maintain medical and dental insurance for the number of weeks equal to twice the number of years employed by us. If Mr. Task voluntarily terminates his employment, we have agreed to pay him his base salary for six months following such termination.

     Under this agreement, Mr. Task has agreed not to compete with us in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of this agreement. Mr. Task also has agreed under this agreement that for 18 months after the expiration or termination of this agreement, he will not solicit the services of any of our employees or our franchisees' employees, and he will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for Mr. Task.

     Under this employment agreement, we have agreed that we will not exercise our right, under the stockholders' agreement dated April 1, 2000, to repurchase Mr. Task's shares of common stock in the event Mr. Task ceases to be an employee, consultant or board member of the company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is expressly forbidden by the DGCL, as it now exists or is later amended.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Our certificate of incorporation requires us to indemnify to the fullest extent authorized or permitted by the DGCL (as it existed at the time of the adoption of the certificate of incorporation, or, if the DGCL is later amended to permit broader indemnification, as so amended) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer employee or agent. We are only required to indemnify any person seeking indemnification in connection with an action initiated by that person if the action was authorized by the board of directors. The certificate of incorporation also provides that we must advance expenses to a director or officer in advance of the final disposition of the matter with respect to which the expenses are being advanced upon receipt of an undertaking, if the undertaking is required by the DGCL, by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by us. The certificate of incorporation further states that we may, by action of the board of directors, provide indemnification to our employees and agents with the same scope and effect as the provisions relating to directors and officers.

     The certificate of incorporation provides that these rights to indemnification and advancement of expenses are not exclusive of any other right that any person may have or acquire under any statute, any amendment to the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     We maintain directors and officers liability insurance.

                           RELATED PARTY TRANSACTIONS

OUR RESTRUCTURING

Distribution Prior to our Restructuring

     Immediately prior to our restructuring, which is described more fully under "Our Restructuring," we distributed stock of Student Advantage owned by us to our then existing stockholders and the minority interest holders of one of our limited liability company subsidiaries. The following table shows:

        - our executive officers and the beneficial owner of more than 5% of our voting stock that received stock of Student Advantage in this distribution;

        - the number of shares of Student Advantage stock received by these parties; and

        - the aggregate public market value of these shares as of the date of the distribution.

                                                                  SHARES OF
                                                                  STOCK OF
                                                                   STUDENT          AGGREGATE
EXECUTIVE OFFICER OR 5% STOCKHOLDER                               ADVANTAGE           VALUE
-----------------------------------                           -----------------    -----------
John S. Katzman.............................................       494,368         $ 4,944,000
Mark Chernis................................................         5,205              52,000
Bruce Task..................................................         8,832              88,000
Random House TPR, Inc. .....................................       147,425           1,474,000

Exchange of Stock of our Predecessor and its Subsidiaries for Stock of the Holding Company

     A number of our executive officers received shares of our common stock in our restructuring in exchange for their interests in our predecessor, and a beneficial owner of more than 5% of our voting stock received shares of our common stock in exchange for its minority interests in each of our limited liability company subsidiaries. The following table shows:

        - our executive officers and the beneficial owner of more than 5% of our voting stock that exchanged their ownership interests in our predecessor or its subsidiaries, as applicable, in exchange for shares of our common stock;

        - the number and class of shares of our common stock received by each party;

        - the aggregate value of the shares of common stock received by each party, as of the date of the transaction based on a price of $7.39 per share; and

        - the aggregate value of the shares of common stock received by each party at an assumed initial public offering price of $12.00 per share.

                                                                                                AGGREGATE
                                                                                                VALUE AT
                                                              SHARES OF        AGGREGATE         ASSUMED
                                          SHARES OF            CLASS B           VALUE           INITIAL
                                           CLASS A           NON-VOTING          ON THE          PUBLIC
                                           COMMON              COMMON         TRANSACTION       OFFERING
EXECUTIVE OFFICER OR 5% STOCKHOLDER         STOCK               STOCK             DATE            PRICE
-----------------------------------   -----------------   -----------------   ------------   ---------------
John S. Katzman.....................      9,703,675            102,160*       $ 72,443,000    $ 117,670,020
Mark Chernis........................             --            102,160             755,000        1,225,920
Bruce Task..........................             --            173,370           1,281,000        2,080,440
Random House TPR, Inc...............      2,858,311                 --          21,116,000       34,299,732

---------------
* Represents shares that may be deemed to be beneficially owned by Mr. Katzman through his wife, which beneficial ownership Mr. Katzman disclaims, except to the extent of his pecuniary interest in these shares.

     At the time of our restructuring, we also entered into a stockholders' agreement with our then existing stockholders, including the executive officers listed above and Random House TPR, Inc., which grants them "piggyback" registration rights with respect to one company-initiated registration of our securities under the Securities Act. See "Description of Capital Stock" for more information about these registration rights.

Termination of PSU and SAR Plans

     In connection with our restructuring, we terminated our PSU and SAR plans and adopted our 2000 Stock Incentive Plan. A number of our executive officers and directors held PSUs and SARs. Each such person entered into a conversion agreement with us on April 18, 2000 under which they relinquished their rights to PSUs or SARs, in exchange for a combination of cash, shares of our Class B non-voting common stock, stock options under our new stock incentive plan and stock of Student Advantage. The following table shows:

        - each executive officer and director who relinquished rights in PSUs or SARs under those plans;

        - the consideration received by each person for relinquishing these rights;

        - the aggregate value of the consideration received by each person as of the transaction date; and

        - the current aggregate value of the consideration received by each person, as of the most recent practicable date.


                                                                                            AGGREGATE
                                                                                              VALUE
                                          SHARES OF CLASS B              SHARES OF STOCK     ON THE        CURRENT
EXECUTIVE OFFICER OR                         NON-VOTING        STOCK       OF STUDENT      TRANSACTION    AGGREGATE
DIRECTOR                       CASH         COMMON STOCK      OPTIONS       ADVANTAGE         DATE          VALUE
--------------------        -----------   -----------------   --------   ---------------   -----------   -----------
Mark Chernis..............  $ 2,168,967        325,710         277,513       15,111        $4,787,621    $ 7,527,043
Stephen Quattrociocchi....      836,667        125,208         117,285        5,809         1,880,645      2,982,601
Bruce Task................      498,267         84,600          64,549        3,925         1,280,448      1,957,244
Linda Nessim-Rubin........      335,650         54,670          50,863        2,536           809,253      1,288,824
Steven Hodas..............      291,838         44,840          31,460        2,080           634,014        980,063
Stephen Melvin............      280,733         42,300         143,820        1,963           603,539      1,456,172
Evan Schnittman...........      163,742         27,562          35,532        1,279           374,069        661,434
Richard Katzman...........       31,250         21,150          25,380          726           191,312        481,839
Peter Taylor..............       20,829          4,230          33,840          196            53,102        228,076


     For purposes of calculating aggregate value on the transaction date in the above table we valued:

        - shares of our common stock at $7.39 per share;

        - options at the difference between the per share exercise price of the option and $7.39; and

        - shares of Student Advantage stock at $5.25 per share, which represents the public market price of this stock on the date of distribution.

     For purposes of calculating current aggregate value in the above table we valued:

        - shares of our common stock at an assumed initial public offering price of $12.00 per share;

        - options at the difference between an assumed initial public offering price of $12.00 per share and the per share exercise price of the option; and


        - shares of Student Advantage stock at $2.46 per share, which represents the closing price of this stock on May 10, 2001.


     Concurrently with the termination of our PSU and SAR plans, we entered into new employment agreements with the executive officers listed in the above table. For a description of the terms of our employment agreements with Mark Chernis, Stephen Melvin, Stephen Quattrociocchi and Bruce Task, see
"Management -- Employment Agreements."

SALE OF SERIES A PREFERRED STOCK AND SUBSEQUENT TRANSACTION WITH OUR SERIES A PREFERRED STOCKHOLDERS

     On April 18, 2000, we entered into a Series A preferred stock purchase agreement with SGC Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus Executive Fund, L.P. Under the stock purchase agreement, we issued a total of 3,713,540 shares of our Series A preferred stock to these purchasers for an aggregate cash purchase price of approximately $27.0 million. SGC Partners II received 2,475,693 shares, Olympus Growth Fund III received 1,225,469 shares and Olympus Executive Fund received 12,378 shares. We also entered into an investors' rights agreement with these purchasers, providing them with the right to require us to register under the Securities Act common stock to be received by these purchasers upon conversion of their Series A preferred stock. See "Description of Capital Stock" for a more complete description of the rights of the holders of our Series A preferred stock.

     As a result of the above transaction, SGC Partners II and Olympus Growth Fund III, together with Olympus Executive Fund, became beneficial owners of more than 5% of our voting stock, on an as converted basis. Additionally, SGC Partners II became entitled to appoint one director to our board of directors. This right terminates upon the consummation of this offering. Currently, V. Frank Pottow serves as SGC Partners II's designated director. Mr. Pottow also serves as a Managing Director of SG Capital Partners, the general partner of SG Merchant Banking Fund L.P., which is the parent of SGC Partners II.

     On December 14, 2000, we entered into a loan agreement with lenders that include SGC Partners II, Olympus Growth Fund III and Olympus Executive Fund, holders of our Series A Preferred Stock. The loan agreement provides for a line of credit of up to $25.0 million under which the lenders may make loans to us for acquiring our independent franchisees and for general corporate purposes. Under the terms of the agreement, SGC Partners II agreed to lend us up to $5,000,000, Olympus Growth Fund III agreed to lend us up to $4,967,000 and Olympus Executive Fund agreed to lend us up to $33,000. In exchange for making these funds available to us, SGC Partners II received warrants initially exercisable for 50,000 shares of our common stock, Olympus Growth Fund III received warrants initially exercisable for 49,670 shares of our common stock and Olympus Executive Fund received warrants initially exercisable for 330 shares of our common stock. These warrants are exercisable immediately at an exercise price of $0.01 per share. Assuming an initial public offering price of $12.00 per share, these warrants will be automatically exercised on a cashless basis for a total of 99,917 shares of common stock upon completion of this offering.

     We are required to repay all outstanding borrowings under this loan facility within 180 days after completion of this offering. In the event that the loan facility remains outstanding on December 14, 2001, the warrants held by SGC Partners will be exercisable for an additional 55,000 shares, the warrants held by Olympus Growth Fund III will be exercisable for an additional 54,637 shares, and the warrants held by Olympus Executive Fund will be exercisable for an additional 363 shares. If the loan facility remains outstanding on December 14, 2002, the warrants held by SGC Partners II will be exercisable for an additional 80,000 shares, the warrants held by Olympus

Growth Fund III will be exercisable for an additional 79,472 shares, and the warrants held by Olympus Executive Fund will be exercisable for an additional 528 shares. We also entered into a warrant agreement with these entities providing them with the right to require us to register under the Securities Act the common stock to be received upon exercise of the warrants.

RELATIONSHIP WITH RANDOM HOUSE


     During each of 1998, 1999 and 2000, we derived revenue from a number of publication agreements with Random House. Random House, through its subsidiary Random House TPR, beneficially owns approximately 18.7% of our common stock, as of May 10, 2001, without giving effect to the conversion of our outstanding preferred stock. During these periods, we recognized revenue from Random House for aggregate royalties, marketing fees, advances, copy editing fees and other fees as follows:


   YEAR ENDED          YEAR ENDED          YEAR ENDED
DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
-----------------   -----------------   -----------------
   $ 2,917,467         $ 2,717,416         $ 2,217,012

     We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

     Random House TPR is also entitled to appoint one director to our board of directors under the terms of our stockholders' agreement. This right terminates upon the completion of this offering. Currently, Richard Sarnoff serves as Random House TPR's designated director on our board. Mr. Sarnoff also serves as Executive Vice President and Chief Financial Officer of Random House.

ACQUISITION OF PRINCETON REVIEW OF BOSTON AND PRINCETON REVIEW OF NEW JERSEY


     On March 2, 2001, we acquired the assets comprising the businesses of Princeton Review of Boston and Princeton Review of New Jersey. Robert L. Cohen, who became one of our executive officers immediately following this transaction, is co-founder and 50% owner of Princeton Review of Boston and co-founder and 47.5% owner of Princeton Review of New Jersey. Upon the consummation of this acquisition, Mr. Cohen executed an employment agreement with us to serve as Executive Vice President and General Manager of our K-12 Services division. In addition, Joel Rubin, the spouse of Linda Nessim-Rubin, one of our executive officers, is an employee and 5% owner of Princeton Review of New Jersey and is an employee of Princeton Review of Boston.



     The total purchase price paid by us in connection with this acquisition was approximately $13.8 million and was determined through arm's length negotiations between us and the sellers, including Mr. Cohen. Approximately $10,175,000 of the purchase price was paid in cash at the time of the closing and the remaining $3,625,000 was paid by delivery of two subordinated promissory notes. Mr. Cohen's interest in the consideration paid by us for the assets of these businesses corresponds to his percentage ownership in Princeton Review of Boston and Princeton Review of New Jersey. The terms of the acquisition and the promissory notes are described more fully under "Our Franchised Operations and Our Plans to Acquire Our Domestic Franchises -- Recently Completed Acquisitions." Mr. Cohen also received a payment from us in the amount of $200,000 in consideration for the non-competition and non-solicitation restrictions set forth in the asset purchase agreement relating to the transaction.



     Mr. Rubin's interest in the consideration paid by us for the assets of Princeton Review of New Jersey corresponds to his 5% equity interest in that company. Mr. Rubin's interest in the consideration paid by us for the assets of Princeton Review of Boston is governed by a long-term employment agreement that gives him a right to a bonus equal to 5% of the proceeds from the sale of the assets of Princeton Review of Boston.

OTHER TRANSACTIONS


     We are party to an employment agreement, dated April 10, 2000, with Steven Hodas, our Executive Vice President, Strategic Development. Under that agreement, we agreed to lend Mr. Hodas on a fully non-recourse basis up to an aggregate principal amount of $250,000 for a purchase of real estate. The loan is for a three-year term subject to earlier prepayment upon the occurrence of specified events, and accrues interest at 7.3% per year. The loan does not require Mr. Hodas to pay principal or interest during the term of the loan and is secured by shares of our common stock that he owns. As of May 10, 2001, approximately $85,000 had been advanced and was outstanding under the loan.

                             PRINCIPAL STOCKHOLDERS


     The following table shows information with respect to the beneficial ownership of our common stock as of May 10, 2001 and as adjusted to reflect the sale of the common stock offered by us in this offering, for:


     - each person known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers named in the summary compensation table;
       and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the Commission and includes voting or investment power with respect to the securities.


     Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 2315 Broadway, New York, New York 10024. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days following May 10, 2001, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 19,153,436 shares of common stock outstanding as of May 10, 2001, which includes 3,602,566 shares of common stock issuable upon conversion of outstanding shares of preferred stock and 249,792 shares issuable upon cashless exercise of outstanding warrants, and 26,088,309 shares of common stock outstanding after completion of this offering, which includes an additional 1,534,873 shares of common stock issuable to the holders of outstanding preferred stock upon the completion of this offering, assuming an initial offering price of $12.00 per share.



                                                                              PERCENTAGE
                                                                             BENEFICIALLY
                                                            SHARES OF            OWNED
                                                           COMMON STOCK   -------------------
                                                           BENEFICIALLY    BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      OWNED       OFFERING   OFFERING
------------------------                                   ------------   --------   --------
John S. Katzman(1).......................................    9,805,833     51.20%     37.59%
Random House TPR, Inc.(2)................................    2,858,311     14.92      10.96
  1540 Broadway
  New York, NY 10036
SGC Partners II, LLC(3)..................................    2,429,237     12.68      13.19
  1221 Avenue of the Americas
  New York, NY 10020
Entities affiliated with Olympus Growth Fund III,
  L.P.(4)................................................    1,239,599      6.47       6.69
  Metro Center
  One Station Place
  Stamford, CT 06902
Mark Chernis(5)..........................................      531,872      2.96       2.03
Bruce Task(6)............................................      294,760      1.54       1.13
Stephen Melvin(7)........................................       88,223         *          *
Stephen Quattrociocchi(8)................................      183,273         *          *
Richard Katzman(9).......................................       34,370         *          *
V. Frank Pottow(10)......................................        4,230         *          *
John C. Reid(11).........................................        5,289         *          *
Richard Sarnoff(10)......................................        4,230         *          *
Sheree T. Speakman(11)...................................        5,289         *          *
Howard A. Tullman(11)(12)................................       15,568         *          *
All executive officers and directors as a group
  (15 persons)(12)(13)...................................   11,536,263     59.20%     43.66%


---------------

 * Less than one percent.

 (1) Includes 102,160 shares held by Mr. Katzman's wife. Mr. Katzman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 1,438,057 shares held by Katzman Business Holdings, L.P. and 144 shares held by Katzman Management, Inc. Katzman Management, Inc. is the general partner of Katzman Business Holdings, L.P. and is wholly owned by Mr. Katzman.


 (2) Random House TPR, Inc. is a wholly-owned subsidiary of Random House, Inc. which is a wholly-owned subsidiary of Bertelsmann AG, a private company formed under German law.

 (3) Represents 49,958 shares of common stock issuable upon cashless exercise of warrants and 2,379,279 shares of common stock issuable upon conversion of 2,475,693 shares of preferred stock prior to the offering. Percentage of beneficial ownership after offering includes an additional 1,013,694 shares of common stock issuable to SGC Partners II upon completion of this offering, assuming an initial public offering price of $12.00 per share. SGC Partners II is a wholly-owned subsidiary of SG Merchant Banking Fund. The general partner of SG Merchant Banking Fund is SG Capital Partners. SG Cowen Securities Corporation, a wholly owned subsidiary of Societe Generale, is the managing member of SG Capital Partners. Societe Generale is a public company formed under French law. As a result of these relationships, SG Merchant Banking Fund, SG Capital Partners, SG Cowen Securities Corporation and Societe Generale may each be deemed to share beneficial ownership of these shares. Each of these entities disclaims beneficial ownership.

 (4) Represents 49,628 shares of common stock issuable to Olympus Growth Fund III and 330 shares of common stock issuable to Olympus Executive Fund upon cashless exercise of warrants and 1,177,745 shares of common stock issuable to Olympus Growth Fund III and 11,896 shares of common stock issuable to Olympus Executive Fund upon conversion of 1,225,469 shares of preferred stock held by Olympus Growth Fund III and 12,378 shares of preferred stock held by Olympus Executive Fund prior to the offering. Percentage of beneficial ownership after offering includes an additional 501,778 shares of common stock issuable to Olympus Growth Fund III and an additional 5,068 shares of common stock issuable to Olympus Executive Fund upon completion of this offering, assuming an initial public offering price of $12.00 per share. Olympus Growth Fund III and Olympus Executive Fund are Delaware limited partnerships principally engaged in making investments. OGP III, L.L.C., a Delaware limited liability company is the sole general partner of Olympus Growth Fund III, and OEF, L.P., a Delaware limited partnership, is the sole general partner of Olympus Executive Fund. The five members of OGP III are Robert S. Morris, Louis J. Mischianti, James A. Conroy, Paul A. Rubin and L. David Cardenas. The three general partners of OEF are RSM, L.L.C., LJM, L.L.C. and Conroy, L.L.C. Each of RSM, LJM and Conroy is a Delaware limited liability company. The majority owner of RSM is Robert S. Morris. The majority owner of LJM is Louis J. Mischianti. The majority owner of Conroy is James A. Conroy. As a result of these relationships, OGP III, OEF, RMS, LJM, Conroy, Robert S. Morris, Louis J. Mischianti, James A. Conroy, Paul A. Rubin and L. David Cardenas may each be deemed to share beneficial ownership of these shares. Each of these entities and individuals disclaims beneficial ownership.


 (5) Includes 103,025 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



 (6) Includes 36,790 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



 (7) Includes 44,945 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



 (8) Includes 58,065 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



 (9) Includes 13,220 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.

(10) Includes 4,230 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



(11) Includes 5,289 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.



(12) Includes 7,208 shares of common stock issuable to Mr. Tullman upon conversion of 7,500 shares of preferred stock prior to the offering. Percentage of beneficial ownership after offering includes an additional 3,071 shares of common stock issuable to Mr. Tullman upon completion of this offering, assuming an initial public offering price of $12.00 per share.



(13) Includes 334,827 shares of common stock issuable upon exercise of options exercisable within 60 days of May 10, 2001.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, our amended and restated certificate of incorporation will authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of May 10, 2001, 20,688,309 shares of common stock were outstanding, assuming the conversion of all preferred stock and the issuance of 249,792 shares of common stock upon the cashless exercise of warrants upon the completion of this offering. As of May 10, 2001, we had 96 stockholders.


COMMON STOCK

     Upon the completion of this offering, all shares of Class B non-voting common stock will automatically convert into Class A common stock, which will be redesignated as common stock. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of The Princeton Review, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable.

PREFERRED STOCK

Series A Preferred Stock


     Upon the completion of this offering, all outstanding shares of Series A preferred stock will convert into shares of common stock in accordance with the terms described below. As of May 10, 2001, we had 3,748,548 shares of Series A preferred stock outstanding. Prior to the conversion of these shares into common stock, the holders of the Series A preferred stock are entitled to, among other substantial rights:


        - voting rights equivalent to the voting rights they would hold as if their holdings were converted to common stock at the then applicable conversion rate, other than the right to elect directors;

        - the right to designate one member of our board of directors;

        - distribution and liquidation preferences;

        - the option to convert to common stock at any time on a .961-for-one basis, subject to anti-dilution adjustments;

        - anti-dilution protection;

        - covenants requiring their authorization of enumerated transactions;

        - a mandatory redemption provision whereby any holder may give a redemption notice at any time after March 31, 2005 and cause us to redeem all or a portion of their shares within 90 days of receipt of the redemption notice, with the redemption price defined as the original purchase price multiplied by 1.9, which multiple is to be increased if we breach certain covenants contained in the investor rights agreement among us and the purchasers of the Series A preferred stock; and

        - automatic conversion upon the effective date of a qualified initial public offering on a .961-for-one basis, subject to anti-dilution adjustments, except that, in the event that the initial public offering price of our common stock in this offering is less than $12.99 per share, then, instead of converting on a .961-for-one basis upon the completion of this offering, the holders of Series A preferred stock will receive, upon the completion of this offering, in exchange for their shares of Series A preferred stock:

         (1) first, to reflect their pre-offering ownership percentage, such number of shares of our common stock that could be purchased at the per share initial public offering price for a dollar amount equal to (a) 15.66% multiplied by (b) our total valuation immediately prior to this offering, minus $27.0 million; and

         (2) second, $27.0 million in common stock at the initial public offering price.

     In the preceding formula, "our total valuation immediately prior to this offering" means (1) the total number of shares of our common stock outstanding immediately following this offering multiplied by the per share initial public offering price of the shares sold in this offering, minus (2) the number of shares sold in this offering multiplied by the per share initial public offering price of the shares sold in this offering.

     Accordingly, at an assumed initial public offering price of $12.00 per share, a total of 5,137,439 shares of common stock will be issued to the holders of the Series A preferred stock upon conversion of the Series A preferred stock upon completion of this offering. In the event that the initial public offering price of the shares offered in this offering is greater than $12.99 per share, then a total of 3,602,566 shares of common stock will be issued to the holders of the Series A preferred stock upon conversion of the Series A preferred stock upon completion of this offering.

     The holders of Series A preferred stock are also entitled to demand and incidental registration rights.

Undesignated Preferred Stock

     Upon the completion of this offering, the board of directors will be authorized, subject to Delaware law, without stockholder approval, from time to time, to issue up to an aggregate of 5,000,000 new shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS


     As of May 10, 2001, there were outstanding warrants to purchase such number of shares of common stock as is obtained by dividing $1.2 million by the initial public offering price of our common stock in this offering. These warrants were issued in June 2000 in connection with the settlement of a lawsuit against the company. These warrants are exercisable for an 18-month period, beginning with the date of completion of this offering, at an exercise price equal to the initial public offering price of our common stock in this offering. The warrants may also be exercised without payment of the cash exercise price in the following two ways:


     - Receive shares without paying exercise price. The holders may elect to receive the number of shares of common stock that they would be able to purchase at the market price on the date of exercise with the amount of cash equal to (a) the aggregate market price of the shares on the date of exercise minus (b) the aggregate initial public offering price of the shares; or

     - Receive cash instead of shares. For a period of 60 days immediately after the warrants become exercisable, the holders may elect to receive a cash payment equal to (a) the aggregate market price of the shares on the date of exercise minus (b) the aggregate initial public offering price of the shares, provided that this cash payment may not exceed 50% of the aggregate initial public offering price of the shares.


     Additionally, as of May 10, 2001, we had outstanding warrants to purchase a total of 250,000 shares of common stock at an exercise price of $0.01 per share. These warrants were issued in December 2000 to the lenders under our loan agreement with Reservoir Capital Partners, L.P. in connection with the execution of a $25.0 million line of credit. In the event that the credit facility remains outstanding on December 14, 2001, the warrants will be exercisable for an additional 275,000 shares and if the loan facility remains outstanding on December 14, 2002, the warrants will be exercisable for an additional 400,000 shares. We also entered into a warrant agreement with these entities, providing them with the right to require us to register the common stock to be received upon the conversion of the warrants under the Securities Act. Upon consummation of this offering, these warrants will be automatically converted into common stock in a cashless exercise at the exercise price of $0.01 per share. Assuming an initial public offering price of $12.00 per share, the outstanding warrants will be automatically converted into a total of 249,792 shares of common stock. If the initial public offering price is below $10.00 per share, then the number of shares issued upon conversion will be multiplied by a fraction, of which the numerator is $10.00 and the denominator is the initial public offering price.


REGISTRATION RIGHTS

     After completion of this offering, the holders of 20,190,645 shares of our common stock will be entitled to registration rights. These rights include rights to require us to include their common stock in future registration statements we file with the Commission and, in some cases, demand registration rights. Some holders may also require us to register their common stock once we are eligible to use a short-form registration statement. However, holders of substantially all of these shares have agreed not to exercise their registration rights until 180 days after the date of this prospectus. Shares of common stock registered upon the exercise of demand registration rights would be freely tradable without restriction under the Securities Act immediately upon the effectiveness of that registration.

CHARTER AND BY-LAW PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     Some provisions of our certificate of incorporation and by-laws and provisions of Delaware law may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Charter and By-law Provisions

     Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

     Cumulative Voting. Our certificate of incorporation expressly denies our stockholders the right to cumulative voting in the election of directors.

     Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our by-laws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorization of Undesignated Preferred Stock. The authorization of undesignated preferred stock as described above under "Description of Capital Stock" makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

  Delaware Anti-takeover Statute

     Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of an interested stockholder, for three years following the time that stockholder became an interested stockholder unless:

     - the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following this offering, the market price of our common stock could decline. These sales also could make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of 26,088,309 shares of common stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 20,688,309 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, restricted shares will be available for sale in the public market as follows, subject, in some cases, to volume limitations:


90 days from the date of this prospectus....................       8,478
180 days from the date of this prospectus...................  20,430,039
More than 180 days from the date of this prospectus.........     249,792


LOCK-UP AGREEMENTS


     Our stockholders and option holders holding in the aggregate 20,679,831 shares of common stock and options to purchase 1,457,204 shares of common stock, including all of our executive officers and directors, have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 260,883 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After this offering, holders of an aggregate of 20,190,645 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of those shares under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock incentive plan. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, dated as
of             2001, the underwriters named below, through their
representatives, J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Legg Mason Wood Walker, Inc. have severally agreed to purchase from us the following numbers of shares of common stock:

               UNDERWRITER                 NUMBER OF SHARES
-----------------------------------------  ----------------
J.P. Morgan Securities Inc. .............
U.S. Bancorp Piper Jaffray Inc...........
Legg Mason Wood Walker, Inc..............
                                              ---------
  Total..................................     5,400,000
                                              =========

     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 810,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions were determined based on an arms' length negotiation between the representatives of the underwriters and us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares. We do not expect the underwriting discounts and commissions per share of our common stock to exceed 7% of the initial public offering price per share of our common stock.

                                                         PAID BY THE PRINCETON REVIEW
                                                        ------------------------------
                                                         NO EXERCISE     FULL EXERCISE
                                                        -------------    -------------
Per share.............................................     $                $
Total.................................................     $                $


     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,900,000. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.


     Our stockholders and option holders holding in the aggregate 20,679,831 shares of common stock and options to purchase 1,457,204 shares of common stock, including all of our executive officers and directors, have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date of this prospectus and may grant additional options under our stock incentive plan, provided that, without the prior written consent of J.P. Morgan Securities Inc., any additional options will not be exercisable during the 180-day period. J.P. Morgan Securities Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements as described above. J.P. Morgan Securities Inc. has indicated that it has no current intent to waive any provisions of its lock-up agreement with the stockholders or with us. In deciding whether to grant a waiver, J.P. Morgan Securities Inc. would consider various factors, which may include the market prices and trading volumes of the common stock at that time, market conditions generally, the size and timing of the requested waiver and any other circumstances that J.P. Morgan Securities Inc. considers relevant at such time.


     At our request, the underwriters have reserved up to 405,000 shares of common stock to be sold in this offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates, such as customers and suppliers, and persons related to, or affiliated with such persons. U.S. Bancorp Piper Jaffray Inc. is administering a directed share program for us. We will provide U.S. Bancorp Piper Jaffray Inc. with a list of names of persons that we would like to ask to participate in the program. These reserved shares will be sold at the initial public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

     Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

     Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

     Until October 2000, an affiliate of J.P. Morgan Securities Inc., The Chase Manhattan Bank, was the lender under our $1.5 million line of credit.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered through this prospectus will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, New York, New York. Selected legal matters in connection with this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000, as set forth in their reports. We have included these financial statements in the prospectus and have included the schedule elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Caras & Shulman, P.C., independent auditors, have audited the combined financial statements of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. at December 31, 1999 and 2000 and for the years then ended, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Caras & Shulman, P.C.'s report, given on their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     The Princeton Review, Inc., with the approval of its board of directors, on January 11, 1999 dismissed its then independent auditors Deloitte & Touche LLP, and engaged Ernst & Young LLP as its independent auditors. Ernst & Young LLP's report on the financial statements of The Princeton Review, Inc. for the fiscal years ended December 31, 2000, 1999 and 1998 that are included in this prospectus were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Deloitte & Touche LLP's appointment as independent auditors, there was no disagreement on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure which if not resolved to Deloitte & Touche LLP's satisfaction would have caused Deloitte & Touche LLP to make reference to the subject matter of disagreement in connection with Deloitte & Touche LLP's report on the financial statements for the year ended December 31, 1997.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to The Princeton Review and our common stock, you should review the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected without charge at the Commission's principal office in Washington, D.C. and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                         INDEX TO FINANCIAL STATEMENTS


THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  and Redeemable Stock......................................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

THE PRINCETON REVIEW OF NEW JERSEY, INC. AND THE PRINCETON
  REVIEW OF BOSTON, INC.
Independent Auditors' Report................................  F-37
Combined Balance Sheets.....................................  F-38
Combined Statements of Income...............................  F-39
Combined Statements of Changes in Stockholders' Equity......  F-40
Combined Statements of Cash Flows...........................  F-41
Notes to Combined Financial Statements......................  F-42

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
The Princeton Review, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of The Princeton Review, Inc. and Subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and redeemable stock and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Princeton Review, Inc. and Subsidiaries as of December 31, 1999 and 2000 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 12, 2001

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                       DECEMBER 31,
                                                               ----------------------------       MARCH 31,
                                                                  1999             2000              2001
                                                               ----------      ------------      ------------
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $2,658,081      $  4,873,814      $  3,532,433
  Accounts receivable, net of allowance of $720,183 in 1999,
    $765,345 in 2000 and $589,347 in 2001 (unaudited).......    4,397,020         6,295,644         4,693,624
  Account receivable -- related parties.....................    1,989,663         2,483,527         2,507,088
  Other receivables.........................................       34,960           230,810           229,923
  Other receivables -- related parties......................      398,082           465,030           314,228
  Inventories...............................................      773,963           596,232           711,254
  Prepaid expenses..........................................      303,854           493,894           948,013
  Securities, available for sale............................   34,833,656         3,378,976         1,813,861
  Other assets..............................................      333,146         4,548,291         5,409,279
                                                               ----------      ------------      ------------
    Total current assets....................................   $45,722,425     $ 23,366,218      $ 20,159,703
Furniture, fixtures, equipment and software development,
  net.......................................................    3,157,848         7,811,234         7,785,621
Franchise costs, net of accumulated amortization of $150,772 in 1999, $194,300 in 2000 and $196,900 in 2001
  (unaudited)...............................................      190,032           209,164           347,752
Territorial marketing rights, net of accumulated
  amortization of $506,105 in 1999, $616,529 in 2000 and
  $644,135 in 2001 (unaudited)..............................    1,702,306         1,591,882         1,564,276
Publishing rights, net of accumulated amortization of
  $318,900 in 1999, $391,900 in 2000 and $410,150 in 2001
  (unaudited)...............................................    1,442,100         1,369,100         1,350,850
Deferred income taxes.......................................      560,000         9,919,879        11,692,936
Investments in affiliates...................................           --           419,458           420,051
Goodwill, net of accumulated amortization of $24,091 in
  1999, $214,089 in 2000 and $376,885 in 2001 (unaudited)...       37,686         8,300,461        23,474,177
Other assets................................................      885,160         5,587,677         6,536,516
                                                               ----------      ------------      ------------
Total assets................................................   $53,697,557     $ 58,575,073      $ 73,331,882
                                                               ==========      ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $2,150,917      $  3,086,968      $  1,856,342
  Accounts payable -- related parties.......................           --                --           204,586
  Accrued expenses and taxes payable........................    3,929,390         7,923,783         6,328,045
  Accrued expenses -- PSU's.................................    2,310,000                --                --
  Accrued expenses -- related parties.......................      223,750           134,500           132,250
  Line of credit............................................      700,000         4,500,000         4,500,000
  Current maturities of long-term debt......................      390,206           494,385           475,633
  Current maturities long-term debt -- student loans........           --                --                --
  Deferred income...........................................    2,463,687         4,187,296         5,681,657
  Book advances.............................................    1,962,743         1,815,495         1,346,904
  Book advances -- related parties..........................      675,000           321,250           308,338
  Deferred income taxes.....................................    1,461,000           614,000            12,542
                                                               ----------      ------------      ------------
    Total current liabilities...............................   $16,266,693     $ 23,077,677      $ 20,846,297
Long-term debt..............................................      538,051           560,316        21,239,990
Minority interest...........................................    3,112,299                --                --
Series A redeemable convertible preferred stock, $.01 par
  value; 5,000,000 shares authorized, none issued at
  December 31, 1999, 3,748,548 issued and outstanding at
  December 31, 2000 and March 31, 2001 (unaudited),
  liquidation preference of $30,758,000 at December 31, 2000
  and March 31, 2001 (unaudited)............................           --        29,201,589        30,534,332
Class B redeemable non-voting common stock, $.01 par value;
  10,000,000 shares authorized, 915,473 issued and 842,205
  outstanding at December 31, 1999 and 2,737,229 shares
  issued and outstanding at December 31, 2000 and March 31,
  2001 (unaudited)..........................................   10,375,779        20,571,559        21,767,178
Stockholders' equity (deficit):
Class A common stock, $.01 par value; 25,000,000 shares
  authorized, 9,561,724 issued and outstanding at December
  31, 1999 and 12,561,986 shares issued and outstanding at
  December 31, 2000 and March 31, 2001 (unaudited)..........       95,617           125,620           125,620
Additional paid-in capital..................................           --         1,907,525         1,811,543
Accumulated deficit.........................................   (9,786,502)      (18,881,418)      (24,141,232)
Accumulated other comprehensive income......................   33,298,218         2,112,805         1,237,967
Deferred compensation.......................................           --          (100,600)          (89,813)
                                                               ----------      ------------      ------------
                                                               23,607,333       (14,836,068)      (21,055,915)
Treasury stock, 73,268 shares of Class B common stock at
  December 31, 1999 and 0 shares at December 31, 2000 and
  March 31, 2001, (unaudited) at cost.......................     (202,598)               --                --
                                                               ----------      ------------      ------------
Total stockholders' equity (deficit)........................   23,404,735       (14,836,068)      (21,055,915)
                                                               ----------      ------------      ------------
Total liabilities and stockholders' equity..................   $53,697,557     $ 58,575,073      $ 73,331,882
                                                               ==========      ============      ============


See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                     THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                       ----------------------------------------   -------------------------
                                                          1998          1999           2000          2000          2001
                                                       -----------   -----------   ------------   -----------   -----------
                                                                                                         (UNAUDITED)
Revenue
  Test Preparation Services..........................  $28,322,062   $30,126,340   $ 34,048,260   $ 7,856,636   $10,245,019
  Admissions Services................................    4,464,169     5,063,620      4,479,715       794,896     1,678,512
  K-12 Services......................................      959,388     5,112,669      5,350,855       685,592     1,195,591
                                                       -----------   -----------   ------------   -----------   -----------
    Total revenue....................................   33,745,619    40,302,629     43,878,830     9,337,124    13,119,122
                                                       -----------   -----------   ------------   -----------   -----------
Cost of revenue
  Test Preparation Services..........................    9,844,248     9,759,264     11,532,117     2,583,963     3,576,972
  Admissions Services................................    1,672,093     1,469,445        965,226        81,281       331,147
  K-12 Services......................................      383,755     1,941,569        966,447       194,527       321,754
                                                       -----------   -----------   ------------   -----------   -----------
    Total cost of revenue............................   11,900,096    13,170,278     13,463,790     2,859,771     4,229,873
                                                       -----------   -----------   ------------   -----------   -----------
    Gross profit.....................................   21,845,523    27,132,351     30,415,040     6,477,353     8,889,249
Operating expenses
  Selling, general and administrative................   22,030,210    28,815,126     55,240,708     9,327,588    12,771,985
  Research and development...........................    1,173,730       878,165        393,469       129,795       116,658
                                                       -----------   -----------   ------------   -----------   -----------
    Total operating expenses.........................   23,203,940    29,693,291     55,634,177     9,457,383    12,888,643
                                                       -----------   -----------   ------------   -----------   -----------
Operating income(loss) from continuing operations....   (1,358,417)   (2,560,940)   (25,219,137)   (2,980,030)   (3,999,394)
Gain on distribution/sale of securities and other
  assets.............................................      732,476     1,048,773      7,597,226     7,597,226            --
Interest expense.....................................     (147,744)      (87,931)      (236,729)      (33,256)     (588,982)
Other income.........................................       79,194        90,268        625,638        41,802        63,745
                                                       -----------   -----------   ------------   -----------   -----------
Income (loss) from continuing operations before
  minority interest, equity interest in operations of
  affiliates and (provision) benefit for income
  taxes..............................................     (694,491)   (1,509,830)   (17,233,002)    4,625,742    (4,524,631)
Minority interests' share of income in
  subsidiaries.......................................     (505,102)     (585,080)       (50,129)      (50,129)           --
Equity interest in operations of affiliates..........           --            --       (880,884)      164,507           593
                                                       -----------   -----------   ------------   -----------   -----------
Income (loss) from continuing operations before
  (provision) benefit for income taxes...............   (1,199,593)   (2,094,910)   (18,164,015)    4,740,120    (4,524,038)
(Provision) benefit for income taxes.................     (214,815)       50,932      9,991,548      (364,158)    1,637,379
                                                       -----------   -----------   ------------   -----------   -----------
Income (loss) from continuing operations.............   (1,414,408)   (2,043,978)    (8,172,467)    4,375,962    (2,886,659)
Discontinued operations:
  Loss from operations of discontinued software
    division, net of tax.............................     (643,947)           --             --            --            --
  Loss from operations of discontinued student loan
    division, net of tax.............................     (706,014)           --             --            --            --
  Income on disposal of discontinued software
    division, net of tax.............................    4,873,810            --             --            --            --
                                                       -----------   -----------   ------------   -----------   -----------
Income from discontinued operations, net of tax......    3,523,849            --             --            --            --
                                                       -----------   -----------   ------------   -----------   -----------
Net income (loss)....................................    2,109,441    (2,043,978)    (8,172,467)    4,375,962    (2,886,659)
Accreted dividends on Series A redeemable preferred
  stock..............................................           --            --     (3,504,155)           --    (1,236,761)
Accreted dividends on Class B non-voting common
  stock..............................................     (534,275)   (5,666,555)    (3,409,185)           --    (1,136,394)
                                                       -----------   -----------   ------------   -----------   -----------
Net income (loss) attributed to common
  stockholders.......................................  $ 1,575,166   $(7,710,533)  $(15,085,807)  $ 4,375,962   $(5,259,814)
                                                       ===========   ===========   ============   ===========   ===========
Net income (loss) per share -- basic and diluted:
  Loss from continuing operations....................  $     (0.19)  $     (0.74)  $      (1.07)  $      0.42   $     (0.34)
  Income from discontinued operations................         0.34            --             --            --            --
                                                       -----------   -----------   ------------   -----------   -----------
Net income (loss) per share -- basic and diluted.....  $      0.15   $     (0.74)  $      (1.07)  $      0.42   $     (0.34)
                                                       ===========   ===========   ============   ===========   ===========
Weighted average basic and diluted shares used in
  computing net income (loss) per share..............   10,403,934    10,403,934     14,075,395    10,403,934    15,299,215
                                                       ===========   ===========   ============   ===========   ===========
Proforma income tax (provision) benefit assuming C-
  Corp status (unaudited)............................  $(1,007,103)  $   803,631   $  9,004,149   $  (834,732)
                                                       ===========   ===========   ============   ===========
Proforma net income (loss) from continuing operations
  (unaudited)........................................  $(2,206,696)  $(1,291,279)  $ (9,159,866)  $ 3,905,388
                                                       ===========   ===========   ============   ===========
Proforma net income (loss) per share attributed to
  common stockholders -- basic and diluted
  (unaudited)........................................  $     (0.26)  $     (0.67)  $      (1.14)  $      0.38
                                                       ===========   ===========   ============   ===========


See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND REDEEMABLE STOCK

                                                                   REDEEMABLE STOCK
                                                   -------------------------------------------------
                                                          SERIES A
                                                         REDEEMABLE                  CLASS B
                                                         CONVERTIBLE             REDEEMABLE NON-
                                                       PREFERRED STOCK         VOTING COMMON STOCK
                                                   -----------------------   -----------------------
                                                    SHARES       AMOUNT       SHARES       AMOUNT
                                                   ---------   -----------   ---------   -----------
Balance at December 31, 1998.....................         --            --     842,205   $ 4,709,224
 Distributions to stockholders...................         --            --          --            --
 Accreted dividends on Class B non-voting common
   stock.........................................         --            --          --     5,666,555
 Comprehensive income
   Net loss......................................         --            --          --            --
   Unrealized gain on securities, net of tax.....         --            --          --            --
 Comprehensive income............................         --            --          --            --
                                                   ---------   -----------   ---------   -----------
Balance at December 31, 1999.....................         --            --     842,205    10,375,779
Distributions to stockholders....................         --            --          --            --
Distributions of securities, available for
 sale............................................         --            --          --            --
Issuance of Princeton Review Publishing LLC
 Units...........................................         --            --          --            --
Minority interest................................         --            --          --            --
Acquisition of minority interest of
 franchisees.....................................         --            --   1,116,834        11,168
Effect of termination of S-Corp. ................         --            --          --            --
Issuance of employee options.....................         --            --          --            --
Issuance of Series A redeemable convertible
 preferred stock.................................  3,748,548   $25,697,434          --            --
Issuance of Class B redeemable non-voting common
 stock...........................................         --            --     778,190     6,775,427
Deferred compensation related to issuance of
 options.........................................         --            --          --            --
Amortization of deferred compensation............         --            --          --            --
Issuance of Class A common stock.................         --            --          --            --
Retirement of treasury stock.....................         --            --          --            --
Comprehensive income
 Net income prior to S-Corp. termination.........         --            --          --            --
 Net loss subsequent to S-Corp. termination......         --            --          --            --
 Foreign currency gain/loss......................         --            --          --            --
 Unrealized loss on securities, net of tax.......         --            --          --            --
Comprehensive income (loss)......................         --            --          --            --
Accreted dividends on Series A redeemable
 preferred stock.................................         --     3,504,155          --            --
Accreted dividends on Class B non-voting common
 stock...........................................         --            --          --     3,409,185
Issuance of warrants convertible to Class A
 common stock....................................         --            --          --            --
                                                   ---------   -----------   ---------   -----------
Balance at December 31, 2000.....................  3,748,548    29,201,589   2,737,229    20,571,559
Accretion of issuance costs related to Series A
 redeemable convertible preferred stock
 (unaudited).....................................         --        95,982          --            --
Accreted dividends on Series A redeemable
 preferred stock (unaudited).....................         --     1,236,761          --            --
Accreted dividends on Class B non-voting common
 stock (unaudited)...............................         --            --          --     1,136,394
Deferred compensation related to advisory
 committee (unaudited)...........................         --            --          --        59,225
Amortization of deferred compensation
 (unaudited).....................................         --            --          --            --
Comprehensive income
 Net loss (unaudited)............................         --            --          --            --
 Foreign currency gain/loss (unaudited)..........         --            --          --            --
 Unrealized loss on securities, net of tax
   (unaudited)...................................         --            --          --            --
Comprehensive income (unaudited).................         --            --          --            --
                                                   ---------   -----------   ---------   -----------
Balance at March 31, 2001 (unaudited)............  3,748,548   $30,534,332   2,737,229   $21,767,178
                                                   =========   ===========   =========   ===========

                                                             STOCKHOLDERS' EQUITY (DEFICIT)
                                                   ---------------------------------------------------
                                                       CAPITAL STOCK
                                                   ---------------------
                                                      CLASS A COMMON
                                                           STOCK            ADDITIONAL
                                                   ---------------------     PAID-IN      ACCUMULATED
                                                     SHARES      AMOUNT      CAPITAL        DEFICIT
                                                   ----------   --------   ------------   ------------
Balance at December 31, 1998.....................   9,561,724   $ 95,617   $  3,214,379   $ (4,750,544)
 Distributions to stockholders...................          --         --             --       (539,804)
 Accreted dividends on Class B non-voting common
   stock.........................................          --         --     (3,214,379)    (2,452,176)
 Comprehensive income
   Net loss......................................          --         --             --     (2,043,978)
   Unrealized gain on securities, net of tax.....          --         --             --             --
 Comprehensive income............................          --         --             --             --
                                                   ----------   --------   ------------   ------------
Balance at December 31, 1999.....................   9,561,724     95,617             --     (9,786,502)
Distributions to stockholders....................          --         --             --       (338,991)
Distributions of securities, available for
 sale............................................          --         --             --     (7,596,022)
Issuance of Princeton Review Publishing LLC
 Units...........................................          --         --      1,100,932             --
Minority interest................................          --         --      3,162,428             --
Acquisition of minority interest of
 franchisees.....................................          --         --      8,239,626             --
Effect of termination of S-Corp. ................          --         --    (14,128,502)    14,128,502
Issuance of employee options.....................          --         --        738,519             --
Issuance of Series A redeemable convertible
 preferred stock.................................          --         --       (287,946)            --
Issuance of Class B redeemable non-voting common
 stock...........................................          --         --             --             --
Deferred compensation related to issuance of
 options.........................................          --         --        114,971             --
Amortization of deferred compensation............          --         --             --             --
Issuance of Class A common stock.................   3,000,262     30,003        (30,003)            --
Retirement of treasury stock.....................          --         --             --       (202,598)
Comprehensive income
 Net income prior to S-Corp. termination.........          --         --             --      4,342,000
 Net loss subsequent to S-Corp. termination......          --         --             --    (12,514,467)
 Foreign currency gain/loss......................          --         --             --             --
 Unrealized loss on securities, net of tax.......          --         --             --             --
Comprehensive income (loss)......................          --         --             --             --
Accreted dividends on Series A redeemable
 preferred stock.................................          --         --             --     (3,504,155)
Accreted dividends on Class B non-voting common
 stock...........................................          --         --             --     (3,409,185)
Issuance of warrants convertible to Class A
 common stock....................................          --         --      2,997,500             --
                                                   ----------   --------   ------------   ------------
Balance at December 31, 2000.....................  12,561,986    125,620      1,907,525    (18,881,418)
Accretion of issuance costs related to Series A
 redeemable convertible preferred stock
 (unaudited).....................................          --         --        (95,982)            --
Accreted dividends on Series A redeemable
 preferred stock (unaudited).....................          --         --             --     (1,236,761)
Accreted dividends on Class B non-voting common
 stock (unaudited)...............................          --         --             --     (1,136,394)
Deferred compensation related to advisory
 committee (unaudited)...........................          --         --             --             --
Amortization of deferred compensation
 (unaudited).....................................          --         --             --             --
Comprehensive income
 Net loss (unaudited)............................          --         --             --     (2,886,659)
 Foreign currency gain/loss (unaudited)..........          --         --             --
 Unrealized loss on securities, net of tax
   (unaudited)...................................          --         --             --             --
Comprehensive income (unaudited).................          --         --             --             --
                                                   ----------   --------   ------------   ------------
Balance at March 31, 2001 (unaudited)............  12,561,986   $125,620   $  1,811,543   $(24,141,232)
                                                   ==========   ========   ============   ============

                                                             STOCKHOLDERS' EQUITY (DEFICIT)
                                                   --------------------------------------------------

                                                    ACCUMULATED                                             TOTAL
                                                       OTHER                        TREASURY STOCK      STOCKHOLDERS'
                                                   COMPREHENSIVE     DEFERRED     -------------------      EQUITY
                                                   INCOME (LOSS)   COMPENSATION   SHARES     AMOUNT       (DEFICIT)
                                                   -------------   ------------   -------   ---------   -------------
Balance at December 31, 1998.....................            --            --      73,268   $(202,598)  $ (1,643,146)
 Distributions to stockholders...................            --            --          --          --       (539,804)
 Accreted dividends on Class B non-voting common
   stock.........................................            --            --          --          --     (5,666,555)
 Comprehensive income
   Net loss......................................            --            --          --          --     (2,043,978)
   Unrealized gain on securities, net of tax.....  $ 33,298,218            --          --          --     33,298,218
                                                                                                        ------------
 Comprehensive income............................            --            --          --          --     31,254,240
                                                   ------------     ---------     -------   ---------   ------------
Balance at December 31, 1999.....................    33,298,218            --      73,268    (202,598)    23,404,735
Distributions to stockholders....................            --            --          --          --       (338,991)
Distributions of securities, available for
 sale............................................            --            --          --          --     (7,596,022)
Issuance of Princeton Review Publishing LLC
 Units...........................................            --            --          --          --      1,100,932
Minority interest................................            --            --          --          --      3,162,428
Acquisition of minority interest of
 franchisees.....................................            --            --          --          --      8,239,626
Effect of termination of S-Corp. ................            --                        --          --             --
Issuance of employee options.....................            --            --          --          --        738,519
Issuance of Series A redeemable convertible
 preferred stock.................................            --            --          --          --       (287,946)
Issuance of Class B redeemable non-voting common
 stock...........................................            --            --          --          --             --
Deferred compensation related to issuance of
 options.........................................            --     $(114,971)         --          --             --
Amortization of deferred compensation............            --        14,371          --          --         14,371
Issuance of Class A common stock.................            --            --          --          --             --
Retirement of treasury stock.....................            --            --     (73,268)    202,598             --
Comprehensive income
 Net income prior to S-Corp. termination.........            --            --          --          --      4,342,000
 Net loss subsequent to S-Corp. termination......            --            --          --          --    (12,514,467)
 Foreign currency gain/loss......................        10,803            --          --          --         10,803
 Unrealized loss on securities, net of tax.......   (31,196,216)           --          --          --    (31,196,216)
                                                                                                        ------------
Comprehensive income (loss)......................            --            --          --          --    (39,357,880)
Accreted dividends on Series A redeemable
 preferred stock.................................            --            --          --          --     (3,504,155)
Accreted dividends on Class B non-voting common
 stock...........................................            --            --          --          --     (3,409,185)
Issuance of warrants convertible to Class A
 common stock....................................            --            --          --          --      2,997,500
                                                   ------------     ---------     -------   ---------   ------------
Balance at December 31, 2000.....................     2,112,805      (100,600)         --          --    (14,836,068)
Accretion of issuance costs related to Series A
 redeemable convertible preferred stock
 (unaudited).....................................            --            --          --          --        (95,982)
Accreted dividends on Series A redeemable
 preferred stock (unaudited).....................            --            --          --          --     (1,236,761)
Accreted dividends on Class B non-voting common
 stock (unaudited)...............................            --            --          --          --     (1,136,394)
Deferred compensation related to advisory
 committee (unaudited)...........................            --            --          --          --             --
Amortization of deferred compensation
 (unaudited).....................................            --        10,787          --          --         10,787
Comprehensive income
 Net loss (unaudited)............................            --            --          --          --     (2,886,659)
 Foreign currency gain/loss (unaudited)..........        38,102            --          --          --         38,102
 Unrealized loss on securities, net of tax
   (unaudited)...................................      (912,940)           --          --          --       (912,940)
                                                                                                        ------------
Comprehensive income (unaudited).................            --            --          --          --     (3,761,497)
                                                   ------------     ---------     -------   ---------   ------------
Balance at March 31, 2001 (unaudited)............  $  1,237,967     $ (89,813)         --          --   $(21,055,915)
                                                   ============     =========     =======   =========   ============


See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                           THREE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                            ----------------------------------------   --------------------------
                                                               1998          1999           2000          2000           2001
                                                            -----------   -----------   ------------   -----------   ------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
Net income (loss).........................................  $ 2,109,441   $(2,043,978)  $ (8,172,467)  $ 4,375,962   $ (2,886,659)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation.............................................      630,589       900,939      1,342,592       118,548        503,042
 Amortization.............................................      696,833       660,448      1,489,345       371,987        701,641
 Bad debt expense.........................................      482,670       392,479        515,268         5,745       (122,749)
 Provision for uncollectable advertising fees.............      180,286       220,409        200,000            --             --
 Impairment loss..........................................        2,000            --             --            --             --
 Gain (loss) on sale of assets............................     (151,000)           --             --            --             --
 Gain on sale/distribution of securities..................     (583,476)   (1,048,773)    (7,427,556)   (7,427,556)            --
 Gain on sale of software division........................   (4,873,810)           --             --            --             --
 Compensation expense on PSU conversion...................           --            --      6,614,329            --             --
 Deferred income taxes....................................       30,000      (122,000)   (10,116,884)      277,775     (1,722,339)
 Deferred rent............................................           --       140,960        351,207        46,624         13,891
 Minority interests' share of income in subsidiaries......      505,102       585,080         50,129        50,129             --
 Amortization of deferred compensation....................           --            --         14,371            --         70,012
 Equity interest in operations of affiliates..............           --            --        880,884      (164,507)          (593)
 Net change in operating assets and liabilities, including
   discontinued operations in 1998:
   Accounts receivable....................................      103,987    (3,225,707)    (2,357,849)    2,581,221      2,118,458
   Accounts receivable -- related parties.................     (449,233)     (332,630)      (493,863)     (945,884)       (23,562)
   Other receivables......................................       71,467        45,557       (204,281)     (399,353)           886
   Other receivables -- related parties...................       33,303      (145,067)       (66,948)      398,082        150,802
   Other receivables -- student loans.....................   (1,751,541)    2,247,838             --            --             --
   Inventories............................................       93,652      (197,037)       196,705        (7,465)        61,819
   Prepaid expenses.......................................      765,950      (123,972)      (180,363)      248,030        (34,157)
   Other assets...........................................      222,129       108,898     (4,325,308)     (708,560)      (610,607)
   Accounts payable.......................................      (21,655)      533,726        936,051    (1,478,594)    (1,026,041)
   Accrued expenses and taxes payable.....................   (1,038,768)      435,476      2,419,263     1,252,317     (1,588,490)
   Accrued expenses -- PSU's..............................      185,360     1,961,950             --            --             --
   Accrued expenses -- related parties....................           --       223,750        (89,250)      155,875         (2,250)
   Deferred income........................................     (875,178)      983,267      1,309,768       954,704       (780,027)
   Book advances..........................................     (335,551)    1,879,211       (147,248)      (88,788)      (468,590)
   Book advances -- related parties.......................     (314,516)       41,766       (353,751)     (580,000)       (12,912)
                                                            -----------   -----------   ------------   -----------   ------------
Net cash provided by (used in) operating activities.......   (4,281,959)    4,122,590    (17,615,856)     (963,708)    (5,658,425)
                                                            -----------   -----------   ------------   -----------   ------------
Cash flows from investing activities:
 Purchase of furniture, fixtures, equipment and software
   development............................................   (1,052,200)   (2,290,618)    (6,742,421)     (340,324)      (808,509)
 Investments in affiliates................................           --            --     (1,300,000)           --             --
 Purchase of franchises...................................           --            --       (320,000)           --    (15,192,695)
 Proceeds from sale of assets.............................      151,000            --             --            --             --
 Proceeds from sale of securities.........................      625,000     1,049,965             --            --             --
 Proceeds from sale of software division..................    5,100,000            --             --            --             --
 Proceeds from repayment of note receivable...............      225,000            --             --            --             --
 Distribution from (purchase of) nonmarketable
   securities.............................................      215,245            --             --            --             --
 Proceeds (repayments) of stockholder loan................      303,494        82,443        (79,346)      (79,346)            --
 Investment in other assets...............................     (754,583)     (233,411)    (5,002,065)           --       (342,674)
                                                            -----------   -----------   ------------   -----------   ------------
Net cash provided by (used in) investing activities.......    4,812,956    (1,391,621)   (13,443,832)     (419,670)   (16,343,878)
                                                            -----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
 Proceeds (repayment) of line of credit, net..............   (1,425,000)      700,000      3,800,000            --             --
 Proceeds (repayment) term loan, net......................       80,133       (35,258)       (36,596)       10,625        (11,343)
 Proceeds loan payable....................................           --            --             --            --     17,100,000
 Proceeds (repayment) from student loan credit
   facilities.............................................    1,751,541    (2,247,838)            --            --             --
 Proceeds from capital leases, net of repayments..........      279,411       531,036        163,040        (3,865)       (52,735)
 Distributions to stockholders............................     (377,735)     (539,804)      (338,991)     (338,991)            --
 Notes payable related to franchises purchased............           --            --             --            --      3,625,000
 Proceeds from investment in Series A redeemable
   convertible preferred stock, net of offering costs.....           --            --     25,409,489            --             --
 Proceeds from sale of Class B redeemable non-voting
   common stock...........................................           --            --        180,047            --             --
 Issuance of warrants.....................................           --            --      2,997,500            --             --
 Issuance of Princeton Review Publishing, LLC units.......           --            --      1,100,932            --             --
                                                            -----------   -----------   ------------   -----------   ------------
Net cash provided by (used in) financing activities.......      308,350    (1,591,864)    33,275,421      (332,231)    20,660,922
                                                            -----------   -----------   ------------   -----------   ------------
Net increase in cash and cash equivalents.................      839,347     1,139,105      2,215,733    (1,715,609)    (1,341,381)
Cash and cash equivalents, beginning of period............      679,629     1,518,976      2,658,081     2,658,081      4,873,814
                                                            -----------   -----------   ------------   -----------   ------------
Cash and cash equivalents, end of period..................  $ 1,518,976   $ 2,658,081   $  4,873,814   $   942,472   $  3,532,433
                                                            ===========   ===========   ============   ===========   ============
Supplemental disclosures of cash flow information
Cash paid during the year for:
 Interest (includes $32,077 of interest paid related to
   discontinued operations in 1998).......................  $   179,821   $    46,491   $    159,337   $    33,256   $    137,559
                                                            ===========   ===========   ============   ===========   ============
 State and local income taxes.............................  $   147,013   $   123,908   $    176,970   $    29,832   $    123,684
                                                            ===========   ===========   ============   ===========   ============


See accompanying notes.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business


     The Princeton Review, Inc. and its wholly owned subsidiaries, Princeton Review Management, LLC, Princeton Review Publishing, LLC, Princeton Review Products, LLC, Princeton Review Operations, LLC and The Princeton Review of Canada Inc.(together, the "Company") are engaged in the business of providing courses that prepare students for college, graduate school and other admissions tests. The Company, through Princeton Review Operations, LLC, provides these courses in various locations throughout the United States and over the Internet. As of March 31, 2001, the Company had 13 franchisees operating approximately 37 offices under the Princeton Review name in the United States and approximately 13 offices abroad operated by franchisees in 10 additional countries. The Company also sells support materials and equipment to its franchisees, authors content for various books and software products published by third parties, and operates two Web sites providing education-related content.


     Effective March 31, 2000, the Company terminated its S corporation status in preparation for a restructuring (see Note 7).

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of The Princeton Review, Inc. and its wholly owned subsidiaries. Prior to April 1, 2000, these subsidiaries were majority owned. All significant intercompany transactions and balances are eliminated in consolidation.


Basis of Presentation



     The unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.


Cash and Cash Equivalents


     As of December 31, 1999 and 2000, and March 31, 2001 (unaudited), cash and cash equivalents consist of investments in securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, which have average maturities of 90 days or less at the date of purchase. Approximately 47%, 82% and 53% of the Company's cash and cash equivalents at December 31, 1999 and 2000 and March 31, 2001 (unaudited), respectively, were on deposit at one financial institution.


Inventories

     Inventories consist of program support equipment, course materials and supplies. All inventories are valued at the lower of cost (first-in, first-out basis) or market.

Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets principally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or its estimated economic useful life.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Software Development

     Effective January 1, 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The rule specifies the different stages of software development and the related accounting guidance that accompanies each stage.


     Effective July 1, 2000, the Company adopted Emerging Issues Task Force ("EITF") 00-2, Accounting for Website Development Costs. The adoption of this EITF has not had a material effect on the Company's financial condition or results of operations.



     For the years ended December 31, 1999 and 2000, and the three months ended March 31, 2000 and 2001 (unaudited), the Company expensed approximately $650,000, $1,900,000, $215,000 and $191,000, respectively, of product development costs under SOP 98-1 that were incurred in the preliminary project stage. For the years ended December 31, 1999 and 2000, and the three months ended March 31, 2001 (unaudited), the Company capitalized approximately $1,036,000, $3,195,000 and $296,000, respectively, in application development costs under SOP 98-1. These capitalized costs are amortized using the straight-line method over the estimated useful life of the asset ranging from 12 to 24 months.


Franchise Costs

     The cost of franchise rights purchased by the Company from third parties is amortized using the straight-line method over the remaining useful life of the franchise agreement.

Territorial Marketing Rights

     Territorial marketing rights represent rights contributed by our independent franchisees to Princeton Review Publishing, LLC in 1995 to allow the marketing of the Company's products on a contractually agreed-upon basis within the franchisee territories. Without these rights, the Company would be prohibited from selling its products in these territories due to the exclusivity granted to the franchisees within their territories. In consideration for these rights, these franchisees were given membership units in Princeton Review Publishing, LLC representing approximately 13% of the total units. Accordingly, the Company recorded these assets at $2,208,000, which represented approximately 13% of the value of Princeton Review Publishing, LLC at the time of the transaction. This value was based upon an investment by an independent third party. These rights are being amortized on a straight-line basis over 20 years.

Publishing Rights

     Publishing rights consist of amounts paid in 1995 to certain co-authors to buy out their rights to future royalties on certain books. Such amounts are being amortized on a straight-line basis over 25 years.

Capitalized Course Costs

     Capitalized course costs, which include courses and questions developed for Homeroom.com, consist of amounts paid to consultants or employees specifically hired for the development or substantial revision of courses and their related materials. Amortization of these capitalized course costs commences with the realization of course revenues. The amortization periods range from one to seven years.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Goodwill

     Goodwill represents the excess purchase price over the fair value of net assets acquired and is being amortized over a 15-year or 40-year period.

Long-lived Assets

     The Company evaluates the carrying value of its long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying value of the asset. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset being evaluated for impairment. No such losses have been identified by the Company.

Investments in Affiliates


     The Company values its investments in affiliate companies in which it exercises significant influence using the equity method of accounting. Ownership interests in such investments are approximately 20%. Investments in affiliate companies in which the Company does not exercise significant influence are accounted for using the cost method of accounting.


Deferred Income


     Deferred income represents tuition and customer deposits (which are refundable prior to the commencement of the program), college marketing fees and subscription services. Tuition is applied to income ratably over the periods in which it is earned, generally the term of the program. College marketing fees and subscription fees are applied to income ratably over the life of the agreements, which range from 12 to 24 months.


Minority Interests

     In accounting for minority interests prior to April 1, 2000, the Company had recognized 100% of the losses in those subsidiaries where minority interests had been exhausted. In certain subsidiaries which were profitable, the minority interests' share of such profits had been credited to the minority interests.

     On April 1, 2000, as part of a corporate restructuring, all of the minority stockholders contributed their interests in the subsidiaries to the newly formed holding company for common stock. The minority interest liability on March 31, 2000 was reversed against additional paid-in capital (see Note 7).

Revenue Recognition

The Company recognizes revenue from the sale of products and services as follows:

     Course and Tutoring Income

     Tuition and tutoring fees are paid to the Company and recognized over the life of the course.

     Book, Software and Publication Income and Expenses

     The Company recognizes revenue from both performance-based fees such as marketing fees and royalties and delivery-based fees such as advances and copy editing fees. Performance-based fees, which represent royalties on books and software sold, are recognized when sales reports are

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES received from the publishers. Delivery-based fees are recognized upon the completion and acceptance of the product by the publishers. Until such time, all costs and revenues related to such delivery-based fees are deferred. Book advances are recorded as liabilities and deferred book expenses are included in other current assets.

     Royalty Service Fees


     As consideration of the rights and entitlements granted under franchise agreements, which entitle the franchisees to provide test preparation services utilizing the Princeton Review method in their licensed territories, the franchisees are required to pay to the Company a monthly royalty service fee equal to 8% of the franchise's gross receipts collected during the preceding month. In addition, these fees include a per student fee charged to our franchisees for use by their students of the Company's supplemental online course tools.


     Course Materials and Other Products

     The Company recognizes revenue from the sale of course materials and other products to the independently owned franchises based upon shipment dates.

     Initial Franchise Fees


     Revenue from the initial sales of franchises is recognized when substantially all significant services to be provided by the Company, pursuant to the franchise agreement, have been performed and the franchise has commenced operations. These services consist of approximately two weeks of training the franchisees' teachers to use the Princeton Review method and the franchisees' staff on how to operate an office. The initial franchise fee gives the franchisee a license to conduct, operate and market a test preparation business utilizing the Princeton Review method in a specific territory for an initial period of typically 10 years, with a right to renew for an additional 10 years. Renewal fees of $2,500 are recognized upon the commencement of the renewal period.


     Other Income

     Other income consists of miscellaneous fees for other services provided to third parties primarily for authoring questions and advertising, which are recognized as the products or services are delivered. Also included in Other Income are college marketing fees which are recognized ratably over the period in which the marketing services are provided, which is typically one year.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The following table summarizes the Company's revenue and cost of revenue for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001 (unaudited):



                                                        COURSE       BOOK, SOFTWARE
                          COURSE AND     ROYALTY     MATERIALS AND        AND          INITIAL
                           TUTORING      SERVICE         OTHER        PUBLICATION     FRANCHISE
                            INCOME         FEES        PRODUCTS          INCOME         FEES      OTHER INCOME      TOTAL
                          -----------   ----------   -------------   --------------   ---------   ------------   -----------
YEAR ENDED DECEMBER 31,
  1998
Revenue
  Test Preparation
    Services............  $22,831,566   $2,814,685    $2,283,153               --     $ 88,500     $  304,158    $28,322,062
  Admissions Services...          --            --            --       $3,323,816           --      1,140,353      4,464,169
  K-12 Services.........          --            --            --          959,388           --             --        959,388
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $22,831,566   $2,814,685    $2,283,153       $4,283,204     $ 88,500     $1,444,511    $33,745,619
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
Cost of revenue
  Test Preparation
    Services............  $6,775,177            --    $2,901,653               --           --     $  167,418    $ 9,844,248
  Admissions Services...          --            --            --       $1,041,358           --        630,735      1,672,093
  K-12 Services.........          --            --            --          383,755           --             --        383,755
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $6,775,177            --    $2,901,653       $1,425,113           --     $  798,153    $11,900,096
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
YEAR ENDED DECEMBER 31,
  1999
Revenue
  Test Preparation
    Services............  $23,502,632   $3,567,803    $2,419,819               --     $300,063     $  336,023    $30,126,340
  Admissions Services...          --            --            --       $3,369,287           --      1,694,333      5,063,620
  K-12 Services.........          --            --            --        5,112,669           --             --      5,112,669
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $23,502,632   $3,567,803    $2,419,819       $8,481,956     $300,063     $2,030,356    $40,302,629
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
Cost of revenue
  Test Preparation
    Services............  $7,383,333            --    $2,375,931               --           --             --    $ 9,759,264
  Admissions Services...          --            --            --       $  912,199           --     $  557,246      1,469,445
  K-12 Services.........          --            --            --        1,742,389           --        199,180      1,941,569
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $7,383,333            --    $2,375,931       $2,654,588           --     $  756,426    $13,170,278
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
YEAR ENDED DECEMBER 31,
  2000
Revenue
  Test Preparation
    Services............  $26,598,908   $4,165,746    $2,951,218               --     $ 25,000     $  307,388    $34,048,260
  Admissions Services...          --            --            --       $2,522,787           --      1,956,928      4,479,715
  K-12 Services.........          --            --            --        5,335,334           --         15,521      5,350,855
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $26,598,908   $4,165,746    $2,951,218       $7,858,121     $ 25,000     $2,279,837    $43,878,830
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
Cost of revenue
  Test Preparation
    Services............  $8,316,133            --    $3,215,984               --           --             --    $11,532,117
  Admissions Services...          --            --            --       $  780,092           --     $  185,134        965,226
  K-12 Services.........          --            --            --          814,908           --        151,539        966,447
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $8,316,133            --    $3,215,984       $1,595,000           --     $  336,673    $13,463,790
                          ===========   ==========    ==========       ==========     ========     ==========    ===========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                                                        COURSE       BOOK, SOFTWARE
                          COURSE AND     ROYALTY     MATERIALS AND        AND          INITIAL
                           TUTORING      SERVICE         OTHER        PUBLICATION     FRANCHISE
                            INCOME         FEES        PRODUCTS          INCOME         FEES      OTHER INCOME      TOTAL
                          -----------   ----------   -------------   --------------   ---------   ------------   -----------
THREE MONTHS ENDED
  MARCH 31, 2000 (UNAUDITED)
Revenue
  Test Preparation
    Services............  $6,113,148    $1,041,526    $  679,307               --           --     $   22,655    $ 7,856,636
  Admissions Services...          --            --            --       $  614,970           --        179,926        794,896
  K-12 Services.........          --            --            --          685,592           --             --        685,592
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $6,113,148    $1,041,526    $  679,307       $1,300,562           --     $  202,581    $ 9,337,124
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
Cost of Revenue
  Test Preparation
    Services............  $1,923,848            --    $  660,115               --           --             --    $ 2,583,963
  Admissions Services...          --            --            --       $   77,977           --     $    3,304         81,281
  K-12 Services.........          --            --            --           53,826           --        140,701        194,527
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $1,923,848            --    $  660,115       $  131,803           --     $  144,005    $ 2,859,771
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
THREE MONTHS ENDED
  MARCH 31, 2001 (UNAUDITED)
Revenue
  Test Preparation
    Services............  $8,384,153    $1,029,673    $  701,729               --           --     $  129,464    $10,245,019
  Admissions Services...          --            --            --       $  476,410           --      1,202,102      1,678,512
  K-12 Services.........          --            --            --        1,156,997           --         38,594      1,195,591
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $8,384,153    $1,029,673    $  701,729       $1,633,407           --     $1,370,160    $13,119,122
                          ===========   ==========    ==========       ==========     ========     ==========    ===========
Cost of Revenue
  Test Preparation
    Services............  $2,716,957            --    $  860,015               --           --             --    $ 3,576,972
  Admissions Services...          --            --            --       $  277,607           --     $   53,540        331,147
  K-12 Services.........          --            --            --          191,628           --        130,126        321,754
                          -----------   ----------    ----------       ----------     --------     ----------    -----------
  Total.................  $2,716,957            --    $  860,015       $  469,235           --     $  183,666    $ 4,229,873
                          ===========   ==========    ==========       ==========     ========     ==========    ===========


Advertising and Promotion


     The majority of costs associated with advertising and promotion are expensed in the year incurred. Costs related to producing mailers and other pamphlets are expensed when mailed. Due to the seasonal nature of the business, all advertising costs related to mailers and pamphlets had been expensed by December 31, 1998, 1999, and 2000, respectively. Total advertising and promotion expense was approximately $2,000,000, $2,400,000 and $7,600,000 for the years ended December 31, 1998, 1999, and 2000, respectively, and $1,000,000 and $1,600,000 for the three months ended March 31, 2000 and 2001 (unaudited), respectively. Advertising and promotion expense in 1998 included approximately $420,000 relating to discontinued operations.


Research and Development


     The Company incurred research and development costs of approximately $1,200,000, $878,000, $393,000, $129,800 and $116,700 during the years ended
December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (unaudited), respectively. The Company has no significant obligations or contracts to perform research and development for others.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Use of Estimates

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates used include estimates for sales allowances, uncollectible accounts receivable and amortization lives assigned to intangible assets. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     For financial statement instruments including cash and cash equivalents, accounts receivable, other receivables and accounts payable, the carrying amount approximated fair value because of their short maturity. The carrying value of the Company's debt approximated fair value as the interest rates for the debt approximated market rates of interest available to the Company for similar instruments. Securities, available for sale, are publicly traded and are stated at the last reported sales price on the day of the valuation.

Income Taxes

     The Company accounts for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities.

Income (Loss) Per Share

     Basic and diluted net income (loss) per share information for all periods is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible securities. The diluted net income (loss) per share amount prior to April 1, 2000 equals basic net income (loss) per share because the Company had no common stock equivalents. The calculation of diluted net income (loss) per share excludes potential common shares if the effect is antidilutive.

     All share and per share data have been adjusted to reflect the Company's corporate restructuring (see Note 7).


     Prior to 2000, there were no common stock equivalents excluded from the net income (loss) per share calculation. During 2000, certain shares of Series A preferred stock, warrants and stock options were issued that would be dilutive but were excluded because to include them would have been antidilutive. The weighted average number of shares so excluded as of December 31, 2000 and March 31, 2001 (unaudited) was 3,531,477 and 5,313,862 shares of stock, respectively, issuable upon the exercise of stock options, warrants and conversion of Series A preferred stock.


Reclassification


     Certain balances have been reclassified to conform with the current year presentation.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

2. OTHER ASSETS


     Other assets (current) consist of the following at:


                                                     DECEMBER 31,
                                                ----------------------     MARCH 31,
                                                  1999         2000          2001
                                                --------    ----------    -----------
                                                                          (UNAUDITED)
Deferred book costs...........................  $ 65,386    $  176,489    $  419,932
Due from advertising fund (see Note 8)*.......   168,797       455,491       455,708
Deferred interest on warrants.................        --     1,001,520     1,001,520
Deferred IPO costs............................        --     1,460,207     1,900,556
Deferred financing costs......................        --       999,146       963,052
Deferred cost of franchise acquisitions.......        --       104,690        75,613
Other.........................................    98,963       350,748       592,898
                                                --------    ----------    ----------
                                                $333,146    $4,548,291    $5,409,279
                                                ========    ==========    ==========


---------------
* It was the opinion of management that the receivable from the advertising fund was not fully recoverable and, accordingly, this amount was written down to its net realizable value in 1999. An allowance of $200,000 has been provided as of December 31, 2000.

     Other assets (noncurrent) consist of the following at:


                                                     DECEMBER 31,
                                                ----------------------     MARCH 31,
                                                  1999         2000          2001
                                                --------    ----------    -----------
                                                                          (UNAUDITED)
Capitalized course costs, net of accumulated
  amortization of $1,083,646 in 1999,
  $1,394,809 in 2000 and $1,556,555 in 2001
  (unaudited) (see Note 1)....................  $434,620    $3,199,260    $3,550,463
Non-competition costs, net of accumulated
  amortization of $190,323 in 1999, $191,443
  in 2000 and $195,952 in 2001 (unaudited)....    11,087         9,977       815,458
Deferred interest on warrants.................        --     1,961,292     1,710,912
Security deposits.............................   316,120       396,580       439,673
Other.........................................   123,333        20,568        20,010
                                                --------    ----------    ----------
                                                $885,160    $5,587,677    $6,536,516
                                                ========    ==========    ==========


3. INVESTMENT IN STUDENT ADVANTAGE, INC.

     Princeton Review Publishing, LLC had a minority interest in Student Advantage, L.L.C., a national college student membership organization. The investment was carried at cost of $425,000, adjusted for the Company's proportionate share of its undistributed earnings or losses.

     In October 1998, Princeton Review Publishing, LLC's 981 membership units in Student Advantage, L.L.C., with a cost basis of approximately $80,000, were converted into 1,450,587 shares of common stock and 134,597 shares of convertible preferred stock, convertible into 403,791 shares of common stock of the new company, Student Advantage, Inc. In November 1998, the Company, through the exercise of a put option in the amount of $625,000, reduced its investment in Student Advantage, Inc. The put option was granted to the Company in conjunction with a recapitalization and reorganization of Student Advantage, Inc. The transaction resulted in a gain of approximately

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

$583,000, which was recognized in 1998. As of December 31, 1998, the Company's remaining ownership interest in Student Advantage, Inc. was 1,450,587 shares of common stock and 56,472 shares of preferred stock, convertible into 169,416 shares of common stock. At December 31, 1998, the Company's investment was recorded at cost, which approximated $38,000.

     In June 1999, Student Advantage, Inc. sold its shares of common stock in an initial public offering (Nasdaq symbol "STAD"). Under certain lockup agreements, the Company was restricted from selling its shares for a period of six months and then only in amounts using a formula based on average trading volumes. The closing stock price on December 31, 1999 was $22.19 per share. The Company has treated this investment as available for sale securities and has recorded an unrealized gain of approximately $34,800,000 in equity as a component of other comprehensive income. In December 1999, the Company sold 50,000 shares of common stock for approximately $1,000,000, reducing its ownership interest in Student Advantage, Inc. to 1,570,003 shares of common stock. The transaction resulted in a gain of approximately $1,000,000 in 1999.


     Effective March 31, 2000, in connection with the restructuring and sale of Series A preferred stock, the Company's board of directors approved the distribution of 742,876 shares of Student Advantage, Inc. stock to its stockholders and 32,168 shares to its employees. On March 31, 2000, the Company distributed the stock to the stockholders and realized a gain of approximately $7,428,000. On April 18, 2000, the Company distributed 32,168 shares to the employees and realized a gain of approximately $169,000. At December 31, 2000 and March 31, 2001 (unaudited), the Company held 794,959 shares of Student Advantage, Inc. common stock valued at $4.25 per share and $2.28 per share, respectively, the closing prices on December 29, 2000 and March 31, 2001 (unaudited), respectively.



4. FURNITURE, FIXTURES, EQUIPMENT AND SOFTWARE DEVELOPMENT



     Furniture, fixtures, equipment and software development consist of the following at:



                                                    DECEMBER 31,
                                              -------------------------     MARCH 31,
                                                 1999          2000           2001
                                              ----------    -----------    -----------
                                                                           (UNAUDITED)
Computer equipment..........................  $2,037,431    $ 2,996,848    $3,258,149
Furniture, fixtures and equipment...........     738,367      1,320,302     1,385,293
Computer and phone equipment under capital
  leases....................................   1,091,026      1,649,826     1,726,441
Automobiles.................................      20,503         42,277        42,277
Software....................................   1,717,369      4,912,257     5,208,115
Leasehold improvements......................     684,103      2,118,881     2,216,716
                                              ----------    -----------    ----------
                                               6,288,799     13,040,391    13,836,991
Less accumulated depreciation and
  amortization, including $337,299 in 1999,
  $666,208 in 2000 and $757,367 in 2001
  (unaudited) of accumulated depreciation
  for assets under capital leases...........   3,130,951      5,229,157     6,051,370
                                              ----------    -----------    ----------
                                              $3,157,848    $ 7,811,234    $7,785,621
                                              ==========    ===========    ==========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

5. INVESTMENT IN AFFILIATES


     The Company has an ownership interest of approximately 20% in Student Monitor, LLC, a privately-held company. At December 31, 2000 and March 31, 2001 (unaudited), the Company's investment in this company was approximately $100,000 and $110,000, respectively.



     In February 1999, the Company invested $5,000 for an ownership interest of approximately 48% in Tutor.com, Inc., a privately-held startup company. Effective December 31, 1999, as a result of additional third party investments in Tutor.com, Inc., the Company's interest was reduced to approximately 30%. In May 2000, after further third party investments and an additional $1,000,000 investment by the Company, the Company's ownership interest was reduced to approximately 20%. At December 31, 1999 and 2000 and March 31, 2001 (unaudited), the investment was approximately $0, $10,000 and $0, respectively. The investment agreement includes various marketing arrangements including the license by the Company to use various trademarks to co-brand the Tutor.com service, the sharing of lists of prospective and current customers and promotion of each other's Web sites. These marketing arrangements are mutually provided free of charge.


6. LINE OF CREDIT AND LONG-TERM DEBT

Line of Credit


     In August 1999, the Company entered into a $1,500,000 line of credit with a bank to fund working capital requirements of which $700,000 was outstanding at December 31, 1999. Amounts payable under this agreement were evidenced by promissory notes and were guaranteed by the majority stockholder of the Company. Advances bore interest at the prime rate plus 0.5%. The line of credit was cancelled by the Company in October 2000.



     On October 27, 2000, the Company entered into a Line of Credit Agreement with Excel Bank, N.A. for $4,500,000 and borrowed the full amount thereunder. The line of credit is due on the earlier of October 31, 2001 or 10 days after the Company's initial public offering and bears interest at a variable rate of prime plus 1% per year. As of December 31, 2000 and March 31, 2001 (unaudited), $4,500,000 was outstanding under this line of credit.



     On December 14, 2000, the Company entered into a loan agreement with Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund III, L.P., and Olympus Executive Fund, L.P., providing for a line of credit of up to $25,000,000 under which the Company may borrow up to $18,750,000 for the acquisition of its independent franchises and up to $6,250,000 for general corporate purposes. Amounts borrowed under the credit facility initially bear interest at an annual interest rate of 13%. Until the termination of the facility, the applicable annual interest rate will increase by 1% on each anniversary of the agreement. The loan is secured by substantially all of the Company's current and future business assets. The loan agreement contains covenants which include requiring the Company to maintain a number of financial ratios and prohibits the Company from issuing dividends, creating liens, incurring additional indebtedness for borrowed money, changing its fundamental organization or lines of business, making investments and engaging in transactions with affiliates. The Company is required to prepay all outstanding borrowings under the loan facility within 180 days after the completion of a public offering. At that time the facility will terminate. In connection with this line of credit, the Company issued warrants for the purchase of Class A common stock to the lenders (see Note 7). As of December 31, 2000, there were no borrowings under this line of credit. As of March 31, 2001 (unaudited), $17,100,000 was outstanding under this line of credit.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     On March 2, 2001, the Company completed its acquisition of Princeton Review of New Jersey, Inc. and Princeton Review of Boston, Inc. (see Note 15). The Company financed part of this acquisition with notes from the sellers totaling $3,625,000, which was outstanding as of March 31, 2001 (unaudited). This balance is comprised of two notes. The first promissory note of $3,125,000 is payable as to principal in 20 equal quarterly installments beginning with the 17th calendar quarter following the closing date of the acquisition and bears interest at the rate of 8.25% per year, payable quarterly. This promissory note is convertible into common stock at the price per share at which shares of the Company's common stock are sold in its initial public offering for a period of 60 days, beginning on the first anniversary date of the completion of the offering. During this period, the holder of the note may convert 100% or any percentage between 0% and 33% of the unpaid principal amount due under the note into common stock. The second promissory note of $500,000, bears interest at the rate of 8.25% per year, payable on a quarterly basis, and is payable as to the entire principal amount four years from its date of issuance.



Long-Term Debt


     Long-term debt consists of the following at:


                                                     DECEMBER 31,
                                                ----------------------     MARCH 31,
                                                  1999         2000          2001
                                                --------    ----------    -----------
                                                                          (UNAUDITED)
Line of credit................................        --            --    $17,100,000
Notes payable.................................        --            --      3,625,000
Capital lease obligations.....................  $881,325    $1,037,948        974,876
Auto loan.....................................        --        16,753         15,747
Term loan.....................................    46,932            --             --
                                                --------    ----------    -----------
                                                 928,257     1,054,701     21,715,623
Less current portion..........................   390,206       494,385        475,633
                                                --------    ----------    -----------
                                                $538,051    $  560,316    $21,239,990
                                                ========    ==========    ===========


Capital Lease Obligations

     At December 31, 2000, the Company has leased approximately $1,650,000 of computer and phone equipment under capital leases, all of which are included in fixed assets (see Note 4).

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The following is a schedule of the future minimum capital lease obligation payments together with the present value of the minimum lease payments at December 31, 2000:

Year ending December 31,
  2001......................................................  $  586,081
  2002......................................................     450,079
  2003......................................................     124,024
  2004......................................................      82,889
                                                              ----------
Total.......................................................   1,243,073
Less amounts representing interest (effective rate ranges
  from 9% to 17%)...........................................     205,125
                                                              ----------
Present value of the minimum lease payments.................  $1,037,948
                                                              ==========
Current portion of capital lease obligations................  $  494,385
Long-term portion of capital lease obligations..............     543,563
                                                              ----------
                                                              $1,037,948
                                                              ==========

Term Loan

     In 1998, the Company entered into a promissory note for $120,000 as partial payment for the repurchase of an existing franchise. The amount was payable in monthly installments of approximately $3,800 including interest at 9%. This note was paid off in December 2000.

7. STOCKHOLDERS' EQUITY

Corporate Restructuring

     Until March 31, 2000, the Company was an S corporation with four majority owned limited liability company subsidiaries, Princeton Review Management, LLC, Princeton Review Products, LLC, Princeton Review Publishing, LLC and Princeton Review Operations, LLC (collectively, the "Subsidiaries"). The stockholders of the S corporation held Class A voting and Class B non-voting common stock. Effective March 31, 2000, a new holding company, TPR Holdings, Inc., a Delaware corporation, was formed.

     On April 1, 2000, the Class A common stock and Class B non-voting common stock of the S corporation were exchanged for a proportionate number of shares of either Class A common stock or Class B non-voting common stock of TPR Holdings, Inc. All of the members' interests held by minority interest holders in the Subsidiaries were exchanged for an agreed upon number of shares of either Class A common stock or Class B non-voting common stock of TPR Holdings, Inc. In this transaction, the shareholders of the S corporation received 9,703,675 shares of Class A common stock and 700,259 shares of Class B non-voting common stock of TPR Holdings, Inc. The minority interest holders in the Subsidiaries received 2,858,311 shares of Class A common stock and 1,119,766 shares of Class B non-voting common stock of TPR Holdings, Inc. The acquisition of the minority interest, other than the one minority interest holder that held a 20% interest in each of our operating subsidiaries, was accounted for as a purchase business combination. The resulting goodwill of $8,250,794 is being amortized over a period of 40 years. The fair value of the Company's common stock, in the opinion of management, at the time of this restructuring was $7.39 per share. This per share value was used to calculate the amount of goodwill recorded. The minority interest holder of a 20% interest in each of our operating subsidiaries received an equivalent interest in TPR Holdings, Inc. This transaction was accounted for as an exchange of equivalent interests. Accordingly, no goodwill was recorded in connection therewith. Concurrently, the Company

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES authorized an additional 2,538,000 shares of common stock to be used for grants of stock and/or options to employees.

     As a result of the foregoing transactions the Company's status as an S corporation terminated as of March 31, 2000 (see Note 9). Shortly after the completion of the foregoing transactions, TPR Holdings, Inc. was renamed The Princeton Review, Inc. and the former S corporation was merged into The Princeton Review, Inc.

     Persons who participated in various aspects of these restructuring transactions include a number of the Company's executive officers and directors and Random House TPR, Inc.

     Holders of the Company's Class B non-voting common stock have the right to require the Company to repurchase their stock under certain circumstances (see
Note 8).


Sales of Series A Preferred Stock



     On April 18, 2000, the Company sold 3,713,540 shares of Series A convertible preferred stock for $27,000,000. Prior to the conversion of their shares into common stock, the holders of the convertible preferred stock are entitled to, among other substantial rights: (1) voting rights equivalent to the voting rights they would hold as if their holdings were converted to common stock at the then applicable conversion rate, other than the right to elect directors; (2) the right to designate one member of the Company's board of directors; (3) distribution and liquidation preferences; (4) the option to convert to common stock at any time on a .961-for-one basis, subject to anti-dilution adjustments; (5) automatic conversion upon the effective date of a qualified initial public offering on a .961-for-one basis, subject to anti-dilution adjustments and the special provision described below; (6) anti-dilution protection; (7) covenants requiring authorization of enumerated transactions; and (8) a mandatory redemption provision whereby any holder of convertible preferred stock may give a redemption notice at any time after March 31, 2005 and cause the Company to redeem all or a portion of their shares within 90 days of receipt of the redemption notice, with the redemption price defined as the original purchase price multiplied by 1.9, which multiple is to be increased if the Company breaches certain covenants contained in the Investor Rights Agreement among the Company and the purchasers of the convertible preferred stock. As of December 31, 2000 and March 31, 2001 (unaudited), there were no breaches of the covenants in the Investor Rights Agreement. Accordingly, the total redemption value of Series A preferred stock after March 31, 2005 is $51,663,000.


     In addition to the rights described above, in the event that the initial public offering price of the shares offered by the Company in its initial public offering is less than $12.99 per share, then, instead of converting on a
 .961-for-one basis upon the completion of the Company's initial public offering, the holders of Series A preferred stock will receive upon the completion of the offering, in exchange for their shares of Series A preferred stock:

     - first, to reflect their pre-offering ownership percentage, such number of shares of our common stock that could be purchased at the per share initial public offering price for a dollar amount equal to (a) 15.66% multiplied by (b) the Company's total valuation immediately prior to this offering, minus $27.0 million; and

     - second, $27.0 million in common stock at the initial public offering price.

     In the preceding formula, "the Company's total valuation immediately prior to this offering" means (1) the total number of shares of the Company's common stock outstanding immediately following this offering multiplied by the per share initial public offering price of the shares sold in

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES this offering, minus (2) the number of shares sold in this offering multiplied by the per share initial public offering price of the shares sold in this offering.

     The holders of convertible preferred stock and the Company are parties to an Investor Rights Agreement which provides them with certain rights, including but not limited to, demand and incidental registration rights.

     In May 2000, the Company sold an additional 35,008 shares of Series A preferred stock for approximately $254,000 to third parties.

     The Series A preferred stock is net of offering costs of approximately $1,919,000. These costs are being accreted to the value of the Series A preferred stock to the redemption date.

Stock Split

     On October 23, 2000, the Company's Board of Directors approved an .846-for-one reverse stock split of its common stock effective November 16,
2000. All share and per share amounts have been adjusted to reflect the Company's restructuring and stock split.

Issuance of Warrants


     On December 14, 2000, the Company entered into a loan agreement with Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund III, L.P., and Olympus Executive Fund, L.P., providing for a line of credit of up to $25,000,000 (see note 6). As part of the loan transaction, the lenders received warrants initially exercisable for a total of 250,000 shares of common stock at an exercise price of $0.01 per share. In the event that the loan facility remains outstanding on December 14, 2001, the warrants will be exercisable for an additional 275,000 shares and if the loan facility remains outstanding on December 14, 2002, the warrants will be exercisable for an additional 400,000 shares. The fair value of the 250,000 warrants issued at closing was valued at $2,997,500 using the Black-Scholes option pricing model with the following assumptions: an expected life of three years, an exercise price of $0.01, a common stock price of $12.00 per share, an expected dividend yield of $0, an expected stock price volatility of 50% and a risk free interest rate of 6.8%. This amount is being recognized as interest expense over the life of the loan.


8. COMMITMENTS AND CONTINGENCIES

Advertising Fund

     All domestic franchisees are required to pay a monthly advertising fee to the Company, for contribution to an advertising fund, equal to 2% of their franchises' gross receipts, as defined, for the preceding month. In accordance with the terms of the franchise agreements, the Company is required to use all advertising fees it receives for the development, placement and distribution of regional and national consumer advertising, designed at its discretion to promote consumer demand for services and products available from the franchises.

     The Company is required to keep separate advertising fund accounting records and to maintain the advertising funds collected from the franchisees in a separate bank account. Accordingly, the account balances of the advertising fund are not included in the accompanying consolidated

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES financial statements. The related balances of the advertising fund as of December 31, 1999 and 2000 and March 31, 2001 (unaudited) are as follows:



                                                     DECEMBER 31,          MARCH 31,
                                                ----------------------    -----------
                                                  1999         2000          2001
                                                ---------    ---------    -----------
                                                                          (UNAUDITED)
Advertising fund cash.........................  $  12,649    $ 354,100     $ 552,539
Advertising fund receivables..................    154,149       75,598       101,891
Advertising fund other assets.................     26,381       34,805         5,755
Advertising fund accounts payable* (including
  $168,797, and $655,477 of liabilities due to
  the Company at December 31, 1999 and 2000,
  respectively, and $655,680 at March 31, 2001
  (unaudited))................................   (175,089)    (710,697)     (712,729)
                                                ---------    ---------     ---------
Advertising fund surplus (deficit)............  $  18,090    $(246,194)    $ (52,544)
                                                =========    =========     =========


---------------

* Management of the Company has adopted a program to reduce the expenditures of the advertising fund relative to amounts collected by the advertising fund in order to reduce the amounts owed by the advertising fund to the Company. In 1999, the Company wrote off $1,719,731 of amounts due from the advertising fund as uncollectible. At December 31, 2000 and March 31, 2001 (unaudited), the Company had an allowance against the receivable of $200,000. The net receivable balances at December 31, 1999 and 2000 and March 31, 2001 (unaudited) were $168,797, $455,491 and $455,708, respectively (see Note 2).


Office and Classroom Leases

     The Company has entered into various operating leases for its office and classroom site locations. Minimum rental commitments under these leases, which are in excess of one year, as of December 31, 2000, are approximately as follows:

Year ending December 31,
  2001......................................................  $ 2,654,000
  2002......................................................    2,704,000
  2003......................................................    2,535,000
  2004......................................................    2,387,000
  2005......................................................    2,175,000
Thereafter..................................................    8,863,000
                                                              -----------
                                                              $21,318,000
                                                              ===========


     Rent expense for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (unaudited) was approximately $2,708,000, $3,095,000, $3,737,000, $859,000 and $1,163,000, respectively. These amounts include rent expense for the rental of space on a month-to-month basis, as well as those amounts incurred under operating leases for longer periods. Certain leases provide for early termination without penalty.


     The Company has been released from a portion of its rent obligation on certain premises which it is subleasing through 2004; however, in the event of default by the sublessee, it would remain liable for the balance of the rent obligation, which, at December 31, 1999 and 2000, aggregated approximately $557,000 and $432,000, respectively.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Legal Matters

     The Company is party to various litigation matters in the ordinary course of its business which, in the opinion of management, will not result in a material loss to the Company.

     In June 1996, an author filed a lawsuit against the Company. On May 10, 2000, the lawsuit was settled and the Company paid the author $900,000 cash and issued warrants providing for the purchase of such number of shares of the Company's common stock as is obtained by dividing $1,200,000 by the initial public offering price of the Company's common stock. These warrants are exercisable for an 18-month period, beginning with the date of the completion of an initial public offering by the Company, at an exercise price equal to the initial public offering price of the Company's stock. At December 31, 2000, the Company recorded a $300,000 expense for the fair value of the warrants. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: an expected life of 18 months, an exercise price of $12.00 per share, an expected dividend yield of $0, an expected stock price volatility of 50% and a risk-free interest rate of 6.8%. In addition, as part of the settlement, the Company's royalty agreement with the author was amended. Under the amended royalty agreement, the publisher pays royalties directly to the author. Should royalties paid under the agreement be less than $200,000 per year through December 31, 2004, the Company is required to pay the difference. During 2000, the Company paid the author approximately $30,000 to achieve this minimum.

Purchase Agreements for Certain Franchises

     On May 30, 2000, the Company entered into an option agreement to acquire the assets comprising the businesses of Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc.


     On December 14, 2000, the Company exercised its option under the option agreement for a total purchase price of $13,800,000, subject to adjustment in accordance with the option agreement. Each of these entities provided test preparation courses under the Princeton Review name pursuant to one or more franchise agreements.



     Approximately $10,175,000 of the purchase price will be payable in cash at the time of closing. The remaining $3,625,000 of the purchase price will be paid by delivery of two subordinated promissory notes. The acquisition of Princeton Review of Boston and Princeton Review of New Jersey was completed on March 2, 2001. (see Note 15).



     On December 15, 2000, the Company entered into an option agreement to acquire the assets of Princeton Review Peninsula, which provides test preparation courses in several counties in California under the Princeton Review name through a franchise agreement with the Company. Under this option agreement, the Company has the option to acquire the operations of Princeton Review Peninsula for a total purchase price between $2,500,000 and $2,800,000 payable in cash at the closing, subject to the adjustments specified in the option agreement. The actual purchase price to be paid will depend on the financial performance of Princeton Review Peninsula in accordance with the terms of the agreement. This option remains in effect until May 1, 2001. This acquisition was completed on March 2, 2001 (see Note 15).



     On October 18, 2000, the Company entered into an option agreement to acquire the assets of T.S.T.S., which provides test preparation courses in Texas, Arizona, Oklahoma, Louisiana and New Mexico under the Princeton Review name through four franchise agreements with the Company. Under this option agreement, the Company has the option to acquire the operations of T.S.T.S. for a total purchase price between $6,200,000 and $7,500,000, subject to adjustments specified in the option agreement. The actual purchase price to be paid will depend on the financial performance

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES of T.S.T.S. and the timing of the exercise of the option in accordance with the terms of the option agreement. This option remains in effect until July 15, 2001.


     If the Company exercises the option and T.S.T.S. has met financial performance standards specified in the option agreement, the Company must sign a definitive purchase agreement within 30 days after exercising the option and close the purchase within 90 days of exercising the option.


     If the Company exercises its option to purchase T.S.T.S., the difference between the actual purchase price and $4,500,000 will be payable by delivery of a five-year promissory note. The remainder of the purchase price will be payable in cash at the time of closing. The promissory note will be payable in 20 equal quarterly installments beginning with the first business day of the first calendar quarter following the closing date of the acquisition and will bear interest at the rate of 8.25% per year.

Publishing Contracts

     The Company has entered into several agreements with its publisher, Random House, Inc. that provide for book royalties to be paid once acceptance advances have been earned out. Each agreement requires the completion and acceptance of manuscripts by the publisher for predetermined titles in order to release the final contractual advances (see Note 11).


     The Company has recorded $65,386 and $176,489 in current deferred book costs at December 31, 1999 and 2000, respectively (see Note 2), for costs incurred to complete publications prior to acceptance of manuscripts by its publisher. As of March 31, 2001 (unaudited), deferred book costs were $419,932.


Co-authorship Agreements


     In connection with its publishing agreements, the Company has entered into various co-authorship agreements for the preparation of manuscripts. These agreements require payment of nonrecourse advances for services rendered at various established milestones. The Company's future contractual commitments under the co-authorship agreements for manuscripts not yet delivered as of December 31, 1999 and 2000 and March 31, 2001 (unaudited) are $57,543, $64,485 and $51,480, respectively. In addition, the co-authors are entitled to a percentage of the future royalties earned by the Company, which are first to be offset against such advances. The total costs incurred under these co-authorship agreements by the Company for advances and royalties were $278,075, $405,352 and $225,748 for the years ended December 31, 1998, 1999 and 2000, respectively and $61,124 and $121,810 for the three months ended March 31, 2000 and 2001 (unaudited), respectively.


     The expense related to co-author payments is accrued monthly. This expense is adjusted based upon actual expenditures paid to the co-authors. These expenditures are a percentage of the royalties paid to the Company by the publisher. Royalties from the publisher are recorded as revenue with the co-author expenditures recorded as expense.

Class B Non-voting Common Stock

     In accordance with a stockholders' agreement dated April 1, 2000, holders of the Company's Class B non-voting common stock holding in the aggregate 2,737,229 shares of Class B non-voting common stock at December 31, 2000, have the right to require the Company to purchase all or a portion of their stock at the earlier of April 18, 2005 or the redemption by the Series A preferred stockholders of at least one-half of their shares. The purchase price is calculated in accordance with the agreement. This purchase price per share is initially $7.39, to be adjusted periodically by

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES unanimous consent of a valuation committee or, if a fair market price cannot be agreed to by all committee members, then a price as determined by an independent appraiser. As of December 31, 1999 and 2000 and March 31, 2001 (unaudited), the redemption value of the Class B non-voting common stock was estimated to be approximately $10,119,000, $32,847,000 and $32,847,000, respectively. The
December 31, 2000 and the March 31, 2001 redemption value of the Class B non-voting common stock was calculated based upon a $12.00 per share value. The difference between the estimated value at December 31, 2000 and March 31, 2001 and the amounts reflected on the balance sheet as of those dates is being accreted until April 18, 2005.


     Upon the completion of an initial public offering of the Company's common stock, the repurchase right of the Class B stockholders described above terminates.

McGraw-Hill Agreement


     Effective September 1, 1998, Princeton Review Publishing, LLC entered into an agreement with Educational and Professional Publishing Group, a unit of The McGraw-Hill Companies, Inc. ("McGraw-Hill"). Under this agreement, the Company provides McGraw-Hill with certain materials, including workbooks, to be used by McGraw-Hill in conjunction with their textbooks. The Company also receives a branding fee from McGraw-Hill for including the Company's logo and content in their textbooks. In addition, the Company prepares and administers a "question pool" of test questions for grades 2-12. For these services, the Company receives various fees from McGraw-Hill. The Company recognized $959,388, $5,112,669 and $5,335,334 for the years ended December 31, 1998, 1999 and 2000, respectively, and $685,592 and $1,156,997 for the three months ended March 31, 2000 and 2001 (unaudited), respectively, in income for services provided to McGraw-Hill.


9. INCOME TAXES


     Prior to April 1, 2000, the Company was an S corporation under the provisions of the Internal Revenue Code ("IRC"), which provides that in lieu of corporate income taxes, each stockholder is taxed on their proportionate share of the taxable income. The Company's operating subsidiaries were organized as limited liability companies, therefore, income taxes were the responsibility of the members and not the limited liability companies. Certain state and local jurisdictions in which the Company operates do not recognize S corporation or limited liability company status. Therefore, for periods prior to April 1, 2000, provision for certain state and local income taxes was made, as applicable.


     Effective April 1, 2000, in connection with its restructuring, the Company converted to a C corporation and is now subject to federal, state and local income taxes. In connection with this conversion, the Company recorded a one time nonrecurring benefit of approximately $899,000. Such benefit relates to the deferred tax assets and liabilities associated with the difference between the financial statements and tax basis of the assets and liabilities of the Company.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The (provision) benefit for income taxes consists of the following:


                                                                               THREE
                                                                              MONTHS
                                           YEARS ENDED DECEMBER 31,            ENDED
                                      -----------------------------------    MARCH 31,
                                        1998        1999         2000          2001
                                      ---------   --------   ------------   -----------
                                                                            (UNAUDITED)
Current.............................  $(184,815)  $(71,068)  $  (125,333)   $  (84,960)
Deferred............................    (30,000)   122,000    10,116,881     1,722,339
                                      ---------   --------   -----------    ----------
                                      $(214,815)  $ 50,932   $ 9,991,548    $1,637,379
                                      =========   ========   ===========    ==========


     Significant components of the Company's deferred tax assets and liabilities are as follows at:


                                                  DECEMBER 31,
                                          ----------------------------     MARCH 31,
                                             1999            2000            2001
                                          -----------    -------------    -----------
                                                                          (UNAUDITED)
                                                 (ROUNDED TO NEAREST THOUSAND)
Deferred tax assets:
  Net operating loss carryforward.......  $   548,000     $10,754,000     $12,436,000
  Advertising fund allowance............           --          83,000          83,000
  Allowance for doubtful accounts.......       18,000         310,000         243,000
  Stock appreciation rights.............       87,000         223,000         223,000
  Capitalized inventory costs...........        5,000          22,000          32,000
  Deferred rent.........................        4,000         146,000         152,000
  Accumulated depreciation..............           --          13,000          19,000
  Other.................................       12,000         275,000         275,000
                                          -----------     -----------     -----------
     Total deferred tax assets..........      674,000      11,826,000      13,463,000
                                          -----------     -----------     -----------
Deferred tax liabilities:
  Unrealized gains......................   (1,498,000)     (1,408,000)       (756,000)
  Software development costs............      (66,000)     (1,015,000)       (906,000)
  Accumulated amortization..............           --         (95,000)       (119,000)
Stock appreciation rights...............           --          (2,000)         (2,000)
  Other.................................      (11,000)             --              --
                                          -----------     -----------     -----------
     Total deferred tax liabilities.....   (1,575,000)     (2,520,000)     (1,783,000)
                                          -----------     -----------     -----------
     Net deferred tax asset
       (liability)......................  $  (901,000)    $ 9,306,000     $11,680,000
                                          ===========     ===========     ===========



     The net deferred tax asset(liability) at December 31, 1999 and 2000 and March 31, 2001 (unaudited) is classified in the Company's consolidated balance sheet as noncurrent deferred tax assets of approximately $560,000, $9,920,000 and $11,693,000, respectively, and current deferred tax liabilities of approximately $1,461,000, $614,000 and $13,000, respectively. As of December 31, 2000, the Company has a net operating loss carryforward totaling approximately $25,570,000 which expires in the year 2020, and other timing differences which will be available to offset regular taxable income during the carryforward period. As of March 31, 2001 (unaudited), the Company has a net operating loss carryforward totaling approximately $29,450,000 of which $25,570,000 will expire in the year 2020 and $3,970,000 will expire in the year 2021. The Company believes that the related deferred tax benefit amount will more likely than not be recognized during these periods and, accordingly, no valuation allowance was deemed necessary.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     A reconciliation setting forth the differences between the effective tax rate of the Company for the year ended December 31, 2000 and the three months ended March 31, 2001 (unaudited) and the U.S. federal statutory tax rate is as follows:



                                     YEAR ENDED           THREE MONTHS ENDED
                                  DECEMBER 31, 2000         MARCH 31, 2001
                                  -----------------      ---------------------
                                                              (UNAUDITED)
Pre-tax net loss................  $6,175,765     34%     $1,538,173        34%
Effect of S corp. non-tax period
  (January 1 - March 31,
  2000).........................   1,459,281      8              --         --
Effect of minority interest and
  other permanent differences...    (208,747)    (1)        (56,642)        (1)
Effect of state taxes...........   1,665,805      9         240,808          7
Effect of conversion to C
  corporation...................     899,444      5              --         --
Effect of minimum capital
  taxes.........................          --     --         (84,960)        (2)
                                  ----------    ---      ----------    -------
                                  $9,991,548     55%     $1,637,379        38%
                                  ==========    ===      ==========    =======


Pro Forma Income Tax Adjustments (unaudited)

     The Company existed as an S corporation until March 31, 2000. The pro forma (provision) benefit for income taxes represents the income tax (provision) benefit that would have been reported had the Company been subject to federal, state and local income taxes as a C corporation during the year ended December 31, 1999. The pro forma income tax (provision) benefit consists of the following:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Current.....................................................      $     --
Deferred....................................................       803,631
                                                                  --------
                                                                  $803,631
                                                                  ========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's pro forma net deferred tax liability as of December 31, 1999 are as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Deferred tax assets:
  Net operating loss carryforward...........................  $  3,330,000
  Allowance for doubtful accounts...........................       720,000
  Stock appreciation rights.................................     2,603,000
  Capitalized inventory costs...............................       141,000
  Deferred rent.............................................       141,000
  Other.....................................................       138,000
                                                              ------------
     Total deferred tax assets..............................     7,073,000
                                                              ------------
Deferred tax liabilities:
  Unrealized gains..........................................   (34,796,000)
  Software development costs................................    (1,367,000)
  Other.....................................................      (231,000)
                                                              ------------
     Total deferred tax liabilities.........................   (36,394,000)
                                                              ------------
     Net deferred tax liability.............................  $(29,321,000)
                                                              ============

     A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. federal statutory tax rate is as follows:

Pre-tax net loss............................................  $712,269     34%
Effect of minority interest and permanent differences.......   (49,513)    (3)
Effect of state taxes.......................................   140,875      7
                                                              --------    ---
                                                              $803,631     38%
                                                              ========    ===

10. EMPLOYEE BENEFITS AND CONTRACTS

Fully Insured Partial Funding Medical Plan


     The Company currently provides a fully insured partial funding medical plan for its employees. The Company is liable for medical claims submitted (after the deductible and any co-payment by the employee) up to the amount of $20,000 per employee. Any claims in excess of this amount are covered by the insurance carrier. At December 31, 1999 and 2000, the Company had no significant unfunded claims. As of December 31, 2000 and March 31, 2001 (unaudited), and based on the number of covered employees at those times, the maximum annual liability for medical claims for 2000 and for 2001 would be $675,000 and $904,000, respectively.


Employment Agreements


     The Company has entered into amended employment agreements with executives which provide for annual compensation to these individuals of $2,890,000 in 2001, $2,792,000 in 2002, $2,470,000 in 2003 and $550,000 in 2004. In addition, these employment agreements provide for bonuses. Based upon salary levels in effect as of December 31, 2000, the maximum annual bonus payments, as defined under these agreements, are approximately $1,200,000.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Retirement Plan


     The Company has a defined contribution plan (the "Plan") under Section 401(k) of the IRC which provides that eligible employees may make contributions subject to IRC limitations. Employees become eligible to participate in the Plan after one year of continuous full-time employment. Under the provisions of the Plan, contributions made by the Company are discretionary and are determined annually by the trustees of the Plan. The Company's contributions to the Plan for the years ended December 31, 1998, 1999 and 2000 were $65,927, $71,982 and $98,286, respectively and $22,532 and $36,077, respectively, for the three months ended March 31, 2000 and 2001 (unaudited).


Stock Appreciation Rights Plan (number of units and per unit prices have been adjusted to reflect changes to the number of outstanding shares of the Company's common stock as a result of its corporate restructuring and reverse stock split described in Note 7).

     Until April 2000, the Company maintained a Stock Appreciation Rights Plan (the "SAR Plan"). There were no issuances of Stock Appreciation Rights units ("SARs") under the SAR Plan since 1996, as the SAR Plan was augmented with a Phantom Stock Plan in June 1997 (see the Phantom Stock Plan note below). As of December 31, 1998 and 1999, there were 161,209 and 141,625 SARs vested, respectively. Vesting rights of awarded SARs were at the discretion of the Company's management at the time of the award. The vesting periods varied from immediate to three years based on the circumstances of each award. The number of vested SARs decreased from 1997 to 1999 due to payouts to certain individuals during this period. The Company determined the fair value assigned to the SARs to be $2.83 per unit at December 31, 1998 and $7.07 per unit as of December 31, 1999. The annual increase in fair value, as determined by the valuation committee under the SAR Plan, is based upon various factors including transactions and potential transactions with third parties. The per unit values were derived by dividing the total value of the Company as determined by the valuation committee by 1,132,460 underlying units under the SAR Plan.

     The Company recorded compensation expense of $65,131 and $609,068 for the years ended December 31, 1998 and 1999, respectively, based on the appreciation of the fair value and the change in the number of vested SARs. Such amounts were recorded quarterly.

Phantom Stock Plan (number of units and per unit prices have been adjusted to reflect changes to the number of outstanding shares of the Company's common stock as a result of its corporate restructuring and reverse stock split described in Note 7).

     Effective June 1997, the Company augmented its SAR Plan with a Phantom Stock Plan (the "PSU Plan"). Under this plan, Phantom Stock Units ("PSUs") could be purchased by eligible employees or awarded by management. Employee purchases of PSUs were made through bi-weekly payroll deductions based on annual elections made in December of the prior year. Awarded PSUs were at the discretion of management. The total number of PSUs issued under the PSU Plan at December 31, 1997 was 103,347 (at an average price of $2.60 per unit), of which 62,977 were vested. In 1998, the Company awarded an additional 5,770 PSUs at an average price of $2.60 per unit. In addition, during 1998, employees purchased 36,158 PSUs at either $2.96 or $2.60, depending on the date of purchase. As of December 31, 1998, total issuances under the PSU Plan were 145,275, of which 117,781 were vested. In 1999, the Company awarded 1,513,460 PSUs at a price of $2.96 per unit. In addition, during 1999, employees purchased 27,376 PSUs at either $2.96 or $5.32, depending on the date of purchase. A total of 11,353 PSUs were forfeited or paid out at December 31, 1999 (3,841 forfeited and 7,512 paid out). As of December 31, 1999, a total of 1,674,758 PSUs had been issued under the PSU Plan, of which 312,682 were vested. Vesting rights of awarded PSUs were at the discretion of the Company's management at the time of the award. PSUs that were purchased

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES by employees were fully vested when purchased. The Company determined the fair value assigned to the PSUs to be $2.96 per unit at December 31, 1998 and $7.39 per unit at December 31, 1999. The annual increase in fair value, as determined by the valuation committee under the PSU Plan, is based upon various factors including transactions and potential transactions with third parties. The per unit values for PSUs were derived by dividing the total value of the Company, as determined by the valuation committee, by 846,000 underlying units under the PSU Plan.

     The Company recorded compensation expense of $18,443, $1,879,292 and $1,082,087 for the years ended December 31, 1998, 1999 and 2000, respectively, based on the actual issue prices of the vested PSUs, the annual appreciation of the fair value and the change in the number of vested PSUs. The vesting periods for awarded PSUs are based on the circumstances of each award. Some were awarded with vesting periods based on the passage of time and some were awarded with vesting based on performance. The above amounts were recorded quarterly. Performance awards were recorded quarterly once the Company determined that such awards would be achieved.

Termination of SAR and PSU Plans

     In April 2000, the Company's SAR and PSU Plans were terminated and replaced by a new stock incentive plan adopted by the Company. Under the Company's 2000 Stock Incentive Plan, 2,749,500 shares of Class B non-voting common stock are authorized for issuance. As a result of the conversion of the SAR and PSU Plans, holders of vested PSUs received stock in the Company and/or cash, while holders of SARs and unvested PSUs received stock options to purchase common stock under the new stock incentive plan. Participants in the PSU and SAR Plans also received, on April 18, 2000, a total of 32,168 shares of common stock of Student Advantage, Inc. with a total public market value of approximately $168,000 on the date of distribution.

     At the time of the Company's restructuring (see Note 7), the valuation committee of the PSU Plan determined the per share price of the Company's common stock to be $7.39 per share. This determination was based on a number of factors, including the $7.27 per share (adjusted to $8.59 per share for a subsequent .846-for-one reverse stock split of the Company's common stock) price paid by the Series A preferred shareholders that were then investing in the Company. Applying a discount of approximately 14% to the preferred share price, the per share value for common stock was estimated to be $7.39 per share. This per share value of $7.39 was used to value the PSUs and SARs, the exercise price of newly issued options and the stock used to replace the vested PSUs.

     In connection with the termination of the PSU Plan in April 2000, the Company issued 890,767 shares of Class B non-voting common stock with a value of $6,580,519 to the holders of PSUs in exchange for all vested and unvested PSUs and paid related payroll withholding taxes, for a total compensation expense of approximately $11,962,000. The Company recorded this expense in April 2000, while simultaneously reversing the previously recorded liability for all then vested PSUs of approximately $3,498,000, which liability represents all accrued PSU expenses for all periods prior to April 1, 2000. This resulted in a net expense of $8,464,000 recorded in 2000. In addition, certain employees purchased a total of 26,437 additional shares of the Company's Class B common stock, at $7.39 per share, for a total of 917,204 shares issued during the conversion. In addition to the shares of Class B non-voting common stock, 1,182,507 stock options were awarded as a result of the termination of the PSU Plan. These options were unvested at the time of grant, have a $7.39 exercise price, which was the estimated fair value at the time of grant, and vest quarterly over periods ranging from three to four years.

     The outstanding SARs, which were all fully vested, were converted into 133,445 stock options on a one for one basis with exercise prices between $1.73 and $2.29, which equal the initial SAR value at the time of the award adjusted for the increased number of underlying shares of common

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES stock of the Company. Since these exercise prices are below the estimated fair value of $7.39 per share at the time of grant, the compensation expense recorded in prior periods to record the expense up to the $7.39 per share fair value was not reversed at the time of the conversion from SARs to stock options.

     The following is a summary of the Company's SAR and PSU activity and related information for the years ended December 31, 1998, 1999 and 2000. The number of shares and per share prices have been adjusted to reflect the Company's April 1, 2000 restructuring and the reverse stock split (see Note 7).

                                                      SAR'S
                                              ---------------------              PSU'S
                                                         AVG. VALUE   ----------------------------
                                              ADJUSTED   AT TIME OF   ADJUSTED    VALUE AT TIME OF
                                                # OF       GRANT        # OF       GRANT/PURCHASE
                                               SAR'S     (ADJUSTED)     PSU'S        (ADJUSTED)
                                              --------   ----------   ---------   ----------------
YEAR ENDED DECEMBER 31, 1998
Outstanding at beginning of year............  274,144                   103,347
  Granted...................................       --                     5,770        $2.60
  Purchased.................................       --                    20,659         2.60
  Purchased.................................       --                    15,499         2.96
  Exercised.................................   99,589      $1.88             --
  Cancelled.................................       --                        --
                                              -------                 ---------
Outstanding at end of year..................  174,555                   145,275
                                              -------                 ---------
YEAR ENDED DECEMBER 31, 1999
Outstanding at beginning of year............  174,555                   145,275
                                              -------                 ---------
  Granted...................................       --                 1,513,460         2.96
  Purchased.................................       --                    14,754         2.96
  Purchased.................................       --                    12,622         5.32
  Exercised.................................   32,930       1.88          7,512         5.32
  Cancelled.................................       --                     3,841         5.32
                                              -------                 ---------
Outstanding at end of year..................  141,625                 1,674,758
YEAR ENDED DECEMBER 31, 2000
Outstanding at beginning of period..........  141,625                 1,674,758
  Granted...................................       --                    27,664         5.32
  Purchased.................................       --                    31,971         5.32
  Exercised.................................    8,180       1.88         38,157         7.39
  Cancelled.................................  133,445       1.88      1,696,236         7.39
                                              -------                 ---------
Outstanding at end of period................       --                        --
                                              =======                 =========

STOCK INCENTIVE PLAN

     On April 1, 2000, the Company adopted its 2000 Stock Incentive Plan (the "Plan") providing for the authorization and issuance of up to 2,538,000 shares of common stock, as adjusted. In June 2000, an additional 211,500 shares were authorized. The Plan provides for the granting of incentive stock options, non-qualified stock options, restricted stock and deferred stock to eligible participants. Options granted under the Plan are for periods not to exceed ten years. Other than for options to purchase 133,445 shares granted to certain employees which were vested immediately, options outstanding under the Plan generally vest quarterly over two to four years.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     A summary of the activity of the Plan is as follows:


                                                WEIGHTED-AVERAGE    WEIGHTED-AVERAGE
                                    OPTIONS      EXERCISE PRICE        FAIR VALUE
                                   ---------    ----------------    ----------------
Outstanding at December 31,
  1999...........................         --             --                 --
Granted below market.............    133,445         $ 1.87              $5.97
Granted at market................  1,386,228           7.46               1.80
Forfeited........................    (58,377)          7.39               1.78
                                   ---------         ------
Outstanding a December 31, 2000..  1,461,296           6.95               2.18
Granted below market.............    109,000           9.04               3.45
Granted at market................     42,576          11.00               2.17
Forfeited........................    (24,904)          8.36               2.82
Exercised........................     (1,863)          2.15               5.75
                                   ---------         ------
Outstanding at March 31, 2001....  1,586,105           7.19               2.25
                                   =========         ======


     Stock options outstanding at December 31, 2000 are summarized as follows:

                                             WEIGHTED-AVERAGE
   EXERCISE        OPTIONS       OPTIONS        REMAINING       WEIGHTED-AVERAGE
    PRICE        OUTSTANDING   EXERCISABLE   CONTRACTUAL LIFE    EXERCISE PRICE
--------------   -----------   -----------   ----------------   ----------------
$1.73 -  2.29       133,445      133,445          9.25               $1.87
    7.39          1,289,069      268,178          9.26                7.39
 8.87 - 11.00        38,782          672          9.88                9.84
                  ---------      -------
                  1,461,296      402,295          9.28
                  =========      =======

     During 2000, the Company granted 133,445 stock options to employees at exercise prices ranging from $1.73-$2.29 per share. Compensation expense, in accordance with the provisions of APB 25, of approximately $739,000 was recorded by the Company for the year ended December 31, 2000.

     Pro forma information regarding net loss is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") and has been determined as if the Company had accounted for its employee stock options under the fair-value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor. The remaining assumptions, which are a weighted average, under this method are as follows:

Expected life (years).......................................    5
Risk-free interest rate.....................................    5.5%
Dividend yield..............................................    0

     This option-valuation method requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosure, the estimated fair value of the equity awards is amortized to expense over the options' vesting period.


     The Company's pro forma information for the periods shown below is as follows:



                              YEAR ENDED        THREE MONTHS ENDED
                           DECEMBER 31, 2000      MARCH 31, 2001
                           -----------------    ------------------
                                                 (UNAUDITED)
Pro forma net loss.......     $(8,636,214)         $(3,044,303)


11. RELATED PARTIES

Publisher


     Random House, Inc., a holder of, 2,858,311 shares of the Company's Class A common stock at December 31, 2000, is also the publisher and distributor of certain of the Company's products. The contracts signed with Random House, Inc. typically contain an advance upon signing with the balance due upon delivery of the completed manuscript. The Company has various publishing agreements with Random House, Inc. dating from 1997 which are not fully completed. During 1998 and 1999, the Company signed contracts with Random House, Inc. for 17 and 50 new books, respectively. The total advances received at the time of the contracts for these books were $370,000 and $562,500 for the years ended December 31, 1998 and 1999, respectively, with the balances of $81,250 and $250,000 due upon delivery of the completed manuscripts at December 31, 1998 and 1999, respectively. There were no significant new contracts signed during the year ended December 31, 2000.



     For the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 (unaudited), the Company earned $2,917,467, $2,717,416, $2,217,012, $567,557 and $440,163, respectively, of book and publication income from Random House, Inc. Total receivables at December 31, 1999 and 2000 and at March 31, 2001 (unaudited) include $1,552,080, $1,599,852 and $814,013, respectively, due from Random House, Inc. for royalties, book advances, copy editing and marketing fees. In addition, Random House, Inc. has paid advances of $675,000, $331,250 and $308,838, respectively, to the Company for books that have not yet been completed as of December 31, 1999 and 2000 and March 31, 2001 (unaudited), which are deferred as book advances. At December 31, 1999 and 2000 and March 31, 2001 (unaudited), the Company had a liability to Random House, Inc. of $223,750, $134,500 and $132,250, respectively for advances previously received on uncompleted books that were cancelled in 1999.


Franchisees

     As of May 31, 1995, the Company sold approximately 18% of Princeton Review Publishing, LLC to certain franchisees (which was reduced to approximately 14% pursuant to subsequent transactions and eliminated entirely on April 1, 2000 (see Note 7)).


     For the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001 (unaudited), the Company earned revenues from these franchises for management services through royalties of approximately $2,585,834, $2,460,111, $3,368,430, $912,400 and $926,383, respectively, and earned revenues of $2,283,153, $2,419,819, $2,951,218, $679,307 and $701,729,
respectively, through the sale of course materials. Included in accounts receivable at December 31, 1999 and 2000 and March 31, 2001 (unaudited) was $835,665, $1,347,609 and $1,549,415, respectively, due from these franchises.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     In conjunction with the Company's restructuring (see Note 7), certain franchisees exercised their preemptive rights to buy more membership units in Princeton Review Publishing, LLC. These franchisees purchased an additional
280.25 units for $1,100,932.


12. DISCONTINUED OPERATIONS

Software Division

     On June 23, 1998, the Company sold its software division along with a 20-year exclusive license for the use of the Company's brand and test preparation content in disk-based educational and reference software products for $5,100,000 in cash and future royalties. The sale has been accounted for as a discontinued operation and resulted in a gain of approximately $4,900,000, which was recognized in 1998. As a result of the sale, net capitalized software costs of approximately $230,000 were written off in 1998.

Student Loans Division

     Under a Trust Agreement dated April 30, 1997, Fleet National Bank, as trustee for Apply Technology, LLC ("Borrower"), entered into an agreement whereby Borrower was granted an option from the Student Loan Marketing Association ("Lender") to request advances (as defined in the agreement) in an aggregate amount of up to $200,000,000. These advances were used by Borrower to finance loans made under Parts B and F of Title IV of the Higher Education Act of 1965, as amended from time to time, or any successor federal act, and all regulations and guidelines promulgated thereunder from time to time. During 1998, the Company decided to exit the student loan business and, in 1999, sold its student loan portfolio. This transaction was accounted for as a discontinued operation. As of December 31, 1998, total loan obligations outstanding to the Lender were $2,247,838 and were secured by student loan receivables of an equal amount. These amounts were netted for balance sheet purposes. No material costs were incurred and no material gains or losses were recognized as a result of exiting this business that required additional accrual at December 31, 1998 and there were no remaining balances associated with this division at December 31, 1999.

13. MAJOR CUSTOMERS


     One customer, whose revenues are reported in the Admissions Services division, accounted for approximately 16%, 12% and 6% of gross accounts receivable at December 31, 1999 and 2000 and at March 31, 2001 (unaudited), respectively. In addition, a second customer, whose revenues are reported in the K-12 Services division, accounted for approximately 40%, 50% and 44% of gross accounts receivable at December 31, 1999 and 2000 and March 31, 2001 (unaudited), respectively. This second customer accounted for approximately 12% of the Company's revenue for the years ended December 31, 1999 and 2000 and approximately 7% and 9% of the Company's revenue, for the three months ended March 31, 2000 and 2001 (unaudited), respectively.


14. SEGMENT REPORTING

     The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating income is evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (see Note 1).

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The following segment results include the allocation of certain information technology costs, accounting services, executive management costs, office facilities expenses, human resources expenses and other shared services which are allocated based on consumption. Corporate consists of unallocated administrative support functions. The Company operates its business through three divisions. The majority of the Company's revenue is earned by the Test Preparation Services division, which sells a range of services including test preparation, tutoring and academic counseling. Test Preparation Services derives its revenue from company operated locations and from royalties from and product sales to independently-owned franchises. The Admissions Services division earns revenue from developing content for books, software and other publications for third-party publishers, sells advertising and sponsorships and earns marketing fees from higher education institutions. The K-12 Services division earns fees from its content development work and recently launched an Internet-based subscription service for K-12 schools and parents.


                                                                              FOR THE THREE MONTHS
                                    FOR THE YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                                ----------------------------------------   --------------------------
BUSINESS SEGMENTS                  1998          1999           2000           2000          2001
-----------------               -----------   -----------   ------------   ------------   -----------
                                                                                  (UNAUDITED)
Revenue
  Test Preparation Services...  $28,322,062   $30,126,340   $ 34,048,260   $  7,856,636   $10,245,019
  Admissions Services.........    4,464,169     5,063,620      4,479,715        794,896     1,678,512
  K-12 Services...............      959,388     5,112,669      5,350,855        685,592     1,195,591
                                -----------   -----------   ------------   ------------   -----------
     Total revenue............   33,745,619    40,302,629     43,878,830      9,337,124    13,119,122
                                -----------   -----------   ------------   ------------   -----------
Cost of revenue
  Test Preparation Services...    9,844,248     9,759,264     11,532,117      2,583,963     3,576,972
  Admissions Services.........    1,672,093     1,469,445        965,226         81,281       331,147
  K-12 Services...............      383,755     1,941,569        966,447        194,527       321,754
                                -----------   -----------   ------------   ------------   -----------
     Total cost of revenue....   11,900,096    13,170,278     13,463,790      2,859,771     4,229,873
                                -----------   -----------   ------------   ------------   -----------
Selling, general and
  administrative expenses
  Test Preparation Services...   14,617,200    15,549,146     24,373,943      5,049,178     6,359,160
  Admissions Services.........    5,270,285     5,816,566     12,002,770      1,665,587     2,876,098
  K-12 Services...............      163,277     4,454,429     10,646,159      1,912,971     2,916,997
  Other corporate.............      909,965     1,433,598      6,446,990        209,317            --
  Depreciation and
     amortization*............    1,069,483     1,561,387      1,770,846        490,535       619,730
                                -----------   -----------   ------------   ------------   -----------
     Total selling, general
       and administrative
       expenses...............   22,030,210    28,815,126     55,240,708      9,327,588    12,771,985
  Test Preparation Services --
     research and
     development..............    1,173,730       878,165        393,469        129,795       116,658
                                -----------   -----------   ------------   ------------   -----------
     Total operating
       expenses...............   23,203,940    29,693,291     55,634,177      9,457,383    12,888,643
                                -----------   -----------   ------------   ------------   -----------
Loss from continuing
  operations..................  $(1,358,417)  $(2,560,940)  $(25,219,137)  $ (2,980,030)  $(3,999,394)
                                ===========   ===========   ============   ============   ===========

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

                                                              DECEMBER 31,
                                                       --------------------------     MARCH 31,
                                                          1999           2000           2001
                                                       -----------    -----------    -----------
                                                                                     (UNAUDITED)
Segment assets
  Test Preparation Services......................      $ 4,476,311    $ 6,187,841    $15,831,132
  Admissions Services............................       41,163,451     11,681,696      9,323,532
  K-12 Services..................................        3,808,307      9,900,436      9,172,580
  Other corporate................................        4,249,488     30,805,100     39,004,638
                                                       -----------    -----------    -----------
     Total assets................................      $53,697,557    $58,575,073    $73,331,882
                                                       ===========    ===========    ===========


---------------
* Approximately $1,061,000 of amortization for the year ended December 31, 2000 was directly allocated to Test Preparation Services ($210,000), Admissions Services ($202,000) and K-12 Services ($649,000). 1998 excludes depreciation and amortization on assets from discontinued operations.

15. SUBSEQUENT EVENTS

     On March 2, 2001, the Company borrowed $17,100,000 under its $25,000,000 line of credit with Reservoir Capital Partners, L.P. and other lenders (see Note
6) for working capital and to facilitate the acquisition of Princeton Review of Boston, Princeton Review of New Jersey and Princeton Review Peninsula.


     On March 2, 2001, the Company acquired the assets of Princeton Review Peninsula, which provided test preparation courses in several counties in California under the Princeton Review name through a franchise agreement with the Company. The Company acquired the operations of Princeton Review Peninsula for a total cash purchase price of approximately $2,650,000, which it financed through borrowings under its credit facilities.



     On March 2, 2001, the Company acquired the assets comprising the businesses of Princeton Review of Boston and Princeton Review of New Jersey for a total purchase price of approximately $13,800,000. Each of these entities provided test preparation courses under The Princeton Review name through one or more franchise agreements with the Company.



     The Company accounted for these acquisitions under the purchase method of accounting, and the results of their operations have been included in the financial statements of the Company from the date of the acquisitions. The excess purchase price over the fair value of the net assets acquired (allocated on a preliminary basis) has been recorded as goodwill. Goodwill resulting from the acquisitions of approximately $15.3 million is being amortized using a straight-line basis over 15 years.

                  THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

     The pro forma unaudited consolidated results of operations, assuming the consummation of the Princeton Review of Boston and Princeton Review of New Jersey acquisition as of January 1, 2000, are as follows (in thousands, except per share data):



                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
                                                                 (UNAUDITED)
Revenues....................................................  $11,886    $15,195
Net income (loss)...........................................    4,609     (2,542)
Net income (loss) attributed to common stockholders.........    4,609     (4,915)
Basic and diluted net income (loss) per share...............  $  0.44    $ (0.32)

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of The Princeton Review of New Jersey, Inc. and
The Princeton Review of Boston, Inc.
Princeton, NJ

     We have audited the accompanying combined balance sheets of The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. as of December 31, 1999 and 2000 and the related combined statements of income, the combined statements of changes in stockholders' equity and the combined statements of cash flows for the years ended December 31, 1999 and 2000. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. as of December 31, 1999 and 2000, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ CARAS & SHULMAN, P.C.
---------------------------------------------------
CARAS & SHULMAN, PC
Certified Public Accountants
Burlington, Massachusetts

February 15, 2001

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                            COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          2000
                                                              ----------    ----------
ASSETS
Current assets
  Cash (Note 1).............................................  $1,020,142    $2,157,690
  Investments (Note 2)......................................          --       516,774
  Prepaid expenses..........................................     226,463       144,062
  Due from affiliates (Note 5)..............................     114,541            --
  Due from officer (Note 5).................................     400,496        49,068
  Due from landlord.........................................      15,711         8,010
  Employee advances.........................................       3,366           708
                                                              ----------    ----------
     Total current assets...................................   1,780,719     2,876,312
                                                              ----------    ----------
Fixed assets (Note 1)
  Furniture and equipment...................................     290,348       321,463
  Motor vehicle.............................................     104,548        75,022
  Leasehold improvements....................................      27,903        27,903
                                                              ----------    ----------
     Total fixed assets.....................................     422,799       424,388
     Less accumulated depreciation (Note 3).................     202,734       238,829
                                                              ----------    ----------
     Net fixed assets.......................................     220,065       185,559
                                                              ----------    ----------
Other assets
Investments, available for sale (Note 2)....................          --        92,884
  Security deposits.........................................      24,660        31,660
  Franchise fees, net of accumulated amortization (Note
     1).....................................................     150,484       131,674
  USMLE course, net of accumulated amortization (Note 1)....      37,958        47,298
  Goodwill, net of accumulated amortization (Note 1)........         503           432
                                                              ----------    ----------
     Total other assets.....................................     213,605       303,948
                                                              ----------    ----------
Total assets................................................  $2,214,389    $3,365,819
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $   84,086    $    8,425
  Accrued payroll...........................................      80,361        86,185
  Accrued expenses..........................................      74,363       214,970
  Employee benefits.........................................      51,409        21,595
  Deferred revenues (Note 1)................................     992,849     1,236,147
  Due to affiliates (Note 5)................................          --        40,337
  Corporate income taxes payable............................      11,124         2,665
  Other current liabilities.................................         164            --
                                                              ----------    ----------
     Total current liabilities..............................   1,294,356     1,610,324
                                                              ----------    ----------
Stockholders' equity
  Common stock, no par value, authorized, issued and
     outstanding 503 and 504 shares, respectively...........       1,203         1,204
  Additional paid-in capital................................     674,579       713,578
  Cumulative comprehensive income (Note 2)..................          --        92,884
  Retained earnings.........................................     244,251       947,829
                                                              ----------    ----------
     Total stockholders' equity.............................     920,033     1,755,495
                                                              ----------    ----------
     Total liabilities and stockholders' equity.............  $2,214,389    $3,365,819
                                                              ==========    ==========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                         COMBINED STATEMENTS OF INCOME
                              FOR THE YEARS ENDED

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                 1999             2000
                                                              -----------      -----------
Revenue.....................................................  $10,344,757      $11,603,275
Cost of services provided...................................    4,958,756        5,132,729
                                                              -----------      -----------
Gross profit................................................    5,386,001        6,470,546
Total operating expenses....................................    3,748,488        4,773,998
                                                              -----------      -----------
Income from operations......................................    1,637,513        1,696,548
Other income (expense)
  Interest income...........................................       55,999          151,238
  Miscellaneous income......................................        2,736           22,130
  Bad debt..................................................      (51,832)         (20,198)
  Loss on sale of fixed asset...............................       (5,816)           9,063
                                                              -----------      -----------
Income before profit sharing plan...........................    1,638,600        1,858,781
Profit sharing plan (Note 7)................................       50,548           50,390
                                                              -----------      -----------
Income before income tax expense............................    1,588,052        1,808,391
Income tax expense (Note 1).................................       18,418           23,497
                                                              -----------      -----------
Net Income..................................................  $ 1,569,634      $ 1,784,894
                                                              ===========      ===========

     If all of the Company's operations had been subject to income taxes, net income would have been as follows (unaudited):

Historical income before taxes..............................  $ 1,588,052       $1,808,391
Provision for taxes.........................................      633,000          723,800
                                                              -----------       ----------
Pro forma net income........................................  $   955,052       $1,084,591
                                                              ===========       ==========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                          COMMON STOCK     ADDITIONAL                  CUMULATIVE
                         ---------------    PAID-IN      RETAINED     COMPREHENSIVE
                         SHARES   AMOUNT    CAPITAL      EARNINGS        INCOME          TOTAL
                         ------   ------   ----------   -----------   -------------   -----------
Balance, December 31,
  1998.................   502     $1,202    $647,780    $    65,025           --      $   714,007
Net income.............    --        --           --      1,569,634           --        1,569,634
Stockholder
  distributions........    --        --           --     (1,390,408)          --       (1,390,408)
Common stock
  issuance.............     1         1       26,799             --           --           26,800
                          ---     ------    --------    -----------     --------      -----------
Balance, December 31,
  1999.................   503     1,203      674,579        244,251           --          920,033
Net income.............    --        --           --      1,784,894           --        1,784,894
Stockholder
  distributions........    --        --           --     (1,081,316)          --       (1,081,316)
Common stock
  issuance.............     1         1       38,999             --           --           39,000
Unrealized holding
  gains arising during
  period...............    --        --           --             --     $ 92,884           92,884
                          ---     ------    --------    -----------     --------      -----------
Balance, December 31,
  2000.................   504     $1,204    $713,578    $   947,829     $ 92,884      $ 1,755,495
                          ===     ======    ========    ===========     ========      ===========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             FOR THE PERIODS ENDED

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999           2000
                                                              -----------    -----------
Cash provided by (used for) operating activities
  Net income................................................  $ 1,569,634    $ 1,784,894
  Items not affecting cash
     Depreciation and amortization..........................       78,936         84,725
     Loss on sale of fixed assets...........................        5,816         (9,063)
     Bad debt...............................................       51,832         20,198
  Changes in current assets and liabilities
     Other current assets...................................     (168,821)        64,097
     Other current liabilities..............................      403,635        284,096
                                                              -----------    -----------
Cash provided by operating activities.......................    1,941,032      2,228,947
                                                              -----------    -----------
Cash provided by (used for) investing activities
  Cash paid for investments.................................           --       (516,774)
  Acquisition of fixed assets...............................      (60,188)       (31,115)
  Acquisition of intangible assets..........................           --        (13,500)
  Advances to affiliates....................................      (84,391)       154,878
  Proceeds from sale of fixed assets........................           --         13,000
  Deposits..................................................           --         (7,000)
                                                              -----------    -----------
Cash used for investing activities..........................     (144,579)      (400,511)
                                                              -----------    -----------
Cash provided by (used for) financing activities
  Officer loans.............................................     (391,885)       351,428
  Stockholder distributions.................................   (1,390,408)    (1,081,316)
  Common stock issuance.....................................            1              1
  Additional paid-in capital................................       26,799         38,999
                                                              -----------    -----------
Cash provided by (used for) financing activities............   (1,755,493)      (690,888)
                                                              -----------    -----------
Increase in cash............................................       40,960      1,137,548
Cash, beginning of period...................................      979,182      1,020,142
                                                              -----------    -----------
Cash, end of period.........................................  $ 1,020,142    $ 2,157,690
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

NOTE 1 -- ACCOUNTING POLICIES

     A summary of the significant accounting policies applied on a consistent basis by The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. (the "Companies") in the preparation of the accompanying combined financial statements is set forth below:

          Nature of Operations -- the Companies provide test preparation review courses to individuals in the New Jersey and Boston area who are pursuing entrance into a college or university.

          Use of Estimates -- the preparation of combined financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the combined financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

          Cash and Cash Equivalents -- the Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

          The Companies maintain cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Companies' accounts at these institutions may, at times, exceed the federally insured limits. The Companies have not experienced any losses in such accounts.

          Investments -- investments in which the Companies have less than a 20% interest are carried at cost adjusted for the Companies' proportionate share of their undistributed earnings and losses.

          The Companies' securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet date in current assets, with the change in fair value during the period included in earnings.

          Securities investments that the Companies have the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost in investments and other assets. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available for sale securities are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

          Deferred Revenue -- the Companies recognize tuition revenue collected from students at the time the courses are conducted.

          Fixed Assets -- all fixed assets are stated at cost. Major additions and improvements are charged to the property accounts; while replacements, maintenance or repairs that do not improve or extend the life of the respective assets are expensed in the year incurred. Fully depreciated assets are retained in property and equipment until they are removed from service. Fully depreciated assets as of December 31, 1999 and 2000, were approximately $61,700 and $78,900, respectively.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          Realization of Long-Lived Assets -- in March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. It is the Companies' policy to review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be fully recoverable.

          Depreciation -- depreciation is computed by the straight-line method. The estimated useful life of each class of assets is as follows:

        ASSETS                                          LIFE IN YEARS
        ------                                          -------------
        Furniture and equipment.......................         5-7
        Motor vehicles................................           5
        Leasehold improvements........................     31.5-39

          For the years ended December 31, 1999 and 2000, depreciation expense totaled $56,795 and $61,684, respectively.

          Unamortized Costs -- the Companies are amortizing the cost of an USMLE course over the life of the agreement. Amortization expense charged to operations for the years ended December 31, 1999 and 2000, was $3,260 and $4,160, respectively.

          Franchise Fees -- the Companies are amortizing the cost of franchising fees over the life of the agreements. Amortization expense charged to operations for the years ended December 31, 1999 and 2000, totaled $18,810 each year.

          Goodwill -- the Companies are amortizing the cost of goodwill over a 14-year period. Amortization expense charged to operations for the years ended December 31, 1999 and 2000, totaled $71 each year.

          Income Taxes -- effective January 1, 1988, the Companies elected to be taxed as Subchapter S corporations under Section 1362 of the Internal Revenue Code. As a result of this election, the Companies are no longer subject to corporate level income taxes, and the future obligation for income taxes are the responsibility of the shareholders. The Companies are responsible for certain state excise taxes and income taxes when revenue exceeds specified levels.

          For the years ended December 31, 1999 and 2000, a provision was recorded for state taxes totaling $18,418 and $23,497, respectively.

NOTE 2 -- INVESTMENTS

     The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. had a minority interest in Princeton Review Publishing, LLC, a publisher of books and software products. The investment was carried at cost, adjusted for the Companies' proportionate share of its undistributed earnings or losses. At December 31, 1999, there was no cost or accumulated earnings associated with this investment. On March 30, 2000, The Princeton Review of New Jersey, Inc. and The Princeton Review of Boston, Inc. purchased an additional
131.83 units in Princeton Review Publishing, LLC, respectively, for a total cost of $516,774. Effective April 1, 2000, these membership units were converted into 442,247 shares of Class B non-voting common stock of The Princeton Review, Inc.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Investments in securities are summarized as follows at December 31:

                                                  GROSS         GROSS
                                                UNREALIZED    UNREALIZED      FAIR
                                                   GAIN          LOSS        VALUE
                                                ----------    ----------    --------
Available-for-sale Securities:
  2000 Mutual Funds...........................   $ 92,884         --        $ 92,884
                                                 ========        ===        ========

     Other comprehensive income for the year ended December 31, 2000 includes an unrealized holding gain on available-for-sale securities of $92,884. The before-tax and after-tax amount of unrealized holding gains included in accumulated comprehensive income is as follows, for the year ended December 31:

                                                   BEFORE     TAX EXPENSE     AFTER
2000                                                TAX        (NOTE 1)        TAX
----                                              --------    -----------    --------
Unrealized holding gains........................  $ 92,884         --        $ 92,884
                                                  ========        ===        ========

NOTE 3 -- ACCUMULATED DEPRECIATION

     Breakdown of accumulated depreciation by each asset class was as follows:

                                                                           DECEMBER 31,
                                                               ------------------------------------
                                                                    1999                 2000
                                                                    ----                 ----
Furniture and equipment.....................................   $       146,726      $       198,966
Motor vehicles..............................................            51,207               34,269
Leasehold improvements......................................             4,801                5,594
                                                               ---------------      ---------------
Total.......................................................   $       202,734      $       238,829
                                                               ===============      ===============

NOTE 4 -- LEASING ARRANGEMENTS

  Operating Leases

     The Companies lease certain operating facilities and vehicles under terms of operating leases expiring in years through 2007. For the years ended December 31, 1999 and 2000, lease expenses under terms of these operating leases totaled $194,234 and $230,601, respectively.

     Future minimum lease payments under noncancellable operating leases, by year and in aggregate, are as follows:

                        YEAR ENDING DECEMBER 31,
                        ------------------------
2001........................................................  $  250,688
2002........................................................     208,575
2003........................................................     172,685
2004........................................................     126,778
2005 and thereafter.........................................     290,509
                                                              ----------
Total future minimum lease payments.........................  $1,049,235
                                                              ==========

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Companies entered into several related party transactions with other franchisees, parties that share common ownership and management. The advances are payable on demand and do not carry a stated interest rate.

     Due from affiliates consisted of the following:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        2000
                                                                --------    --------
Princeton Review of Hawaii..................................    $ 49,442    $(14,584)
Princeton Review of Quebec..................................      65,099     (25,753)
                                                                --------    --------
Total.......................................................    $114,541    $(40,337)
                                                                ========    ========

     Fees of $13,500 and $15,000 from The Princeton Review of Hawaii and The Princeton Review of Quebec were recorded for management services in December 31, 1999 and 2000, respectively.

     Due from (to) officers consisted of the following:

                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1999       2000
                                                                --------    -------
Rob Cohen...................................................    $429,241    $ 1,741
Matt Rosenthal..............................................     (28,745)    33,360
Joel Rubin..................................................          --     13,967
                                                                --------    -------
Total.......................................................    $400,496    $49,068
                                                                ========    =======

NOTE 6 -- STOCKHOLDERS' EQUITY

     As of December 31, 1999, 1 share of common stock was issued to an employee of The Princeton Review of New Jersey, Inc. Total issue price of the stock was $26,880.

     As of December 31, 2000, 1 share of common stock was issued to an employee of The Princeton Review of New Jersey, Inc. Total issue price of the stock was $39,000.

NOTE 7 -- PROFIT SHARING PLAN

     The Companies maintain a profit sharing plan covering substantially all employees. The amount of contribution is discretionary and is limited by aggregate compensation of participants during the year. For the years ended December 31, 1999 and 2000, the profit sharing contribution totaled $50,548, and $50,390, respectively.

NOTE 8 -- RETAINED EARNINGS

     The Companies elected to be treated as Subchapter S corporations as of January 1, 1988. Shareholders account for their share of income on their applicable individual income tax returns.

                  THE PRINCETON REVIEW OF NEW JERSEY, INC. AND
                      THE PRINCETON REVIEW OF BOSTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Retained earnings was comprised of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          2000
                                                              -----------   ----------
C corporation deficit.......................................  $   (19,482)  $  (19,482)
                                                              -----------   ----------
S corporation
Accumulated adjustments, beginning..........................       84,507      263,733
  Net income................................................    1,569,634    1,784,894
  Stockholder distributions.................................   (1,390,408)  (1,081,316)
                                                              -----------   ----------
Accumulated adjustments, ending.............................      263,733      967,311
                                                              -----------   ----------
Total retained earnings.....................................  $   244,251   $  947,829
                                                              ===========   ==========

NOTE 9 -- SUPPLEMENTAL DISCLOSURE ON CASH FLOW INFORMATION

     The Companies made the following payments for income taxes:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999     2000
                                                              ------   -------
Income Taxes................................................  $7,504   $26,336
                                                              ======   =======

NOTE 10 -- SUBSEQUENT EVENT

     The Companies entered into an agreement dated May 30, 2000 with Princeton Review Operations, LLC for the sale of most of the assets of the Companies. The agreement provides the purchaser with an option to buy the Companies' assets upon the initial public offering of Princeton Review Operations, LLC affiliate, The Princeton Review, Inc. by December 31, 2000. On December 14, 2000, the parties amended the original agreement to permit the exercise of the option before an initial public offering took place. On that day, Princeton Review Operations, LLC exercised the option with a closing to take place within ninety days.

     Simultaneously, upon the sale of most of the assets of the Companies, a shareholder of The Princeton Review of New Jersey, Inc. will acquire 1% of the Companies. The cost of acquisition will be based on 5% of retained earnings and additional paid in capital as of the closing date.

                              [Inside Back Cover]


     At the top left is the Princeton Review logo. Below the logo in the center of the page are the words "Better Scores" and "Better Schools." In the center of the page is a color photograph of three students holding books and notebooks.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,400,000 SHARES

                          [THE PRINCETON REVIEW LOGO]
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                    JPMORGAN

                           U.S. BANCORP PIPER JAFFRAY
                             LEGG MASON WOOD WALKER
                                   INCORPORATED

                            ------------------------

                                            , 2001

                            ------------------------

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until             , 2001, all dealers that buy, sell or trade in our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the expenses payable by The Princeton Review in connection with this offering (excluding underwriting discounts and commissions):


NATURE OF EXPENSE                                               AMOUNT
-----------------                                             ----------
SEC Registration Fee........................................  $   21,313
NASD Filing Fee.............................................       8,573
Nasdaq National Market Listing Fee..........................      95,000
Accounting Fees and Expenses................................     900,000
Legal Fees and Expenses.....................................   1,200,000
Printing Expenses...........................................     400,000
Blue Sky Qualification Fees and Expenses....................       7,500
Transfer Agent's Fee........................................      15,000
Miscellaneous...............................................     252,614
                                                              ----------
     Total..................................................  $2,900,000
                                                              ==========


---------------
(1) The amounts set forth above, except for the SEC, NASD and Nasdaq National Market Listing fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

     The Princeton Review's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is expressly forbidden by the DGCL, as it now exists or is later amended.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent of the corporation. The statue provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Princeton Review's certificate of incorporation requires The Princeton Review to indemnify to the fullest extent authorized or permitted by the DGCL (as it existed at the time of the adoption of the certificate of incorporation, or, if the DGCL is later amended to permit broader indemnification, as so amended) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was a director or officer of The Princeton Review, or is or was serving at the request of The Princeton Review as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent. The Princeton Review is only required to indemnify any such person seeking indemnification in connection with an action initiated by such person if such action was authorized by the board of directors. The certificate of incorporation also provides that The Princeton Review must advance expenses to a director of officer in advance of the final disposition of the matter with respect to which such expenses are being advanced upon receipt of an undertaking, if such undertaking is required by the DGCL, by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by The Princeton Review. The certificate of incorporation further states that The Princeton Review may, by action of the board of directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing provisions relating to directors and officers.

     The certificate of incorporation provides that the rights to indemnification and advancement of expenses conferred by it are not exclusive of any other right that any person may have or acquire under any statute, any amendment to the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The Princeton Review maintains directors and officers liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a description of our sales of unregistered securities for the last three years. All share and per share amounts of common stock have been adjusted to reflect a .846-for-one reverse common stock split effected on November 16, 2000.

     (1) On December 14, 2000, we issued warrants to purchase a total of 250,000 shares of common stock at an exercise price of $0.01 per share to the six lenders party to a loan agreement between us and Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus Executive Fund, L.P. If the borrowings remain outstanding on December 14, 2001, these warrants will be exercisable for an additional 275,000 shares, and if borrowings remain outstanding on December 14, 2002, these warrants will be exercisable for an additional 400,000 shares. Upon consummation of this offering, the outstanding 250,000 warrants will automatically convert into common stock in a cashless exercise at the exercise price of $0.01 per share. Assuming an initial public offering price of $12.00 per share, the outstanding warrants will be automatically exercised for a total of 249,792 shares of common stock. We received no proceeds from the issuance of these warrants and will receive no proceeds from their conversion upon consummation of this offering. We issued these warrants in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.

     (2) On June 2, 2000, we issued two warrants in connection with the settlement of a lawsuit against us. One warrant was issued to the plaintiff, and the other warrant was issued to the plaintiff's law firm. Together the warrants are exercisable for such number of shares of our common stock as is obtained by dividing $1.2 million by the initial public offering price of our common stock, at an exercise price equal to the initial public offering price of our common stock. We received no proceeds from the issuance of these warrants and may receive aggregate proceeds of up to $1.2 million from their exercise. We issued these warrants in reliance on the exemption provided by
         Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.

     (3) On April 27, 2000, we sold a total of 35,008 shares of Series A preferred stock to The Atkins Family Trust, Ajax Capital, LLC and Howard A. Tullman, who is also one of our directors. These shares were sold at a purchase price of $7.27 per share, and we received approximately $254,530.00 in aggregate gross proceeds paid in cash. We issued these shares of Series A preferred stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.


     (4) On April 18, 2000, we sold a total of 3,713,540 shares of Series A preferred stock to SGC Capital Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus Executive Fund, L.P. These shares were sold at a purchase price of $7.27 per share. We received approximately
         $27.0 million in aggregate gross proceeds paid in cash. We issued these shares of Series A preferred stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.


     (5) On April 18, 2000, we issued a total of 917,204 shares of Class B non-voting common stock to 65 employees and one of our directors in connection with their giving up certain rights under our previously existing Phantom Stock and Stock Appreciation Rights Plans. For purposes of these transactions, we valued our stock at $7.39 per share, and we issued these shares pursuant to our 2000 Stock Incentive Plan. We received no proceeds from these issuances. We issued 250,492 of these shares of Class B non-voting common stock in reliance on the exemption from registration provided by Rule 701 promulgated under
         Section 3(b) of the Securities Act of 1933 as transactions pursuant to compensatory benefit plans or contracts relating to compensation. We issued the remaining 666,712 of these shares of Class B non-voting common stock in reliance on the exemption from registration provided by
         Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.


     (6) Since April 1, 2000, we have granted options to our employees and directors exercisable for a total of 1,671,249 shares of our Class B non-voting common stock at exercise prices ranging from $1.73 to $11.00 per share. We granted each of these options pursuant to our 2000 Stock Incentive Plan. We received no proceeds from these issuances. Since April 1, 2000, we have issued 1,863 shares of our Class B non-voting common stock upon exercise of options, for total proceeds of approximately $4,000. We issued all of these securities in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.


     (7) On April 1, 2000, we issued a total of 12,561,986 shares of our Class A common stock and 1,820,025 shares of our Class B non-voting common stock to all 22 of our previous equity holders in connection with the consummation of our corporate restructuring. These shares were issued in exchange for equity interests in our predecessor corporation and our LLC subsidiaries. For purposes of these transactions, we valued our stock at $7.39 per share. We received no proceeds from the exchange of the shares, but we received aggregate proceeds of approximately
         $1.1 million from the exercise of preemptive rights by our franchisees in relation to the restructuring. We issued these shares of Class A common stock and Class B non-voting common stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.

     (8) The following table lists the dates, amounts and proceeds of all sales of Phantom Stock Units before our Phantom Stock Plan was terminated on April 18, 2000. The per-unit prices set forth in the following table have been adjusted to reflect our restructuring consummated on April 1, 2000 and our .846-for-one common stock split effected on November 16, 2000. We issued these Phantom Stock Units to our employees, consultants and directors in reliance on the exemption from registration provided by Rule 701 as transactions pursuant to compensatory benefit plans or contracts relating to compensation.

              1998                                1999                                2000
---------------------------------   ---------------------------------   ---------------------------------
NUMBER OF   PRICE PER   AGGREGATE   NUMBER OF   PRICE PER   AGGREGATE   NUMBER OF   PRICE PER   AGGREGATE
PSUS SOLD     UNIT      PROCEEDS    PSUS SOLD     UNIT      PROCEEDS    PSUS SOLD     UNIT      PROCEEDS
---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
 20,660       $2.60      $53,724     14,755       $2.96      $43,600     31,972       $5.32     $170,060
 15,499        2.96       45,800     12,622        5.32       67,140         --          --           --

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1**     Form of Underwriting Agreement.
 2.1**     Conversion and Contribution Agreement, dated as of March 31,
           2000, by and among The Princeton Review, Inc., the
           Non-Voting Members of Princeton Review Publishing LLC, John
           S. Katzman and TPR Holdings, Inc.
 2.2**     RH Contribution Agreement, dated as of March 31, 2000, by
           and among Random House TPR, Inc., Random House, Inc., The
           Princeton Review, Inc., John S. Katzman, and TPR Holdings,
           Inc.
 2.3**     TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons
           listed on Schedule I attached to the agreement and TPR
           Holdings, Inc.
 2.4**     Option Agreement, dated as of May 30, 2000, by and among
           Princeton Review Operations, LLC, Princeton Review of
           Boston, Inc. and Princeton Review of New Jersey, Inc.
 2.5**     Option Agreement Amendment, dated as of December 14, 2000, by and between Princeton Review Operations, LLC, Princeton
           Review of Boston, Inc. and Princeton Review of New Jersey,
           Inc.
 2.6**     Option Agreement, dated as of October 18, 2000, by and among
           Princeton Review Operations, LLC, T.S.T.S., Inc., Robert O.
           Case and Kevin D. Campbell.
 2.7**     Option Agreement, dated as of December 15, 2000, by and
           between Princeton Review Operations, LLC and The Princeton
           Review Peninsula, Inc.
 2.8**     Asset Purchase Agreement, dated as of January 18, 2001, by and among Princeton Review Boston, Inc., Princeton Review
           New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal,
           Princeton Review Operations, LLC, and Princeton Review
           Management, LLC.
 2.8.1**   Closing Agreement, dated as of March 2, 2001, by and among
           Princeton Review of Boston, Inc., Princeton Review of New
           Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton
           Review Operations, LLC and Princeton Review Management, LLC.
 2.9**     Promissory Note, dated as of March 2, 2001, made by
           Princeton Review Operations, LLC in favor of Princeton
           Review of Boston, Inc., in the principal amount of
           $3,125,000.
 2.10**    Promissory Note, dated as of March 2, 2001, made by
           Princeton Review Operations, LLC in favor of Princeton
           Review of Boston, Inc., in the principal amount of $500,000.
 2.11**    Asset Purchase Agreement, dated as of March 6, 2001, by and among The Princeton Review Peninsula, Inc., the Hirsch
           Living Trust, Pamela N. Hirsch, Myles E. Hirsch, Frederick
           Sliter, Princeton Review Operations, LLC and Princeton
           Review Management, LLC.
 3.1**     Restated Certificate of Incorporation.
 3.1.1**   Amendment to Restated Certificate of Incorporation.
 3.1.2**   Form of Amended and Restated Certificate of Incorporation,
           to be filed prior to the closing of the offering made under this Registration Statement.
 3.3**     By-laws.
 3.3.1**   Form of Amended and Restated By-laws, to be adopted prior to the closing of the offering made under this Registration
           Statement.
 4.1**     Form of Specimen Common Stock Certificate.
 5.1**     Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
           validity of the securities being offered.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1**     Stockholders Agreement, dated as of April 1, 2000, by and
           among The Princeton Review, Inc., and its stockholders.
10.2**     Stock Purchase Agreement, dated April 18, 2000, by and among
           The Princeton Review, Inc., SG Capital Partners LLC, Olympus
           Growth Fund III, L.P. and Olympus Executive Fund, L.P.
10.3**     Joinder Agreement, dated April 18, 2000, to the Stockholders
           Agreement dated April 1, 2000, among stockholders of The
           Princeton Review, Inc.
10.4**     Investor Rights Agreement, dated April 18, 2000, by and
           among The Princeton Review, Inc., SG Capital Partners LLC,
           Olympus Growth Fund III, L.P. and Olympus Executive Fund,
           L.P.
10.5**     The Princeton Review, Inc. 2000 Stock Incentive Plan, March
           2000.
10.5.1**   Amendment to The Princeton Review, Inc. 2000 Stock Incentive
           Plan.
10.6**     Form of Incentive Stock Option Agreement.
10.7**     Letter Agreement, dated August 17, 1999, by and between
           Princeton Review Operations, LLC and The Chase Manhattan
           Bank.
10.7.1**   Amendment to Letter Agreement, dated September 26, 2000, by and between Princeton Review Operations, LLC and The Chase
           Manhattan Bank.
10.8**     Master Service Agreement, dated June 16, 1999, by and
           between Frontier Global Center and The Princeton Review,
           Inc.
10.9**     Addendum to Master Service Agreement, dated June 18, 1999.
10.10**    Software Purchase Agreement, dated as of June 23, 1998, by and between Learning Company Properties and Princeton Review
           Publishing, LLC.
10.11**    The Princeton Review Executive Compensation Policy
           Statement.
10.12**    Office Lease, dated as of April 23, 1992, as amended, by and between The Princeton Review, Inc. and 2316 Broadway Realty
           Co.
10.13**    Amendment to Office Lease, dated December 9, 1993.
10.14**    Second Amendment to Office Lease, dated February 6, 1995.
10.15**    Third Amendment to Office Lease, dated April 2, 1996.
10.16**    Fourth Amendment to Office Lease, dated July 10, 1998.
10.17**    Employment Agreement, dated as of August 7, 2000, by and
           between The Princeton Review, Inc. and John S. Katzman.
10.18**    Employment Agreement, dated as of April 27, 2000, by and
           between The Princeton Review, Inc. and Mark Chernis.
10.18.1**  Amendment to Employment Agreement, dated as of March 12,
           2001, by and between The Princeton Review, Inc. and Mark
           Chernis.
10.19**    Employment Agreement, dated as of April 1, 2000, by and
           between The Princeton Review, Inc. and Stephen Melvin.
10.20**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Stephen
           Quattrociocchi.
10.21**    Employment Agreement, dated as of April 18, 2000, by and
           between The Princeton Review, Inc. and Evan Schnittman.
10.22**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Linda Nessim-Rubin.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.23**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Bruce Task.
10.23.1**  Amendment to Employment Agreement, dated as of March 12,
           2001, by and between The Princeton Review, Inc. and Bruce
           Task.
10.24**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Steven Hodas.
10.25**    Employment Agreement, dated as of April 28, 2000, by and
           between The Princeton Review, Inc. and Peter Taylor.
10.26**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Mark Chernis.
10.27**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Steven Hodas.
10.28**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Richard Katzman.
10.29**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Stephen Melvin.
10.30**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Linda Nessim-Rubin.
10.31**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Stephen Quattrociocchi.
10.32**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Evan Schnittman.
10.33**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Peter Taylor.
10.34**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Bruce Task.
10.35**    Office Lease by and between The Rector, Church-Wardens and
           Vestrymen of Trinity Church in the City of New York, as
           Landlord, and Princeton Review Publishing, LLC, as Tenant.
10.36+**   Agreement, dated September 1, 1998, by and between The
           Educational and Professional Publishing Group, a unit of the
           McGraw-Hill Companies, Inc., and Princeton Review
           Publishing, LLC.
10.37**    Franchise Agreement, dated as of June 14, 1986, by and
           between The Princeton Review Management Corp. and Robert
           Cohen (Princeton Review of New Jersey).
10.38**    Franchise Agreement, dated as of June 14, 1986, by and
           between The Princeton Review Management Corp. and Matthew
           Rosenthal (Princeton Review of Boston).
10.39**    Franchise Agreement, dated as of July 1, 1986, by and
           between The Princeton Review Management Corp. and Lloyd Eric
           Cotsen (Lecomp Company, Inc.).
10.40**    Franchise Agreement, dated as of September 13, 1986, by and between The Princeton Review Management Corp. and Robert
           Case, Richard McDugald and Kevin Campbell (Test Services,
           Inc.).
10.41**    Addendum to the Franchise Agreement, dated as of May 31,
           1995, by and between The Princeton Review Management Corp.
           and the persons and entities listed on the Franchisee
           Joinders.
10.42**    Formation Agreement, dated as of May 31, 1995, by and among
           The Princeton Review Publishing Company, LLC., The Princeton
           Review Publishing Co., Inc., the Princeton Review Management
           Corp. and the independent franchisees.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.43**    Distance Learning Waiver, dated as of May 30, 2000, by and among Princeton Review Management, LLC and Princeton Review of New Jersey, Inc. and Princeton Review of Boston, Inc.
10.44**    Distance Learning Waiver, dated as of June 21, 2000, by and between Princeton Review Management, LLC and Lecomp, Inc.
10.45**    Pledge and Security Agreement, dated as of September 19,
           2000, by and between Steven Hodas and The Princeton Review,
           Inc.
10.46**    Promissory Note, dated as of September 19, 2000, made by
           Steven Hodas in favor of The Princeton Review, Inc.
10.47**    Commitment Letter, dated as of September 20, 2000, by and
           between Excel Bank, N.A. and The Princeton Review, Inc.,
           with respect to $4,500,000 line of credit.
10.48**    Promissory Note, dated as of October 27, 2000, made by The
           Princeton Review, Inc. in favor of Excel Bank, N.A., in the principal amount of $4,500,000.
10.49**    Security Agreement, dated as of October 27, 2000, executed by The Princeton Review, Inc. for the benefit of Excel Bank,
           N.A.
10.50**    Form of Guaranty, dated as of October 27, 2000, made by each of Princeton Review Management, L.L.C., Princeton Review
           Products, L.L.C., Princeton Review Operations, L.L.C. and
           Princeton Review Publishing, L.L.C., for the benefit of
           Excel Bank, N.A.
10.51**    Form of Subsidiary Security Agreement, dated as of October
           27, 2000, made by each of Princeton Review Management,
           L.L.C., Princeton Review Products, L.L.C., Princeton Review
           Operations, L.L.C. and Princeton Review Publishing, L.L.C.,
           for the benefit of Excel Bank, N.A.
10.52**    Distance Learning Waiver, dated as of October 18, 2000, by and between Princeton Review Management, LLC and T.S.T.S.,
           Inc.
10.53**    Loan Agreement, dated as of December 14, 2000, by and among
           The Princeton Review, Inc. and its operating subsidiary
           limited liability companies, Reservoir Capital Partners,
           L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital
           Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund
           III, L.P. and Olympus Executive Fund, L.P.
10.54**    Security Agreement, dated as of December 14, 2000, by and
           among The Princeton Review, Inc. and its operating
           subsidiary limited liability companies and Reservoir Capital
           Partners, L.P.
10.55**    Warrant Agreement, dated as of December 14, 2000, by and
           among The Princeton Review, Inc., Reservoir Capital
           Partners, L.P., Reservoir Capital Associates, L.P.,
           Reservoir Capital Master Fund, L.P., SGC Partners II, LLC,
           Olympus Growth Fund III, L.P. and Olympus Executive Fund,
           L.P.
10.56**    Subordination Agreement, dated as of December 14, 2000, by and among The Princeton Review, Inc. and its operating
           subsidiary limited liability companies, Excel Bank, N.A.,
           Reservoir Capital Partners, L.P., Reservoir Capital
           Associates, L.P., Reservoir Capital Master Fund, L.P., SGC
           Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus
           Executive Fund, L.P.
10.57**    Standard Form of Agreement, dated as of August 1, 2000, by and between Princeton Review Publishing, LLC and IBEX
           Construction, LLC.
10.58**    Employment Agreement, dated as of March 2, 2001, by and
           between The Princeton Review, Inc. and Robert Cohen.
16.1**     Letter re: change in certifying accountant.
21.1**     Subsidiaries of the Registrant.
23.1**     Consent of Patterson, Belknap, Webb & Tyler LLP (included in
           Exhibit 5.1 hereto).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
23.2       Consent of Ernst & Young LLP.
23.3       Consent of Caras & Shulman, PC.
24.1**     Powers of Attorney (included on the signature pages hereto).
27.1**     Financial Data Schedule.
27.2**     Financial Data Schedule.


---------------
** Previously filed.

+ Confidential portions of this document are omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

(b)  FINANCIAL STATEMENT SCHEDULES (SEE PAGES S-1 AND S-2).

   Report of Independent Auditors on Financial Statement Schedule

   Schedule II -- Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Princeton Review, Inc. pursuant to the foregoing provisions, or otherwise, The Princeton Review, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by The Princeton Review, Inc. of expenses incurred or paid by a director, officer, or a controlling person of The Princeton Review, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Princeton Review, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes that:

          a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by The Princeton Review, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Princeton Review, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 11, 2001.


                                          THE PRINCETON REVIEW, INC.

                                          By: /s/    JOHN S. KATZMAN
                                            ------------------------------------
                                              Name:  John S. Katzman
                                              Title:   Chairman and Chief
                                                       Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

                /s/ JOHN S. KATZMAN                  Chairman and Chief Executive         May 11, 2001
---------------------------------------------------    Officer (Principal Executive
                  John S. Katzman                      Officer)

                /s/ STEPHEN MELVIN                   Chief Financial Officer (Principal   May 11, 2001
---------------------------------------------------    Financial and Accounting Officer)
                  Stephen Melvin

                         *                           Director                             May 11, 2001
---------------------------------------------------
                  Richard Katzman

                         *                           Director                             May 11, 2001
---------------------------------------------------
                  V. Frank Pottow

                         *                           Director                             May 11, 2001
---------------------------------------------------
                   John C. Reid

                         *                           Director                             May 11, 2001
---------------------------------------------------
                  Richard Sarnoff

                         *                           Director                             May 11, 2001
---------------------------------------------------
                Sheree T. Speakman

                         *                           Director                             May 11, 2001
---------------------------------------------------
                 Howard A. Tullman


*By: /s/   STEPHEN MELVIN
     ------------------------------
             Stephen Melvin
            Attorney-in-fact

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of The Princeton Review, Inc. and Subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and redeemable stock and cash flows for each of the three years in the period ended December 31, 2000 and have issued our report thereon dated March 12, 2001. Our audits also included the consolidated financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

New York, New York
March 12, 2001

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000



                                               BALANCE AT    ADDITIONS     DEDUCTIONS    BALANCE AT
                                               BEGINNING     CHARGED TO       FROM         END OF
                                               OF PERIOD      EXPENSE      ALLOWANCE       PERIOD
                                               ----------    ----------    ----------    ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year Ended December 31, 1998.................  $1,119,962     $482,670      $932,181      $670,451
Year Ended December 31, 1999.................     670,451      392,479       342,747       720,183
Year Ended December 31, 2000.................     720,183      515,268       470,106       765,345

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
 1.1**     Form of Underwriting Agreement.
 2.1**     Conversion and Contribution Agreement, dated as of March 31,
           2000, by and among The Princeton Review, Inc., the
           Non-Voting Members of Princeton Review Publishing LLC, John
           S. Katzman and TPR Holdings, Inc.
 2.2**     RH Contribution Agreement, dated as of March 31, 2000, by
           and among Random House TPR, Inc., Random House, Inc., The
           Princeton Review, Inc., John S. Katzman, and TPR Holdings,
           Inc.
 2.3**     TPR Contribution Agreement, dated as of March 31, 2000, by and among The Princeton Review, Inc., each of the persons
           listed on Schedule I attached to the agreement and TPR
           Holdings, Inc.
 2.4**     Option Agreement, dated as of May 30, 2000, by and among
           Princeton Review Operations, LLC, Princeton Review of
           Boston, Inc. and Princeton Review of New Jersey, Inc.
 2.5**     Option Agreement Amendment, dated as of December 14, 2000, by and between Princeton Review Operations, LLC, Princeton
           Review of Boston, Inc. and Princeton Review of New Jersey,
           Inc.
 2.6**     Option Agreement, dated as of October 18, 2000, by and among
           Princeton Review Operations, LLC, T.S.T.S., Inc., Robert O.
           Case and Kevin D. Campbell.
 2.7**     Option Agreement, dated as of December 15, 2000, by and
           between Princeton Review Operations, LLC and The Princeton
           Review Peninsula, Inc.
 2.8**     Asset Purchase Agreement, dated as of January 18, 2001 by
           and among Princeton Review Boston, Inc., Princeton Review
           New Jersey, Inc., Robert L. Cohen, Matthew Rosenthal,
           Princeton Review Operations, LLC, and Princeton Review
           Management, LLC.
 2.8.1**   Closing Agreement, dated as of March 2, 2001, by and among
           Princeton Review of Boston, Inc., Princeton Review of New
           Jersey, Inc., Robert L. Cohen, Matthew Rosenthal, Princeton
           Review Operations, LLC and Princeton Review Management, LLC.
 2.9**     Promissory Note, dated as of March 2, 2001, made by
           Princeton Review Operations, LLC in favor of Princeton
           Review of Boston, Inc., in the principal amount of
           $3,125,000.
 2.10**    Promissory Note, dated as of March 2, 2001, made by
           Princeton Review Operations, LLC in favor of Princeton
           Review of Boston, Inc., in the principal amount of $500,000.
 2.11**    Asset Purchase Agreement, dated as of March 6, 2001 by and among The Princeton Review Peninsula, Inc., the Hirsch
           Living Trust, Pamela N. Hirsch, Myles E. Hirsch, Frederick
           Sliter, Princeton Review Operations, LLC and Princeton
           Review Management, LLC.
 3.1**     Restated Certificate of Incorporation.
 3.1.1**   Amendment to Restated Certificate of Incorporation.
 3.1.2**   Form of Amended and Restated Certificate of Incorporation,
           to be filed prior to the closing of the offering made under this Registration Statement.
 3.3**     By-laws.
 3.3.1**   Form of Amended and Restated By-laws, to be adopted prior to the closing of the offering made under this Registration
           Statement.
 4.1**     Form of Specimen Common Stock Certificate.

EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
 5.1**     Opinion of Patterson, Belknap, Webb & Tyler LLP as to the
           validity of the securities being offered.
10.1**     Stockholders Agreement, dated as of April 1, 2000, by and
           among The Princeton Review, Inc., and its stockholders.
10.2**     Stock Purchase Agreement, dated April 18, 2000, by and among
           The Princeton Review, Inc., SG Capital Partners LLC, Olympus
           Growth Fund III, L.P. and Olympus Executive Fund, L.P.
10.3**     Joinder Agreement, dated April 18, 2000, to the Stockholders
           Agreement dated April 1, 2000, among stockholders of The
           Princeton Review, Inc.
10.4**     Investor Rights Agreement, dated April 18, 2000, by and
           among The Princeton Review, Inc., SG Capital Partners LLC,
           Olympus Growth Fund III, L.P. and Olympus Executive Fund,
           L.P.
10.5**     The Princeton Review, Inc. 2000 Stock Incentive Plan, March
           2000.
10.5.1**   Amendment to The Princeton Review, Inc. 2000 Stock Incentive
           Plan.
10.6**     Form of Incentive Stock Option Agreement.
10.7**     Letter Agreement, dated August 17, 1999, by and between
           Princeton Review Operations, LLC and The Chase Manhattan
           Bank.
10.7.1**   Amendment to Letter Agreement, dated September 26, 2000, by and between Princeton Review Operations, LLC and The Chase
           Manhattan Bank.
10.8**     Master Service Agreement, dated June 16, 1999, by and
           between Frontier Global Center and The Princeton Review,
           Inc.
10.9**     Addendum to Master Service Agreement, dated June 18, 1999.
10.10**    Software Purchase Agreement, dated as of June 23, 1998, by and between Learning Company Properties and Princeton Review
           Publishing, LLC.
10.11**    The Princeton Review Executive Compensation Policy
           Statement.
10.12**    Office Lease, dated as of April 23, 1992, as amended, by and between The Princeton Review, Inc. and 2316 Broadway Realty
           Co.
10.13**    Amendment to Office Lease, dated December 9, 1993.
10.14**    Second Amendment to Office Lease, dated February 6, 1995.
10.15**    Third Amendment to Office Lease, dated April 2, 1996.
10.16**    Fourth Amendment to Office Lease, dated July 10, 1998.
10.17**    Employment Agreement, dated as of August 7, 2000, by and
           between The Princeton Review, Inc. and John S. Katzman.
10.18**    Employment Agreement, dated as of April 27, 2000, by and
           between The Princeton Review, Inc. and Mark Chernis.
10.18.1**  Amendment to Employment Agreement, dated as of March 12,
           2001, by and between The Princeton Review, Inc. and Mark
           Chernis.
10.19**    Employment Agreement, dated as of April 1, 2000, by and
           between The Princeton Review, Inc. and Stephen Melvin.
10.20**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Stephen
           Quattrociocchi.
10.21**    Employment Agreement, dated as of April 18, 2000, by and
           between The Princeton Review, Inc. and Evan Schnittman.
10.22**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Linda Nessim-Rubin.

EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
10.23**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Bruce Task.
10.23.1**  Amendment to Employment Agreement, dated as of March 12,
           2001, by and between The Princeton Review, Inc. and Bruce
           Task.
10.24**    Employment Agreement, dated as of April 10, 2000, by and
           between The Princeton Review, Inc. and Steven Hodas.
10.25**    Employment Agreement, dated as of April 28, 2000, by and
           between The Princeton Review, Inc. and Peter Taylor.
10.26**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Mark Chernis.
10.27**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Steven Hodas.
10.28**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Richard Katzman.
10.29**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Stephen Melvin.
10.30**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Linda Nessim-Rubin.
10.31**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Stephen Quattrociocchi.
10.32**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Evan Schnittman.
10.33**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Peter Taylor.
10.34**    Conversion Agreement, dated April 18, 2000, by and between
           The Princeton Review, Inc. and Bruce Task.
10.35**    Office Lease by and between The Rector, Church-Wardens and
           Vestrymen of Trinity Church in the City of New York, as
           Landlord, and Princeton Review Publishing, LLC, as Tenant.
10.36+**   Agreement, dated September 1, 1998, by and between The
           Educational and Professional Publishing Group, a unit of the
           McGraw-Hill Companies, Inc., and Princeton Review
           Publishing, LLC.
10.37**    Franchise Agreement, dated as of June 14, 1986, by and
           between The Princeton Review Management Corp. and Robert
           Cohen (Princeton Review of New Jersey).
10.38**    Franchise Agreement, dated as of June 14, 1986, by and
           between The Princeton Review Management Corp. and Matthew
           Rosenthal (Princeton Review of Boston).
10.39**    Franchise Agreement, dated as of July 1, 1986, by and
           between The Princeton Review Management Corp. and Lloyd Eric
           Cotsen (Lecomp Company, Inc.).
10.40**    Franchise Agreement, dated as of September 13, 1986, by and between The Princeton Review Management Corp. and Robert
           Case, Richard McDugald and Kevin Campbell (Test Services,
           Inc.).
10.41**    Addendum to the Franchise Agreement, dated as of May 31,
           1995, by and between The Princeton Review Management Corp.
           and the persons and entities listed on the Franchisee
           Joinders.
10.42**    Formation Agreement, dated as of May 31, 1995, by and among
           The Princeton Review Publishing Company, LLC., The Princeton
           Review Publishing Co., Inc., the Princeton Review Management
           Corp. and the independent franchisees.

EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
10.43**    Distance Learning Waiver, dated as of May 30, 2000, by and among Princeton Review Management, LLC and Princeton Review of New Jersey, Inc. and Princeton Review of Boston, Inc.
10.44**    Distance Learning Waiver, dated as of June 21, 2000, by and between Princeton Review Management, LLC and Lecomp, Inc.
10.45**    Pledge and Security Agreement, dated as of September 19,
           2000, by and between Steven Hodas and The Princeton Review,
           Inc.
10.46**    Promissory Note, dated as of September 19, 2000, made by
           Steven Hodas in favor of The Princeton Review, Inc.
10.47**    Commitment Letter, dated as of September 20, 2000, by and
           between Excel Bank, N.A. and The Princeton Review, Inc.,
           with respect to $4,500,000 line of credit.
10.48**    Promissory Note, dated as of October 27, 2000, made by The
           Princeton Review, Inc. in favor of Excel Bank, N.A., in the principal amount of $4,500,000.
10.49**    Security Agreement, dated as of October 27, 2000, executed by The Princeton Review, Inc. for the benefit of Excel Bank,
           N.A.
10.50**    Form of Guaranty, dated as of October 27, 2000, made by each of Princeton Review Management, L.L.C., Princeton Review
           Products, L.L.C., Princeton Review Operations, L.L.C. and
           Princeton Review Publishing, L.L.C., for the benefit of
           Excel Bank, N.A.
10.51**    Form of Subsidiary Security Agreement, dated as of October
           27, 2000, made by each of Princeton Review Management,
           L.L.C., Princeton Review Products, L.L.C., Princeton Review
           Operations, L.L.C. and Princeton Review Publishing, L.L.C.,
           for the benefit of Excel Bank, N.A.
10.52**    Distance Learning Waiver, dated as of October 18, 2000, by and between Princeton Review Management, LLC and T.S.T.S.,
           Inc.
10.53**    Loan Agreement, dated as of December 14, 2000, by and among
           The Princeton Review, Inc. and its operating subsidiary
           limited liability companies, Reservoir Capital Partners,
           L.P., Reservoir Capital Master Fund, L.P., Reservoir Capital
           Associates, L.P., SGC Partners II, LLC, Olympus Growth Fund
           III, L.P. and Olympus Executive Fund, L.P.
10.54**    Security Agreement, dated as of December 14, 2000, by and
           among The Princeton Review, Inc. and its operating
           subsidiary limited liability companies and Reservoir Capital
           Partners, L.P.
10.55**    Warrant Agreement, dated as of December 14, 2000, by and
           among The Princeton Review, Inc., Reservoir Capital
           Partners, L.P., Reservoir Capital Associates, L.P.,
           Reservoir Capital Master Fund, L.P., SGC Partners II, LLC,
           Olympus Growth Fund III, L.P. and Olympus Executive Fund,
           L.P.
10.56**    Subordination Agreement, dated as of December 14, 2000, by and among The Princeton Review, Inc. and its operating
           subsidiary limited liability companies, Excel Bank, N.A.,
           Reservoir Capital Partners, L.P., Reservoir Capital
           Associates, L.P., Reservoir Capital Master Fund, L.P., SGC
           Partners II, LLC, Olympus Growth Fund III, L.P. and Olympus
           Executive Fund, L.P.
10.57**    Standard Form of Agreement, dated as of August 1, 2000, by and between Princeton Review Publishing, LLC and IBEX
           Construction, LLC.
10.58**    Employment Agreement, dated as of March 2, 2001, by and
           between The Princeton Review, Inc. and Robert Cohen.
16.1**     Letter re: change in certifying accountant.
21.1**     Subsidiaries of the Registrant.

EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
23.1**     Consent of Patterson, Belknap, Webb & Tyler LLP (included in
           Exhibit 5.1 hereto).
23.2       Consent of Ernst & Young LLP.
23.3       Consent of Caras & Shulman, PC.
24.1**     Powers of Attorney (included on the signature pages hereto).
27.1**     Financial Data Schedule.
27.2**     Financial Data Schedule.


---------------
** Previously filed.

+ Confidential portions of this document are omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.